REGISTRATION NO. 333-100239
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------


                      PRE-EFFECTIVE AMENDMENT NO. 2 TO THE
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ------------------

                              TRUSTCOMPANY BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          NEW JERSEY                              6712                       14-1848000
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
Incorporation or organization)         Classification Code Number)      Identification No.)


                                35 Journal Square
                          Jersey City, New Jersey 07306
                                 (201) 420-2500
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)
        -----------------------------------------------------------------


                                 Alan J. Wilzig
                 Chairman, President and Chief Executive Officer
                       c/o The Trust Company of New Jersey
                                35 Journal Square
                          Jersey City, New Jersey 07306
                                 (201) 420-2500
            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)
                   ------------------------------------------


                                 with copies to:
                               PETER H. EHRENBERG
                               STEVEN J. TSIMBINOS
                              LOWENSTEIN SANDLER PC
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 597-2500

                               ------------------



APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE OF THE  SECURITIES  TO THE
PUBLIC: At the effective date of the Acquisition and Exchange, as defined in the amended and restated agreement and plan of acquisition and exchange, dated as of August 5, 2003, attached as Appendix A to the proxy statement- prospectus. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|



                         CALCULATION OF REGISTRATION FEE


                                                       Proposed maximum           Proposed          Amount of
   Title of each class of           Amount to be      offering price per     maximum aggregate     registration
 securities to be registered        registered(1)          share(2)          offering price(2)         Fee
 ---------------------------        -------------          --------          -----------------         ---
Common Stock, $2.00 par value        20,153,677             $24.65              $496,788,138           (3)


      (1) Based on the number of shares of common stock of Trustcompany Bancorp to be issued in exchange for the same number of shares of common stock of The Trust Company of New Jersey in connection with the Agreement and Plan of Acquisition and Exchange as described in the proxy statement-prospectus.


      (2) The proposed maximum offering price per share reflects the market price of the common stock of The Trust Company of New Jersey to be converted and exchanged in connection with the Agreement and Plan of Acquisition and Exchange described in the proxy statement-prospectus, computed in accordance with Rule 457(f)(1) under the Securities Act of 1933. It is based on the average of the high and low sales prices of the common stock on September 27, 2002, as reported on the NASDAQ National Market System. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee.

      (3)   Registration  fee of $46,916  paid with Form S-4 filed on October 1,
            2002.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                          JERSEY CITY, NEW JERSEY 07306


                             [______________] , 2003

Dear shareholder:


      You are invited to attend a special  meeting of  shareholders of The Trust
Company of New Jersey, which will be held on [        ], 2003 at [        ], New
York City time, at our headquarters building, 35 Journal Square, Jersey City, New Jersey 07306.

      At the special meeting, you will be asked to consider and vote upon a proposal to form a bank holding company for the bank by the approval of an amended and restated agreement and plan of acquisition and exchange dated as of August 5, 2003 between the bank and Trustcompany Bancorp, a newly-formed New Jersey business corporation organized at the direction of the bank's board of directors. Under this agreement, each of the issued and outstanding shares of the bank's common stock, other than shares held by dissenting shareholders, will be converted into and exchanged for one share of the holding company's common stock and the bank will become a wholly-owned subsidiary of the holding company. Upon completion of the acquisition and exchange, you will hold the same number of shares of Trustcompany Bancorp stock as you hold in shares of bank stock before the acquisition and exchange. We do not believe the value of your shares will change as a result of the acquisition and exchange.

      This proxy statement-prospectus is first being sent or given to shareholders of the bank on or about [__________], 2003 in connection with the solicitation of proxies from such shareholders, and also serves as a prospectus in connection with the issuance by the holding company of up to 20,153,677 shares of its common stock. The holding company's stock is expected to be listed on the NASDAQ National Market System under the symbol "TBNK." No Federal income tax will be recognized by you in connection with the consummation of the acquisition and exchange. WE STRONGLY URGE YOU TO READ AND CONSIDER THIS PROXY STATEMENT-PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [5] AND THE DISCUSSION OF THE TAX CONSEQUENCES TO SHAREHOLDERS BEGINNING ON PAGE [24].

      The board of directors of the bank has determined that the acquisition and exchange described in the proxy statement-prospectus is in the best interests of the bank and its shareholders and unanimously recommends a vote FOR the agreement. It is very important that your shares be represented at the special meeting. The approval of the agreement requires the affirmative vote of holders of two-thirds of the outstanding shares of the bank's common stock. Consequently, a failure to vote will have the same effect as a vote against this proposal. I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the special meeting. I look forward to seeing you at the special meeting.



                                 Sincerely yours,



                                 Alan J. Wilzig
                                 Chairman, President and Chief Executive Officer

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE HOLDING COMPANY'S SECURITIES OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE HOLDING COMPANY'S SHARES TO BE ISSUED TO THE BANK'S SHAREHOLDERS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                          JERSEY CITY, NEW JERSEY 07306
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON [         ], 2003


      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The Trust
Company of New Jersey will be held on [       ], [        ], 2003 at [        ],
New York City time, at our headquarters building, 35 Journal Square, Jersey City, New Jersey 07306. The special meeting has been called to consider and vote upon the formation of a bank holding company for The Trust Company of New Jersey by the approval of the amended and restated agreement and plan of acquisition and exchange, dated as of August 5, 2003, by and between The Trust Company of New Jersey and Trustcompany Bancorp.


      Pursuant to the agreement:


      o     The  Trust  Company  of  New  Jersey  will  become  a   wholly-owned
            subsidiary of Trustcompany Bancorp; and

      o all of the outstanding shares of common stock of The Trust Company of New Jersey, other than shares held by shareholders exercising dissenters' rights, if any, will be converted into and exchanged for, on a one-for-one basis, shares of common stock of Trustcompany Bancorp.


      A copy of the agreement is attached as Appendix A to the proxy statement-prospectus accompanying this Notice.


      At the special meeting, shareholders will also transact such other business as may properly come before the special meeting or any adjournment or postponement of that meeting.

      Our board of  directors  has fixed [         ],  2003 as the  record  date
for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement of that meeting. Only holders of our common stock as of the close of business on the record date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.


      In connection with the agreement, each shareholder of The Trust Company of New Jersey has the right to demand payment for the fair value of such shareholder's shares (so-called "dissenters' rights"), provided that such shareholder (1) files with The Trust Company of New Jersey, before the vote on the approval of the amended and restated agreement and plan of acquisition and exchange, a writing which demands payment for the shares at fair value if the amended and restated agreement and plan of acquisition and exchange is approved and (2) does not vote such shares in favor of the amended and restated agreement and plan of acquisition and exchange. The Trust Company of New Jersey and any such shareholder shall in such case have the rights and duties set forth in N.J.S.A. 17:9A-360 to 17:9A-369, a copy of which is attached as Appendix B to the proxy statement-prospectus accompanying this Notice, provided that such shareholder follows the procedures described therein.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.


      WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING, MAY REVOKE SUCH SHAREHOLDER'S PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                            By Order of the Board of Directors



                                            Sharon V. Weiner
                                            Secretary

Jersey City, New Jersey
[__________], 2003

                       WHERE YOU CAN FIND MORE INFORMATION


      We file annual, quarterly and special reports, proxy statements and other information with the Federal Deposit Insurance Corporation and send to our shareholders annual reports that contain financial information that has been examined and reported upon, with an opinion expressed, by an independent public accounting firm. You may read and copy any document we file at the FDIC's Information Center, located at 801 17th Street, NW, Room 100, Washington, DC 20434. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


      The holding company is not currently subject to any reporting requirements and, accordingly, has not filed reports, proxy statements or other information with the SEC. There is no public trading market for the holding company's stock. If we consummate the acquisition and exchange, the holding company will be required to file periodic reports with the SEC. The holding company will also be required to send annual reports to its shareholders. Those annual reports will contain financial information that has been examined and reported upon, with an opinion expressed, by an independent public accounting firm.

      This proxy statement-prospectus is part of a registration statement on Form S-4 filed with the SEC under the Securities Act of 1933. This proxy statement-prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about the acquisition and exchange and about us.


      You may read and copy the registration statement at the public reference room of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20539.


      Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of the registration statement by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or on the SEC's Internet website, http://www.sec.gov.


      IN ADDITION, YOU MAY REQUEST A COPY OF THE REGISTRATION STATEMENT AND OUR FILINGS WITH THE FDIC AT NO COST. TO BE TIMELY, REQUESTS SHOULD BE RECEIVED
PRIOR TO [         ], 2003. PLEASE DIRECT YOUR REQUESTS TO:



                         THE TRUST COMPANY OF NEW JERSEY
                                35 JOURNAL SQUARE
                          JERSEY CITY, NEW JERSEY 07306
                                 Attn: Secretary
                                 (201) 420-2500

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION.......................................    i
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS.................................    1
RISK FACTORS..............................................................    5
A WARNING ABOUT FORWARD-LOOKING STATEMENTS................................    6
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK................    7
GENERAL INFORMATION.......................................................    9
General    ...............................................................    9
Record Date and Voting....................................................    9
Vote Required.............................................................    9
Rights of Dissenting Shareholders.........................................   10
Revocability of Proxies...................................................   11
Solicitation of Proxies...................................................   11
Security Ownership of Certain Beneficial Owners...........................   11
Security Ownership of Directors and Executive Officers....................   12
FORMATION OF THE HOLDING COMPANY..........................................   13
PARTIES TO THE ACQUISITION AND EXCHANGE...................................   14
The Trust Company of New Jersey...........................................   14
Trustcompany Bancorp......................................................   14
DESCRIPTION OF THE ACQUISITION AND EXCHANGE...............................   14
Reasons for the Acquisition and Exchange..................................   14
Description of the Acquisition and Exchange...............................   15
Effective Date............................................................   15
Conditions to the Acquisition and Exchange................................   15
Amendment and Termination.................................................   15
Exchange of Stock Certificates............................................   16
Effect of the Acquisition and Exchange on Employee Benefit Plans..........   16
DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK........................   17
General    ...............................................................   17
Common Stock..............................................................   17
Preferred Stock...........................................................   17
Anti-Takeover Provisions..................................................   18
DESCRIPTION OF THE BANK'S CAPITAL STOCK...................................   18
General    ...............................................................   18
Common Stock..............................................................   19
Preferred Stock...........................................................   19
CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS.................................   19
General    ...............................................................   19
Payment of Dividends......................................................   19
Rights of Issuer to Issue Stock...........................................   20
Rights of Issuer to Repurchase Stock......................................   20
Limitation of Liability and Indemnification of Directors, Officers
  and Employees...........................................................   20
Appraisal Rights..........................................................   21

Special Meetings of Shareholders..........................................   21
Certain Anti-Takeover Provisions..........................................   21
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....................   24
ACCOUNTING TREATMENT OF THE ACQUISITION AND EXCHANGE......................   25
MARKET FOR THE COMMON STOCK...............................................   25
DIVIDEND POLICY...........................................................   26
PRO FORMA CONSOLIDATED CAPITALIZATION.....................................   27
BUSINESS OF THE HOLDING COMPANY...........................................   27
General...................................................................   27
Property..................................................................   28
Competition...............................................................   28
Employees.................................................................   28
BUSINESS OF THE BANK......................................................   28
General    ...............................................................   28
Lending Activities........................................................   29
Asset Quality.............................................................   30
Investment Activities.....................................................   33
Deposit Activity and Other Sources of Funds...............................   35
Subsidiary Activities.....................................................   37
Competition...............................................................   37
Employees.................................................................   38
Properties................................................................   38
Legal Proceedings.........................................................   38
REGULATION AND SUPERVISION................................................   38
General    ...............................................................   38
New Jersey Banking Regulation.............................................   39
Federal Banking Regulation................................................   39
Federal Reserve System....................................................   44
The USA Patriot Act.......................................................   45
Federal Bank Holding Company Regulation...................................   45
New Jersey Bank Holding Company Regulation................................   47
Federal Securities Laws...................................................   47
Sarbanes-Oxley Act of 2002................................................   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................   49
Critical Accounting Policies and Estimates................................   49
General    ...............................................................   49
Asset/Liability Management and Market Risk Disclosure.....................   49
Average Balances, Interest and Average Yields and Rates...................   51
Rate/Volume Analysis......................................................   54
Results of Operations:  Restatements......................................   55
Results of Operations:  Six-Month Period Ended June 30, 2003 Compared
   to Six-Month Period Ended June 30, 2002................................   56
Results of Operations: 2002 Compared With 2001............................   58
Results of Operations: 2001 Compared With 2000............................   60
Financial Condition.......................................................   61

Liquidity and Capital Resources...........................................   62
Impact of Inflation and Changing Prices...................................   63
Impact of Accounting Standards............................................   63
Changes in Certifying Accountants.........................................   63
MANAGEMENT OF THE HOLDING COMPANY.........................................   64
Directors.................................................................   64
Executive Officers........................................................   64
Compensation..............................................................   64
Employee Benefit Plans....................................................   65
MANAGEMENT OF THE BANK....................................................   65
Directors.................................................................   65
Executive Officers........................................................   66
Compensation and Employee Benefit Plans...................................   66
Compensation Committee Interlocks and Insider Participation...............   71
Interest of Management in Certain Transactions............................   72
LEGAL MATTERS.............................................................   72
EXPERTS...................................................................   72
2004 ANNUAL SHAREHOLDER MEETING AND
  SHAREHOLDER PROPOSALS...................................................   73
OTHER MATTERS.............................................................   73
INDEX TO FINANCIAL STATEMENTS.............................................   74
APPENDIX A--AMENDED AND RESTATED AGREEMENT AND PLAN OF ACQUISITION
            AND EXCHANGE..................................................
APPENDIX B--DISSENTERS AND APPRAISAL RIGHTS...............................
APPENDIX C--AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
            OF TRUST COMPANY BANCORP......................................

                    SUMMARY OF THE PROXY STATEMENT-PROSPECTUS


      NOTES TO READER: In this proxy statement-prospectus, references to "we," "us" and "our," as well as to the "bank", refer to The Trust Company of New Jersey. In addition, we refer to Trustcompany Bancorp as the holding company, the amended and restated agreement and plan of acquisition and exchange as the agreement, and the steps contemplated by the agreement as the acquisition and exchange.


      We have not authorized anyone to give you any information or to make any representations about the proposed acquisition and exchange that differ from or add to the information contained in this document. Therefore, if anyone gives you any different or additional information, you should not rely on it.


      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO APPROVE THE ACQUISITION AND EXCHANGE.

SPECIAL MEETING OF SHAREHOLDERS



Time and Place of the Special Meeting       The special  meeting will be held on
                                            [       ], [        ], 2003 at [   ]
                                            at  our  headquarters  building,  35
                                            Journal  Square,  Jersey  City,  New
                                            Jersey 07306.
--------------------------------------------------------------------------------
Purposes of the Special Meeting             To   consider   and  vote  upon  the
                                            acquisition  and exchange  agreement
                                            approved by the boards of  directors
                                            of the bank and the holding company,
                                            pursuant to which:


                                               o   the   bank   will   become  a
                                                   wholly-owned   subsidiary  of
                                                   the holding company; and

                                               o   all of the outstanding shares
                                                   of the bank's  common stock -
                                                   other  than  shares  held  by
                                                   shareholders       exercising
                                                   dissenters'  rights, if any -
                                                   will be  converted  into  and
                                                   exchanged     for,    on    a
                                                   one-for-one basis,  shares of
                                                   the holding  company's common
                                                   stock.
--------------------------------------------------------------------------------
Record Date                                 Close of business on [      , 2003].
--------------------------------------------------------------------------------
Beneficial Ownership by Directors and       On June 30, 2003, the directors  and
Executive Officers                          executive   officers   of  the  bank
                                            beneficially  owned in the aggregate
                                            2,271,447   shares  (12.2%)  of  our
                                            common stock.
--------------------------------------------------------------------------------



FORMATION OF THE HOLDING COMPANY
--------------------------------------------------------------------------------

Parties to the agreement                    The Trust  Company of New Jersey and
                                            Trustcompany Bancorp.

--------------------------------------------------------------------------------
The Trust Company of New Jersey             The bank is a New Jersey  commercial
(pages 14 to 14)                            bank  that   offers  a  variety   of
                                            services  to meet  the  needs of its
                                            communities.  Our principal business
                                            is  attracting  retail  deposits and
                                            investing those  deposits,  together
                                            with  funds  from   borrowings   and
                                            ongoing operations,  in a variety of
                                            investments,   including  securities
                                            and loans.  As of June 30, 2003,  we
                                            had  consolidated   assets,   loans,
                                            deposits and stockholders' equity of
                                            $4.3  billion,  $2.0  billion,  $3.4
                                            billion    and    $276.1    million,
                                            respectively.   Our  address  is  35
                                            Journal  Square,  Jersey  City,  New
                                            Jersey   07306  and  our   telephone
                                            number is (201) 420-2500.

--------------------------------------------------------------------------------
Trustcompany Bancorp                        The    holding    company    is    a
(page     )                                 newly-formed New Jersey  corporation
                                            organized to be our holding company,
                                            and currently has no operations. Its
                                            address is 35 Journal Square, Jersey
                                            City, New Jersey 07306 and its phone
                                            number is (201) 420-2500.
--------------------------------------------------------------------------------
Reasons for the acquisition and exchange    We eliminated  our  holding  company
(pages 14 to 15)                            structure in 1993.  Having  operated
                                            both  with  and  without  a  holding
                                            company,  we believe  that a holding
                                            company  structure  provides us with
                                            greater   flexibility  to  meet  our
                                            future   competitive  and  financial
                                            needs.    We   believe    that   the
                                            acquisition  and exchange  will also
                                            increase   our   flexibility    with
                                            respect   to   potential   expansion
                                            through  mergers  and  acquisitions,
                                            which may be funded  through  equity
                                            offerings    that   could   not   be
                                            undertaken    without    a   holding
                                            company. A holding company structure
                                            will also  make it easier  for us to
                                            repurchase shares.
--------------------------------------------------------------------------------
Description of the acquisition              Under the  acquisition  and exchange
and exchange (pages 15 to 15)               agreement,    at    the    so-called
                                            "effective time":

                                               o   all of our outstanding shares
                                                   of common  stock  (18,322,154
                                                   at  June  30,  2003)  - other
                                                   than     shares    held    by
                                                   shareholders       exercising
                                                   dissenters'  rights, if any -
                                                   will be  converted  into  and
                                                   exchanged     for,    on    a
                                                   one-for-one basis,  shares of
                                                   the holding  company's common
                                                   stock;

                                               o   all of our outstanding  stock
                                                   options  (1,831,523  at  June
                                                   30, 2003) will become options
                                                   to  purchase  the same number
                                                   of  shares  of  the   holding
                                                   company's  common  stock with
                                                   the  same  terms,  conditions
                                                   and  exercise  price  as  the
                                                   corresponding  bank  options;
                                                   and

                                               o   our name will be  changed  to
                                                   Trustcompany Bank.

                                            We  will   become   a   wholly-owned
                                            subsidiary  of the  holding  company
                                            and  will   continue   our   current
                                            business   and   operations   as   a
                                            state-chartered  commercial bank. We
                                            have   attached   a   copy   of  the
                                            acquisition  and exchange  agreement
                                            to this  proxy  statement-prospectus
                                            as Appendix A and  suggest  that you
                                            review it carefully.
--------------------------------------------------------------------------------
Management of the holding company           At the outset,  the same persons who
(pages 64 to 64)                            serve  as  members  of our  board of
                                            directors   and   certain   of   our
                                            executive officers will serve in the
                                            same   capacities  for  the  holding
                                            company.  Over  time,  there  may be
                                            some board members or executives who
                                            do not serve in the same  capacities
                                            for both entities.
--------------------------------------------------------------------------------
Conditions and required regulatory          In order to complete the acquisition
approvals (page 15)                         and   exchange,   we  must   satisfy
                                            several   significant    conditions,
                                            including the following:


                                               o   the     approval    of    the
                                                   acquisition    and   exchange
                                                   agreement and the acquisition
                                                   and  exchange  by the holders
                                                   of at least two-thirds of the
                                                   outstanding   shares  of  our
                                                   common stock;

                                               o   receipt   of  the   requisite
                                                   approvals  or  non-objections
                                                   of   the    Commissioner   of
                                                   Banking and  Insurance of the
                                                   State of New  Jersey  and the
                                                   Federal Reserve Board and the
                                                   expiration  of  any  required
                                                   waiting  or  notice  periods;
                                                   and

                                               o   prior  to  the  vote  of  the
                                                   shareholders   of  the  bank,
                                                   shareholders   of  the   bank
                                                   owning  no more  than a total
                                                   of  100,000   shares  of  our
                                                   common stock shall have filed
                                                   written notice of dissent.


                                            We cannot  assure  you that these or
                                            other conditions will be satisfied.
--------------------------------------------------------------------------------
Comparison of shareholder rights            We  have  attached  a  copy  of  the
(pages 19 to 21)                            holding  company's   certificate  of
                                            incorporation  as Appendix C to this
                                            proxy   statement-prospectus.    The
                                            rights  of the  shareholders  of the
                                            holding  company will be  determined
                                            by the holding company's certificate
                                            of   incorporation,    the   holding
                                            company's by-laws and New Jersey law
                                            applicable to business corporations.
                                            Although   the   holding   company's
                                            certificate  of  incorporation   and
                                            by-laws  and  New  Jersey   business
                                            corporation  law are similar in many
                                            respects  to our charter and by-laws
                                            and  applicable  provisions  of  New
                                            Jersey    banking    law,    certain
                                            differences   exist   following  the
                                            acquisition and exchange between the
                                            rights  of the  shareholders  of the
                                            holding  company and the rights that
                                            those    persons    now    have   as
                                            shareholders  of  the  bank.   These
                                            differences  include such matters as
                                            limitations   on  the  liability  of
                                            directors,     indemnification    of
                                            directors,  officers and  employees,
                                            appraisal   rights,    anti-takeover
                                            protections,  and the  authority  of
                                            the  holding   company's   board  of
                                            directors,    without    action   of
                                            shareholders,   to  issue  preferred
                                            stock  in one or  more  series  with
                                            distinctive   serial   designations,
                                            preferences,  limitations  and other
                                            rights.   We  have  explained  these
                                            differences  more fully elsewhere in
                                            this proxy statement-prospectus.
--------------------------------------------------------------------------------
Anti-takeover effects                       The holding company's certificate of
(pages 18 to 18)                            incorporation  and  by-laws  and New
                                            Jersey's  business  corporation  law
                                            contain   provisions   that  may  be
                                            relevant  to  potential  changes  in
                                            control of the holding company.
--------------------------------------------------------------------------------
United States federal income tax            We have received an opinion  of  our
consequences (pages 24 to 25)               tax counsel,  Lowenstein Sandler PC,
                                            regarding   the    acquisition   and
                                            exchange to the effect that, subject
                                            to the limitations  discussed in the
                                            section   "MATERIAL   UNITED  STATES
                                            FEDERAL  INCOME  TAX   CONSEQUENCES"
                                            below,  for  United  States  federal
                                            income tax purposes:


                                               o   no  gain  or  loss   will  be
                                                   recognized       by       our
                                                   shareholders  on the transfer
                                                   of their  shares of our stock
                                                   to the holding company solely
                                                   in exchange for shares of the
                                                   holding company's stock;

                                               o   no  gain  or  loss   will  be
                                                   recognized   by  the  holding
                                                   company  or  by us  upon  the
                                                   exchange  of  shares  of  our
                                                   stock   for   shares  of  the
                                                   holding company's stock;

                                               o   the  basis of the  shares  of
                                                   holding  company  stock  that
                                                   each of our shareholders will
                                                   receive  will be the  same as
                                                   the  basis of the  shares  of
                                                   our  stock  exchanged  in the
                                                   acquisition and exchange; and

                                               o   the  holding  period  of  the
                                                   shares  of  holding   company
                                                   stock  that will be  received
                                                   by each  of our  shareholders
                                                   will   include   the  holding
                                                   period  of  the  bank   stock
                                                   exchanged for such shares.


                                            We urge you to consult  your own tax
                                            advisor    as   to   the    specific
                                            consequences  of the acquisition and
                                            exchange to you under federal, state
                                            and any other  applicable  tax laws.
                                            We have  explained the United States
                                            federal tax consequences  more fully
                                            in  the  section   "MATERIAL  UNITED
                                            STATES     FEDERAL     INCOME    TAX
                                            CONSEQUENCES" below.
--------------------------------------------------------------------------------
Accounting treatment                        The  acquisition  and   exchange  is
(page 25)                                   expected to be  characterized as and
                                            treated as if it were a "pooling  of
                                            interests"     (rather     than    a
                                            "purchase") for financial  reporting
                                            and  related   purposes,   with  the
                                            result that the historical  accounts
                                            of the bank and the holding  company
                                            will be  combined  for  all  periods
                                            presented. Since the holding company
                                            has    no    historical    financial
                                            statements,       following      the
                                            acquisition and exchange the holding
                                            company's   consolidated   financial
                                            statements will be the same as those
                                            for   the   bank    prior   to   the
                                            acquisition and exchange.
--------------------------------------------------------------------------------
Regulation and supervision                  Upon completion  of the  acquisition
(page 38 to 48)                             and  exchange,  the holding  company
                                            will be  regulated  by the  Board of
                                            Governors  of  the  Federal  Reserve
                                            System   and  the   Securities   and
                                            Exchange  Commission  and  the  bank
                                            will continue to be regulated by the
                                            New Jersey Department of Banking and
                                            Insurance and the FDIC.
--------------------------------------------------------------------------------
Market for stock                            Our common stock is currently traded
(page 25 to 26)                             on the NASDAQ National Market System
                                            under the symbol  "TCNJ."  Following
                                            the  acquisition  and  exchange,  we
                                            expect  that the  holding  company's
                                            common  stock  will be traded on the
                                            NASDAQ  National Market System under
                                            the symbol "TBNK."
--------------------------------------------------------------------------------
Effective date                              The  date on which  the  acquisition
                                            and  exchange  will be  consummated,
                                            referred    to   in    this    proxy
                                            statement-prospectus      as     the
                                            "effective  date,"  will be the date
                                            when a certificate is filed with the
                                            Commissioner    of    Banking    and
                                            Insurance of the State of New Jersey
                                            indicating    that    all   of   the
                                            conditions  to the  acquisition  and
                                            exchange  have  been   satisfied  or
                                            waived. We expect the Effective Date
                                            to be during the  fourth  quarter of
                                            this  year or the first  quarter  of
                                            2004.
--------------------------------------------------------------------------------
Exchange of certificates                    You will not be required to exchange
(page 16)                                   your  bank  stock  certificates  for
                                            holding company stock  certificates.
                                            Instead, each bank stock certificate
                                            will  be  deemed  to  be  a  holding
                                            company  stock  certificate.  If you
                                            transfer  any of your  shares  after
                                            the closing of the  acquisition  and
                                            exchange,  the new  certificate  you
                                            will   receive  will  be  a  holding
                                            company certificate. Further, if you
                                            would prefer to have holding company
                                            stock  certificates,  you may obtain
                                            such certificates  after the closing
                                            by   submitting   your  bank   stock
                                            certificates  to the transfer  agent
                                            for exchange.

--------------------------------------------------------------------------------
Rights of dissenting shareholders           Holders  of   shares   of our common
(pages 10 to 11)                            stock are  entitled to dissent  from
                                            the    acquisition    and   exchange
                                            agreement and to receive in cash the
                                            fair  value of their  shares if they
                                            follow certain statutory procedures.
                                            We have described  those  procedures
                                            in this  proxy  statement-prospectus
                                            under "GENERAL  INFORMATION - Rights
                                            of Dissenting Shareholders" and have
                                            set forth a copy of those procedures
                                            in  Appendix  B annexed to the proxy
                                            statement-prospectus.
--------------------------------------------------------------------------------
Shareholder vote require                    Approval  of  the   agreement   will
(page 9)                                    require the affirmative  vote of the
                                            holders   of   two-thirds   of   our
                                            outstanding  shares entitled to vote
                                            thereon.  If you are  opposed to the
                                            acquisition and exchange, you should
                                            vote  against the  agreement  at our
                                            special meeting.
--------------------------------------------------------------------------------
Board recommendation                        OUR BOARD OF  DIRECTORS  UNANIMOUSLY
                                            RECOMMENDS  THAT  YOU  VOTE  FOR THE
                                            AGREEMENT.
--------------------------------------------------------------------------------


                                  RISK FACTORS

      You should consider carefully the following risk factors:

RISING INTEREST RATES MAY REDUCE OUR PROFITABILITY


      To be profitable, we have to earn more money in interest, dividends and fees than we pay as interest and other expenses. Of our loans at June 30, 2003, approximately 83% have interest rates that are fixed for the term of the loan. We originate loans with terms of up to 30 years, while approximately 35% of our deposit accounts consisted of time deposit accounts with remaining terms to maturity of less than one year. If interest rates rise, the amount of interest we pay on deposits is likely to increase more quickly than the amount of interest we receive on our loans, mortgage-backed securities and investment securities. This would cause our profits to decrease. Rising interest rates may also reduce the value of our mortgage-backed securities and investment securities. For additional information on our exposure to interest rates, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Asset/Liability Management and Market Risk Disclosure."


STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR CUSTOMER BASE


      Competition in the banking and financial services industry is intense. We compete for customers by offering excellent service and competitive rates on our loans and deposit products. We compete with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Some of these competitors have greater resources than we do and may offer services that we do not provide. Customers who seek "one stop shopping" may be drawn to some of these institutions. Our profitability depends upon our continued ability to successfully compete in our market area.


OUR LOAN PORTFOLIO MAY BE SUBJECT TO CREDIT RISK

      To meet the demands of our customers, we have emphasized the origination of commercial real estate loans, commercial and financial loans, installment loans, and residential real estate loans. Commercial real estate loans, commercial and financial loans, and installment loans are generally viewed as containing a higher degree of risk to the lender and, with the exception of installment loans, have higher principal balances than residential mortgage loans. Repayment of commercial real estate loans and commercial and financial loans may be dependent upon cash flow generated by the property or the borrower's business. Adverse changes in the economy may have a greater impact on these loans than other types of loans. There can be no assurance that our loan loss reserves will be adequate to protect against these losses if they occur. Any loan losses in excess of reserves or increasing reserves to protect against potential future loan losses would have a negative effect upon our net income.

CERTAIN ANTI-TAKEOVER MECHANISMS AND MANAGEMENT'S VOTING CONTROL OVER THE HOLDING COMPANY MAY PREVENT TRANSACTIONS YOU WOULD SUPPORT

      Based on shareholdings as of June 30, 2003 of the bank's common stock, directors and officers of the holding company will own 12.2% of its outstanding common stock after the acquisition and exchange. In addition, the Estate of Siggi B. Wilzig, the former chairman of the board of the bank, owned 24.4% of the bank's outstanding common stock as of June 30, 2003. The executrix of that estate is the mother of Alan J. Wilzig, the current chairman of the board, president and chief executive officer of the bank. As a result, management and the Estate of Siggi B. Wilzig will be able to exert significant influence over the holding company and matters that require a shareholder vote. For more information, see "GENERAL INFORMATION - Security Ownership of Directors and Executive Officers". Also, the holding company's certificate of incorporation and by-laws, as well as provisions of New Jersey law, contain features that may make a takeover of the holding company more difficult. For more information, see "CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS - Certain Anti-Takeover Provisions."

THERE MAY BE A LIMITED TRADING MARKET FOR THE HOLDING COMPANY'S COMMON STOCK


      As a newly organized company, the holding company has never issued capital stock, and, therefore, there is no established market for its common stock at this time. The holding company expects that its common stock will be quoted on the Nasdaq National Market System under the symbol "TBNK." One of the requirements for continued quotation of the holding company's common stock on the Nasdaq National Market System is that at least two market makers be market makers for the holding company's common stock. The holding company will seek to encourage at least two market makers to make a market in its common stock. We believe our present market makers intend to make a market in the common stock, but they are under no obligation to do so. We cannot assure you that there will be two or more market makers for the holding company's common stock.


      In addition, the development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the bank, the holding company or any market maker. Accordingly, we cannot assure you that an active and liquid trading market for the holding company's common stock will develop, or, once developed, will continue. The absence or discontinuance of a market for the holding company's common stock may have an adverse impact on both the price and liquidity of the holding company's common stock.

THE HOLDING COMPANY MAY NOT HAVE FUNDS TO PAY DIVIDENDS


      The holding company's ability to pay dividends will depend on a variety of factors, including the holding company's and the bank's financial condition, results of operations, capital requirements, regulatory limitations, tax considerations, general economic conditions, industry standards and other factors. As the principal asset of the holding company, we will provide the principal source of funds for the payment of dividends by the holding company. Our ability to pay dividends to the holding company is restricted as described under "REGULATION AND SUPERVISION - New Jersey Banking Regulation - Dividends" and "REGULATION AND SUPERVISION - Prompt Corrective Action." We cannot assure you that the holding company will have cash available to pay dividends. See "DIVIDEND POLICY."


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS


      The information disclosed in this document includes various forward-looking statements with respect to credit quality, including delinquency trends and the allowance for loan losses, corporate objectives, and other financial and business matters. The words "anticipates," "projects," "intends," "estimates," "expects," "believes," "plans," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. In addition, any statements we make that are not historical facts should be considered to be forward-looking statements. We caution that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from our forward-looking statements. Certain events may occur that could cause our actual results to be materially different than those described in this document. In addition to the factors disclosed elsewhere in this document, including under "Risk Factors," the following factors, among others, could cause our actual results to differ materially and adversely from such forward-looking statements:

      o     competition and pricing pressures on loan and deposit products;

      o changes in economic conditions nationally, regionally and in our markets;

      o     the extent and timing of actions of the Federal Reserve Board;

      o     changes in levels of market interest rates;

      o     clients' acceptance of our products and services;

      o     credit risks in our loan portfolio; and

      o the extent and timing of legislative and regulatory actions and reforms.

      The above-listed factors are not necessarily exhaustive, particularly as to possible future events, and new factors may emerge from time to time. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies. We are not obligated to update and do not undertake to update any of our forward-looking statements made in this document.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

      We have derived our selected consolidated financial and other data set forth below in part from our consolidated financial statements and the related notes appearing elsewhere in this proxy statement-prospectus.


COMPARISON OF RESTATED AND AS REPORTED DATA

      For the years ended December 31, 2001, 2000, 1999 and 1998 and the six months ended June 30, 2002, the tables below contain selected financial data of the bank as restated as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations:
Restatements."


                                     FOR THE SIX MONTHS ENDED
                                             JUNE 30,                        FOR THE YEARS ENDED DECEMBER 31,
                                     ------------------------  ----------------------------------------------------------------
                                                   (RESTATED)                (RESTATED)   (RESTATED)    (RESTATED)   (RESTATED)
                                                  -----------               -----------  -----------   -----------  -----------
                                         2003         2002         2002         2001         2000          1999         1998
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:

Interest income ...................  $   105,504  $   110,998  $   225,710  $   236,479  $   246,818   $   208,366  $   173,805
Interest expense ..................       43,026       55,036      106,746      134,780      157,411       116,250       93,659
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Net interest income ...............       62,478       55,962      118,964      101,699       89,407        92,116       80,146
Provision for loan losses .........        1,600          600        2,200        2,200         (619)        1,200        1,200
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Net interest income after provision
  for loan losses .................       60,878       55,362      116,764       99,499       90,026        90,916       78,946
Non-interest income ...............       22,535       18,366       47,159       33,477       22,032        17,751       20,803
Non-interest expense ..............       69,622       46,413      112,625       84,292       84,950        66,498       58,685
Income before provision for
  income taxes ....................       13,791       27,315       51,298       48,684       27,108        42,169       41,064
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Provision for income taxes ........        1,165        7,477       13,308       14,167        7,157        13,488       14,072
                                     -----------  -----------  -----------  -----------  -----------   -----------  -----------
Net income ........................  $    12,626  $    19,838  $    37,990  $    34,517  $    19,951   $    28,681  $    26,992
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
COMMON SHARE DATA:
Weighted average shares (basic) ...   18,335,958   18,417,370   18,386,331   18,513,826   18,681,775    18,992,391   19,566,368
Weighted average shares (diluted) .   18,851,034   18,676,112   18,694,748   18,735,981   18,681,775    19,139,925   19,786,762
Net income (basic) ................  $      0.69  $      1.08  $      2.07  $      1.86  $      1.07   $      1.51  $      1.38
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
Net income (diluted) ..............  $      0.66  $      1.06  $      2.03  $      1.84  $      1.04   $      1.50  $      1.36
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========
Cash dividends per common share ...  $      0.32  $      0.30  $      0.61  $      0.57  $      0.56   $      0.52  $      0.48
                                     ===========  ===========  ===========  ===========  ===========   ===========  ===========

                                            AT JUNE 30,                                AT DECEMBER 31,
                                            -----------    ----------------------------------------------------------------------
                                                                          (RESTATED)     (RESTATED)     (RESTATED)     (RESTATED)
                                               2003           2002           2001           2000           1999           1998
                                            ----------     ----------     ----------     ----------     ----------     ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CONDITION DATA:
Total assets ...........................    $4,323,035     $4,410,802     $4,072,769     $3,530,936     $3,432,382     $3,089,245
Loans (net of unearned income) .........     2,004,530      2,041,854      1,819,164      1,602,072      1,524,897      1,187,940
Securities .............................     1,840,278      1,979,701      1,732,207      1,608,748      1,636,120      1,534,191
Deposits ...............................     3,416,263      3,437,282      3,087,154      2,708,807      2,691,583      2,537,395
Stockholders' equity ...................       276,097        264,270        213,305        185,726        161,450        187,393
Book value per common share ............         15.07          14.43          11.57          10.03           8.58           9.74

OTHER DATA:
Number of deposit accounts .............       244,201        257,704        244,979        240,020        229,503        215,920
Offices in bank buildings ..............            51             51             48             47             46             44
Supermarket branches ...................            50             50             38             26             15              6

CAPITAL RATIOS:
Leverage ratio .........................          5.73%          5.47%          5.62%          5.48%          5.54%          6.83%
Tier 1 capital to risk-weighted assets .         10.00           9.74          10.02           9.67           9.82          10.45
Total capital to risk-weighted assets ..         10.41          10.14          10.46          10.08          10.25          10.94

                                                   AT OR FOR THE SIX
                                                  MONTHS ENDED JUNE 30,             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                  ---------------------  --------------------------------------------------------
                                                            (RESTATED)            (RESTATED)  (RESTATED)  (RESTATED)   (RESTATED)
                                                            ----------            ----------  ----------  ----------   ----------
                                                    2003       2002       2002       2001        2000        1999         1998
                                                   ------     ------     ------     ------      ------      ------       -----
SELECTED FINANCIAL RATIOS:
PERFORMANCE RATIOS:
  Return on average assets (1) ................      0.59%      0.98%      0.91%      0.93%       0.55%       0.90%       1.04%
  Return on average equity (2) ................      9.53      18.16      16.04      16.72       12.52       16.77       14.47
  Equity-to-assets (3) ........................      6.16       5.39       5.65       5.54        4.40        5.38        7.17
  Net interest margin (4) .....................      3.33       3.10       3.23       3.08        2.71        3.23        3.43
  Dividend payout ratio (5) ...................     48.48      28.30      30.05      30.98       53.85       34.67       35.29
ASSETS QUALITY RATIOS:
  Non-performing assets to total assets (6) ...      0.27       0.44       0.32       0.47        0.60        0.72        0.94
  Non-performing loans to total loans held in
    portfolio (7) .............................      0.30       0.34       0.24       0.30        0.31        0.42        0.87
  Allowance for loan losses to total loans held
    in portfolio ..............................      0.53       0.53       0.56       0.54        0.53        0.56        0.74
  Allowance for loan losses to non-performing
    loans .....................................    177.94     158.06     229.80     173.44      165.83      128.74       82.11
  Net loan charge-offs to average loans held in
    portfolio (8) .............................      0.15       0.05       0.10       0.05        0.04        0.11        0.12

----------
(1) Net income divided by average total assets; annualized for the interim periods.
(2) Net income divided by average total equity; annualized for the interim periods.
(3)   Average total equity divided by average total assets.
(4) Calculation of net interest margin is based upon net interest income before provision for loan losses divided by average interest-earning assets; annualized for the interim periods.
(5)   Dividends per share divided by net income per share.
(6) Non-performing assets consist of non-accrual loans and property acquired in settlement of loans.
(7)   Calculated net of unearned discounts.
(8)   Annualized for the interim periods.

                               GENERAL INFORMATION

GENERAL


      This proxy statement-prospectus is being furnished to our shareholders in connection with the solicitation of proxies by the board of directors of the
bank to be used at the special  meeting of shareholders to be held on [       ],
[         ],  2003,  at [         ]  New York  City  time,  at our  headquarters
building, 35 Journal Square, Jersey City, New Jersey 07306, and at any adjournment or postponement of that meeting.

      PLEASE PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO US IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.


RECORD DATE AND VOTING

      Our board of directors has fixed the close of business on [        , 2003]
as the record date for determining the holders of our stock entitled to receive notice of and to vote at the special meeting. Only holders of record of our stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the
close of business on the record date, there were [        ] shares of our common
stock outstanding.


      Each holder of shares of our common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for us to satisfy our quorum requirements, the holders of at least a majority of the total number of outstanding shares of our common stock entitled to vote at the special meeting must be present. You will be deemed to be present if you attend the special meeting or if you submit a proxy card that is received at or prior to the special meeting (and not revoked).

      If your proxy card is properly executed and received by us in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide us with any instructions, your shares will be voted FOR the agreement.

      The only matter that we expect to be presented at the special meeting is the approval of the agreement. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of our board of directors.


VOTE REQUIRED


      Approval of the agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. THE REQUIRED VOTE OF OUR SHAREHOLDERS ON THE AGREEMENT IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF OUR COMMON STOCK, AND NOT THE NUMBER OF THOSE SHARES THAT ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING OR THE ABSTENTION FROM VOTING BY OUR SHAREHOLDERS WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THIS MATTER. BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF A QUORUM BUT WILL NOT BE COUNTED AS HAVING BEEN VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING AND WILL HAVE THE SAME EFFECT AS A "NO" VOTE.

RIGHTS OF DISSENTING SHAREHOLDERS

      In connection with the proposed acquisition and exchange, each of our shareholders has the right to demand a cash payment from us in an amount equal to the fair or appraised value of his or her shares of our common stock upon compliance with Section 17:9A-360 to 17:9A-369 of the New Jersey Statutes Annotated. We have annexed a copy of those statutes as Appendix B to this proxy statement-prospectus.

      In order to preserve your right to exercise this right, you:

      o     may  not  vote  in  favor  of  the   acquisition  and  exchange  and
            acquisition and exchange agreement at the special meeting; and


      o you must file with us, before or at the special meeting, but before our shareholders vote on the proposal, a written notice that you intend to demand payment for your shares of our stock if the agreement is approved.

      If the agreement is approved by our shareholders at the special meeting, we will notify each shareholder who has submitted a notice of intent to demand payment and has not voted in favor of the acquisition and exchange and acquisition and exchange agreement of the approval within ten days after the acquisition and exchange is completed. Within 20 days after the mailing of such notice, any shareholder entitled to such notice may make a written demand for the payment of the fair value of his or her shares. You may not dissent as to less than all of the shares of our common stock that you own of record. Upon filing such written demand, a dissenting shareholder will cease to have the rights of a shareholder to receive dividends or to vote, except for dividends or other distributions payable to, or a vote to be taken by, shareholders of record at a date prior to the effective date of the acquisition and exchange. Withdrawal of any written demand may be made at any time with the consent of the bank. Upon withdrawal of any such written demand, or if the acquisition and exchange is not consummated, the dissenting shareholder will not have a right to receive a cash payment from us but will instead be reinstated with all the rights of a shareholder of the bank.



      Within 20 days after demanding payment for his or her shares, a dissenting shareholder must submit the certificates representing his or her shares of our common stock to Continental Stock Transfer and Trust Co., our transfer agent. We will direct Continental Stock Transfer and Trust Co. to place a legend on such certificates indicating that a written demand has been filed and to return such legended certificates to the shareholder. The rights of a dissenting shareholder to be paid for his or her shares will terminate if he does not submit his certificate in this manner (unless a court determines there was good and sufficient cause).

      Within the later of ten days after the effective date of the acquisition and exchange or ten days after the expiration of the period within which shareholders may make written demand for the fair value of their shares, we will give written notice of the effective date of the acquisition and exchange and make a written offer to all dissenting shareholders to pay a specified amount, which we consider to be a fair amount, for the shares of our stock held by the dissenting shareholders. If, within 30 days of the effective date of the acquisition and exchange, we and any dissenting shareholder agree on the price to be paid for the dissenting shareholder's stock, the agreed upon payment will be made upon the surrender of the applicable stock certificates.

      If we and any dissenting shareholder cannot agree on the price to be paid within the specified period, then the dissenting shareholder may file a petition with the Superior Court demanding a determination of the fair value of the shares. If the required petition is not filed within 30 days of the 30 day negotiation period, the dissenting shareholder will lose all dissenters' rights. It is possible that the exercise by a shareholder of his or her rights as a dissenting shareholder may cause such person to incur some personal expense.


      We will have the right to terminate the agreement in the event that holders of more than 100,000 shares of our common stock exercise their right to dissent.

REVOCABILITY OF PROXIES

      The  presence  of  a   shareholder   at  the  special   meeting  will  not
automatically revoke that shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

      o delivering to our Secretary a written notice of revocation prior to the special meeting;

      o delivering to our Secretary, prior to the special meeting, a duly executed proxy bearing a later date; or

      o attending the special meeting, filing a written notice of revocation with the secretary of the meeting, and voting in person.

SOLICITATION OF PROXIES

      In addition to solicitation by mail, our directors, officers and employees may solicit proxies for the special meeting from our shareholders personally or by telephone or telegram without additional remuneration for soliciting such proxies. We will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


      The only persons who own of record, or who are known by us to own beneficially, more than 5% of our outstanding common stock are the Estate of Siggi B. Wilzig and Alan J. Wilzig. Their holdings, as of June 30, 2003*, were as follows:


  NAME AND ADDRESS                 NUMBER OF SHARES
OF BENEFICIAL OWNER               OWNED BENEFICIALLY            PERCENT OF CLASS
-------------------               ------------------            ----------------

Estate of Siggi B. Wilzig             4,475,271(a)                    24.4%
Two Penn Plaza
Newark, NJ 07105

Alan J. Wilzig                        1,064,159(b)                    5.8%
35 Journal Square
Jersey City, NJ 07306


----------
      * As of June 30, 2003, there were 18,322,154 shares of the bank's common stock outstanding.


      (a) Includes 104,450 shares representing the Estate's interest in 208,900 shares held by a company in which director Richard W. Kanter has a controlling interest.

      (b) See footnotes (b) and (c) under "Security Ownership of Directors and Executive Officers."

      Alan J. Wilzig is the owner of the one outstanding share of the holding company's common stock, which will be all of the outstanding stock until the consummation of the acquisition and exchange.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS


      The following table sets forth information as of June 30, 2003* regarding the ownership of our common stock by each director, by each person named in the Summary Compensation Table below who as of such date was an executive officer of the Bank and by all directors and executive officers as a group. Titles are titles with the bank.

                                                                                                   COMMON STOCK OF THE BANK
                                                                                            -----------------------------------
                                                                                               AMOUNT OWNED             PERCENT
                                                                                            BENEFICIALLY AS OF            OF
NAME AND POSITION                                                                               6/30/03(A)               CLASS
-----------------                                                                               ----------               -----
Alan J. Wilzig.................................................................              1,064,159(b)(c)              5.8%
      Chairman of the Board, President and Chief Executive Officer
Donald R. Brenner..............................................................                607,636(b)(d)              3.3%
      Director and Vice Chairman
Lawrence R. Codey..............................................................                 19,000(b)                  **
      Director and Vice Chairman
Richard W. Kanter..............................................................                222,809(b)(e)              1.2%
      Director
Dr. Martin  J. Kaplitt.........................................................                 56,890(b)(f)               **
      Director
Mark Kutsher...................................................................                 17,500(b)                  **
      Director
Dr. Jerome Quint...............................................................                 59,900(b)(g)               **
      Director
Marion Wiesel..................................................................                 65,000(b)(h)               **
      Director
Raymond Catlaw.................................................................                 60,136(b)(i)               **
      Executive Vice President
Peter J. O'Brien...............................................................                 43,385(b)(j)               **
      Executive Vice President
Frank T. Van Grofski...........................................................                 16,512(b)                  **
      Senior Executive Vice President and Chief Operating Officer
William S. Burns...............................................................                  5,715                     **
      Executive Vice President, Chief Financial Officer and Director
      of Corporate Development
All directors and executive officers as a group (15 persons)...................              2,271,447                   12.2%

----------
      * As of June 30, 2003, there were 18,322,154 shares of the bank's common stock outstanding.

      ** Represents less than one percent of the bank's outstanding common stock.

      (a) The shares are owned directly and beneficially, and the holders have sole voting and investment power, except as otherwise noted. The amounts do not include shares held by adult children, as to which beneficial ownership is disclaimed.

      (b) Includes shares which may be acquired within 60 days (through August 29, 2003) under outstanding stock options as follows: Mr. Alan Wilzig-136,300 shares; Mr. Burns-5,594 shares; Mr. Catlaw-33,400 shares; Mr. O'Brien-28,500 shares; Mr. Van Grofski-16,000 shares; Mr. Brenner-15,000 shares; Mr. Codey-15,000 shares; Mr. Kanter-15,000 shares; Dr. Kaplitt-15,000 shares; Mr. Kutsher-15,000 shares; Dr. Quint-15,000 shares; Ms. Wiesel-15,000 shares; all directors and executive officers as a group (15 persons)-347,594 shares.

      (c) Includes 1,800 shares held in a family charitable foundation for which Alan J. Wilzig is a co-trustee and exercises investment discretion.

      (d) Includes 90,000 shares held by Mr. Brenner's wife, 13,436 shares held by a child who lives with Mr. Brenner, 3,900 shares owned by a family foundation for which Mr. Brenner serves as president and trustee, 286,902 shares held in trust for Mr. Brenner and members of Mr. Brenner's family and for which Mr. Brenner serves as co-trustee with the bank, 16,800 shares held in trust for a child of Mr. Brenner and for which Mr. Brenner is a co-trustee, 35,555 shares held in trust for family members for which Mr. Brenner serves as co-trustee with other family members and 19,500 shares held in a separate IRA account. Mr. Brenner disclaims beneficial ownership of these shares, except to the extent of his interest in the IRA account.

      (e) Includes 104,450 shares representing Mr. Kanter's interest in 208,900 shares held by a company in which Mr. Kanter has a controlling interest and 100,808 shares held in trust for Mr. Kanter's wife and for which Mr. Kanter is a co-trustee.

      (f) Includes 27,750 shares held in a family trust for which Dr. Kaplitt is a co-trustee, 13,000 shares held in Dr. Kaplitt's KEOGH account, 90 shares held in Dr. Kaplitt's spouse's IRA account, and 800 shares held in Dr. Kaplitt's IRA account.

      (g) Includes 17,400 shares held jointly with Dr. Quint's spouse, 13,000 shares held by Dr. Quints's spouse and 14,500 shares in Dr. Quint's spouse's IRA account.

      (h)   Includes 25,000 shares held jointly with Ms. Weisel's spouse.

      (i)   Includes 3,000 shares held by Mr. Catlaw's spouse.

      (j)   Includes 5,700 shares held by Mr. O'Brien's spouse.

                        FORMATION OF THE HOLDING COMPANY


      The bank and the holding company entered into the agreement as of August 5, 2003. Under that agreement:


      o the holding company will become a bank holding company with the bank as its wholly-owned subsidiary; and

      o all of the outstanding shares of our common stock - other than shares held by shareholders exercising dissenters' rights, if any - will be converted into and exchanged for, on a one-for-one basis, shares of the holding company's common stock.


      The holding company is a newly-formed New Jersey business corporation that was organized by us for the purpose of effecting the acquisition and exchange and, accordingly, has no operating history. After the effective date of the acquisition and exchange, the bank will continue its existing business and operations as a wholly-owned subsidiary of the holding company. The consolidated assets, liabilities and stockholders' equity of the holding company immediately following the effective date will be the same as the bank's consolidated assets, liabilities and stockholders' equity immediately prior to the effective date. The board of the holding company is, and upon the effective date will continue to be, comprised of the members of the bank's board. Similarly, the executive officers of the holding company are, and upon the effective date will continue to be, executive officers of the bank. Our deposit accounts will continue to be insured by the FDIC. Our corporate existence will not be affected by the acquisition and exchange, except that all of our outstanding shares of stock - other than shares held by shareholders exercising dissenters' rights, if any - will be owned by the holding company. Our shareholders prior to the effective date who do not exercise dissenters' rights will, in turn, own all of the outstanding shares of the holding company's stock upon consummation of the acquisition and exchange.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AGREEMENT.

                     PARTIES TO THE ACQUISITION AND EXCHANGE

THE TRUST COMPANY OF NEW JERSEY


      The bank was formed as a New Jersey commercial bank in 1896. At June 30, 2003, we operated 101 branch offices, including 50 offices located within supermarkets. At that date, we had consolidated assets, deposits and stockholders' equity of $4.3 billion, $3.4 billion and $276.1 million, respectively. The bank's executive office is located at 35 Journal Square, Jersey City, New Jersey, 07306 and its telephone number is (201) 420-2500.

TRUSTCOMPANY BANCORP

      We organized the holding company in July 2002, at the direction of our board, to become a bank holding company with the bank as its wholly-owned subsidiary. Upon the approval of the Federal Reserve to permit the holding company to become a bank holding company, the holding company will be subject to regulation by the Federal Reserve. Upon consummation of the acquisition and exchange, the holding company will have no significant assets other than the shares of the bank's common stock acquired in the acquisition and exchange, and will have no significant liabilities. We have described the management of the holding company under "MANAGEMENT OF THE HOLDING COMPANY." Initially, the holding company will neither own nor lease any property, but will instead use our premises, equipment and furniture. At the present time, the holding company does not intend to employ any persons other than certain executive officers, but will utilize our support staff from time to time. The holding company will hire additional employees as appropriate, to the extent that the holding company expands its business in the future. The holding company's executive office is located at 35 Journal Square, Jersey City, New Jersey, 07306 and its telephone number is (201) 420-2500.

                   DESCRIPTION OF THE ACQUISITION AND EXCHANGE

      The following description of the acquisition and exchange is qualified by reference to the amended and restated agreement and plan of acquisition and exchange which is annexed to this proxy statement-prospectus as Appendix A and incorporated by reference into this proxy statement-prospectus.

REASONS FOR THE ACQUISITION AND EXCHANGE

      Our board believes that a holding company structure will provide greater flexibility to meet our future competitive and financial needs. As a bank holding company, the holding company will not be subject to the same regulatory restrictions as are imposed on us and will be able to engage in a broader range of business activities than are currently permissible for state-chartered commercial banks. See "REGULATION AND SUPERVISION - Federal Bank Holding Company Regulation." In addition, the holding company may make certain investments, including certain equity investments, which the bank is not permitted to make. The holding company will have greater flexibility in the management of its corporate affairs than we currently have, including the right to repurchase its stock as deemed appropriate by its board of directors without regulatory involvement.

      Our board also believes that the acquisition and exchange will increase flexibility with respect to potential expansion through mergers and acquisitions. As a bank holding company, the holding company will be able to acquire other banks through the issuance of its stock in exchange for the stock of such other banks, or by a merger of a bank subsidiary with such other banks. There are currently no agreements or understandings with respect to any such mergers or acquisitions. Our board also believes that a holding company structure provides greater flexibility for capital raising transactions than operating the bank on a stand-alone basis, whether to raise capital for acquisitions or for working capital. Once the holding company structure is established, the holding company intends to consider raising additional capital, possibly through the issuance of trust preferred securities. In addition, we believe that having a holding company will increase our visibility and coverage in the market and will allow our shareholders and potential investors to obtain information about us more easily.

      We previously had a bank holding company structure that we eliminated in 1993. At that time, we did not believe that the benefits of operating as a holding company as compared to operating as a stand-alone bank outweighed the additional administrative expense that we incurred and the additional regulatory and reporting requirements applicable to us as a bank holding company. Since that time, the banking industry, particularly in New Jersey, has consolidated at a significant rate, so that now many of our largest competitors are subsidiaries of national and international banking organizations. In addition, since that time, reforms of regulatory provisions have expanded substantially the functions that subsidiaries of bank holding companies are permitted to perform. We believe that these changes in the banking environment further justify our decision to again pursue a holding company structure.

DESCRIPTION OF THE ACQUISITION AND EXCHANGE

      We will accomplish the acquisition and exchange through the following steps:

      o The holding company has been incorporated as a New Jersey business corporation. The primary purpose of the holding company is to become the holding company for The Trust Company of New Jersey.

      o As part of the acquisition and exchange, all of the bank shares outstanding prior to the transaction - other than shares held by shareholders exercising dissenters' rights, if any - will be converted into and exchanged for, on a one-for-one basis, shares of the holding company's stock, with the result that our shareholders will become the sole shareholders of the holding company and the bank will become a wholly-owned subsidiary of the holding company.

      o All shares acquired by us as a result of the exercise of dissenters' rights will be cancelled upon receipt.


      Also, the acquisition and exchange will effect an amendment to our certificate of incorporation to change our name to "Trustcompany Bank."


      We expect to make an initial cash infusion into the holding company in the amount of $100,000. Shortly after we consummate the acquisition and exchange, we expect to make a capital distribution of $5.0 million to the holding company, which may be used by the holding company after the acquisition and exchange to conduct the activities described in "-Reasons for the Acquisition and Exchange" as well as to fund any cash dividends that may be declared. See "DIVIDEND POLICY."

EFFECTIVE DATE

      The effective date will occur after the conditions to the transaction are satisfied and we file a certificate with the Commissioner of Banking of the State of New Jersey.

CONDITIONS TO THE ACQUISITION AND EXCHANGE

      The acquisition and exchange agreement provides that the obligations of each of the parties to consummate the acquisition and exchange are subject to the satisfaction of the following conditions:

      o the approval of the acquisition and exchange and the acquisition and exchange agreement by an affirmative vote of the holders of at least two-thirds of the outstanding shares of the bank's common stock;

      o the approval by the Commissioner of Banking and Insurance of the State of New Jersey of the acquisition and exchange agreement and the transactions contemplated therein, including the acquisition by the holding company of all of the issued and outstanding shares of our common stock - other than shares held by shareholders exercising dissenters' rights, if any;


      o the approval of the Federal Reserve System with respect to the acquisition and exchange;


      o prior to the vote of the shareholders of the bank, shareholders of the bank owning no more than a total of 100,000 shares of the bank's common stock shall have filed written notice of dissent; and

      o the receipt of all other consents and approvals and the satisfaction of all other requirements necessary in order to consummate the acquisition and exchange.


      We have received the approvals of the Federal Reserve System [and the Commissioner of Banking of the State of New Jersey]. We cannot assure you that the other conditions will be satisfied.

AMENDMENT AND TERMINATION

      The agreement may be amended by the parties in whole or in part at any time prior to the effective date, whether before or after approval by our shareholders, to the extent authorized by applicable law.

      The agreement may be terminated at any time prior to the effective date - whether before or after approval by shareholders - in the following instances:

      o if any action, suit, proceeding or claim is commenced or threatened relating to the proposed transaction which will make consummation of the acquisition and exchange inadvisable or impracticable in the sole discretion of our board of directors;

      o if any action, consent or approval, governmental or otherwise, which is or may be necessary to consummate the transaction, is not obtained by January 31, 2004;

      o if the acquisition and exchange is not consummated by March 15, 2004; or


      o for any other reason consummation of the acquisition and exchange is inadvisable in the opinion of the board of directors of the bank.

EXCHANGE OF STOCK CERTIFICATES

      In connection with the exchange of our stock for the holding company's stock, it will NOT be necessary for our shareholders to exchange their certificates for certificates representing shares of the holding company's stock. On the effective date, our non-dissenting shareholders will automatically become shareholders of the holding company and each outstanding certificate representing shares of our common stock will automatically represent, and will be deemed for all purposes to evidence ownership of, the same number of shares of the holding company's common stock.


      After the effective date, as outstanding certificates of the bank's stock are presented for transfer, or, upon the request of any holder of such certificates, the registrar and transfer agent for our stock and the holding company's stock will issue new stock certificates representing the same number of shares of holding company stock as were represented by the surrendered certificate. Upon surrender, each certificate representing bank stock will be cancelled. After the effective date, we will not register transfers of shares of bank stock on our books.


      If any certificate representing shares of holding company stock is to be issued in a name other than that in which the certificate of bank stock surrendered in exchange therefor is registered, the certificate surrendered in exchange must be properly endorsed and otherwise in proper form for transfer. The person requesting such transfer will be required to either:

      o pay to our transfer agent any transfer or other tax required by reason of the issuance of the new certificate; or

      o establish to the satisfaction of our transfer agent that such tax has been paid or is not payable.

EFFECT OF THE ACQUISITION AND EXCHANGE ON EMPLOYEE BENEFIT PLANS


      On the effective date of the acquisition and exchange, our stock option plans and their administration will be assumed by the holding company. Stock options to purchase shares of our common stock granted under our plans and outstanding prior to the acquisition and exchange will automatically become options to purchase the same number of shares of the holding company's common stock upon identical terms and conditions and for an identical price. Similarly, stock appreciation rights with respect to shares of our common stock granted under our plans, if any, will automatically become stock appreciation rights with respect to shares of the holding company's common stock. Shares of restricted stock, if any, will automatically become restricted shares of the holding company's common stock. The holding company will assume all of our obligations with respect to such outstanding options, stock appreciation rights and restricted shares. Any shares of our stock reserved for future issuance under our plans will automatically be converted into an equal number of shares of the holding company's stock and will be reserved for issuance under the respective plans.


      The acquisition and exchange will not trigger any change in control provisions contained in any of the employment agreements with our officers or in any of our other benefit plans. All of our other employee benefit plans will be unchanged by the acquisition and exchange. See "MANAGEMENT OF THE BANK - Compensation and Employee Benefit Plans."

               DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK

GENERAL

      The holding company's certificate of incorporation authorizes the issuance of 72,000,000 shares of common stock, par value $2.00 per share, and 8,000,000 shares of preferred stock, par value $2.00 per share. There is currently no established public trading market for the holding company's capital stock.

      There is one share of the holding company's common stock currently outstanding, which is owned by Alan J. Wilzig. In the future, the authorized but unissued and unreserved shares of the holding company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. The holding company's board may divide, and cause the issuance of, one or more series of the authorized shares of the holding company's preferred stock, fix the number of shares constituting any such new series, and fix the dividend rate, terms, conditions, conversion and exchange rights, redemption rights (including sinking fund provisions), liquidation preferences and voting rights, if any, of any such new series.

COMMON STOCK

      GENERAL. Each share of the holding company's common stock has the same relative rights as, and is identical in all respects to, each other share of the holding company's common stock. Until such time as preferred stock is issued, if ever, the holders of shares of the holding company's common stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of the holding company. The relative rights of shares of the holding company's common stock do not materially differ from the relative rights of shares of the bank's common stock, other than with respect to anti-takeover measures. See "CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS - Certain Anti-Takeover Provisions".

      DIVIDEND RIGHTS. The holders of the holding company's common stock will be entitled to dividends when, as and if declared by the holding company's board out of funds legally available therefor. The payment of dividends by the holding company will depend on the holding company's financial condition, regulatory requirements and other factors, including the results of operations. See "DIVIDEND POLICY" for restrictions on the payment of dividends on the common stock of the holding company.

      VOTING RIGHTS. Each share of the holding company's common stock will entitle the holder of such share to one vote on all matters upon which shareholders have the right to vote. In addition, the holding company's board is classified so that approximately one-third of the directors will be elected each year. Shareholders of the holding company will not be entitled to cumulate their votes for the election of directors. See "CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS - Certain Anti-Takeover Provisions."

      LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the holding company, the holders of shares of the holding company's common stock will be entitled to receive, after payment of all debts and liabilities of the holding company and subject to the prior or participating rights, if any, of holders of shares of the holding company's preferred stock, all remaining assets of the holding company available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of the bank, the holding company, as the holder of all shares of our stock, would be entitled to receive, after payment of all of the bank's liabilities (including all deposits and accrued interest thereon), all remaining assets of the bank available for distribution in cash or in kind.

      PREEMPTIVE RIGHTS; REDEMPTION. Holders of shares of the holding company's common stock will not be entitled to preemptive rights or any other right to subscribe with respect to any shares that may be issued. The holding company's common stock is not subject to call or redemption.

PREFERRED STOCK

      No preferred stock of the holding company is being issued in connection with the acquisition and exchange and the holding company's board has no present plan or intention to issue any preferred stock. However, the holding company's board may, without action of the shareholders, issue shares of preferred stock from time to time in one or more series with distinctive serial designations, preferences, limitations and other rights.

      The holding company's board is authorized to determine, among other things, with respect to each series of preferred stock which may be issued:

      o the dividend rate, conditions of payment of dividends, dividend preferences, if any, and whether dividends would be cumulative and, if so, the date from which dividends on such series would accumulate;

      o whether, and upon what terms, such series would be redeemable and, if so, the redemption price and terms and conditions of redemption;

      o the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the holding company;

      o whether or not a sinking fund would be provided for the redemption of such series and, if so, the terms and conditions thereof;

      o whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock or other series of preferred stock; and

      o whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law.

      With regard to dividends, redemption and liquidation preference, any particular series of preferred stock may rank junior to, on a parity with or senior to any other series of the holding company's preferred stock.

      It is not possible to state the actual effect of the authorization of preferred stock upon the rights of holders of the holding company's common stock, until the holding company's board determines the specific rights of the holders of a series of the holding company's preferred stock. However, such effects might include:

      o restrictions on dividends on the holding company's common stock if dividends on the preferred stock have not been paid;

      o dilution of the voting power of the holding company's common stock to the extent that the holding company's preferred stock has voting rights;

      o dilution of the equity interest of the holding company's common stock to the extent that preferred stock is converted into the holding company's common stock; or

      o the holding company's common stock not being entitled to share in the holding company's assets upon liquidation until satisfaction of any liquidation preference granted the holders of preferred stock.

      Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the holding company.

ANTI-TAKEOVER PROVISIONS

      See "CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS - Certain Anti-Takeover Provisions" for a description of certain provisions contained in the holding company's certificate of incorporation and by-laws and under New Jersey law that might have the effect of delaying, deferring or preventing a change in control of the holding company.

                     DESCRIPTION OF THE BANK'S CAPITAL STOCK

GENERAL

      Our certificate of incorporation authorizes the issuance of up to 72,000,000 shares of common stock, par value $2.00 per share, and 60,000 shares of 9.75 Percent Cumulative Preferred Stock, par value $100 per share.

COMMON STOCK

      Under our certificate of incorporation, each holder of shares of our common stock is entitled to one vote per share on all matters requiring shareholder action and to participate equally - subject to any preference which any holder of preferred stock may have - with the other holders of our common stock in any dividends, when, as and if declared by our board from funds legally available therefor. See "DIVIDEND POLICY." Subject to the rights of the 9.75 Percent Cumulative Preferred Stock, each share of our common stock is entitled to equal rights in the event of liquidation. Our shareholders do not have the right to cumulate their votes for the election of directors.

      The holders of our common stock do not have preemptive or other rights to subscribe for additional shares of any class of capital stock. Without preemptive rights, a shareholder's ownership position is subject to dilution if and when we issue additional shares of capital stock. Our common stock is not redeemable.

PREFERRED STOCK


      Our certificate of incorporation provides for the issuance of up to 60,000 shares of preferred stock, which entitles each holder to one vote per share on all matters presented to the shareholders as one class and to cumulative dividends, payable in equal quarterly installments, of 9.75% of the par value of $100 per share. In the event of a liquidation, the holders of the preferred stock have a priority over common shareholders to the extent of the par value of $100 per share plus accumulated but unpaid dividends.

      Currently, we do not have any shares of our preferred stock outstanding and our board has no present plan or intention to issue any shares of preferred stock. No shares of our preferred stock will be issued in connection with the acquisition and exchange.


                    CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS

GENERAL


      The rights of the holders of our common stock are currently governed by New Jersey banking laws and by our certificate of incorporation and by-laws. The rights of the holders of the holding company's common stock will be governed by the New Jersey Business Corporation Act, which we refer to in this proxy statement-prospectus as the "Business Corporation Act," by the holding company's certificate of incorporation and by-laws, and by the applicable regulations of the Securities and Exchange Commission. Certain differences in shareholder rights arise from this change of governing law. We have summarized the material differences below. This discussion is qualified in its entirety by reference to the New Jersey banking laws, the Business Corporation Act, and the governing documents of both the bank and the holding company, each of which may change from time to time. A copy of the holding company's certificate of incorporation is attached to this proxy statement-prospectus as Appendix C. If the acquisition and exchange is not consummated, any action affecting the rights of our shareholders, including any change in control, will continue to be subject to New Jersey banking laws and to our certificate of incorporation and by-laws. For a description of the holding company's common stock, see "DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK - Common Stock." For a description of provisions contained in the holding company's certificate of incorporation and by-laws that may be deemed to have an anti-takeover effect, see "- Certain Anti-Takeover Provisions."


PAYMENT OF DIVIDENDS

      The New Jersey banking laws provide that a New Jersey state chartered bank may declare and pay dividends on its outstanding stock so long as, following the payment of such dividend, the capital stock of the bank will be unimpaired and the bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the bank. Unless there are other restrictions contained in its certificate of incorporation (and the holding company's certificate presently contains no such restrictions), the Business Corporation Act generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Although the holding company's ability to pay dividends is not subject to the restrictions imposed upon the bank, such restrictions will indirectly affect the holding company because dividends from the bank will be a primary source of the holding company's funds for the payment of dividends to shareholders of the holding company. For a description of the regulatory restrictions on dividend payments by the bank and the holding company, see "REGULATION AND

SUPERVISION  - New Jersey  Banking  Regulation  -  Dividends",  "REGULATION  AND
SUPERVISION - Federal Banking Regulation - Prompt Corrective Action" and "REGULATION AND SUPERVISION - Federal Bank Holding Company Regulation - Capital; Dividends; Share Repurchases; Source of Strength."

RIGHTS OF ISSUER TO ISSUE STOCK

      We may issue common and preferred stock, but only with the prior approval of the Commissioner of Banking and Insurance of the State of New Jersey. The terms of our 9.75 Percent Cumulative Preferred Stock (none of which is currently outstanding) is set by our certificate of incorporation. In order to issue preferred stock with terms different than our 9.75 Percent Cumulative Preferred Stock, we would be required to amend our certificate of incorporation and obtain the approval of the Commissioner and our shareholders for such amendment. The holding company may issue common or preferred stock without regulatory or shareholder approval. The holding company's board of directors, without action of shareholders, may, up to the number of shares authorized in its certificate of incorporation, issue preferred stock in one or more series with distinctive serial designations, preferences, limitations and other rights. See "DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK - Preferred Stock."

RIGHTS OF ISSUER TO REPURCHASE STOCK

      We may repurchase our stock, but only with the prior approval of the Commissioner of Banking and Insurance of the State of New Jersey. Under the Business Corporation Act, no prior approval is required and, therefore, the holding company will be allowed to purchase its own stock in the open market subject to applicable law and the availability of funds therefor. The Federal Reserve Board, however, is required to receive written notice when a bank holding company purchases or redeems its outstanding equity securities if the holding company does not meet certain conditions. See "REGULATION AND SUPERVISION - Federal Bank Holding Company Regulation - Capital; Dividends; Share Repurchase; Source of Strength" for a description of the restrictions on the repurchase by the holding company of its stock. The holding company may consider repurchases of its stock in the future.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

      The holding company's certificate of incorporation contains provisions that eliminate the personal liability of directors and officers to the holding company and to its shareholders for monetary damages for breach of fiduciary duty, except to the extent such limitation is not permitted by the Business Corporation Act. The Business Corporation Act provides that such a provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The provisions in the holding company's certificate of incorporation apply only to the liability of a director or officer acting in his or her capacity as such and not to actions brought other than by a shareholder or the holding company. The holding company's certificate of incorporation contains provisions that require indemnification of the directors and officers to the maximum extent permitted by law. To be entitled to indemnification, it must be determined that, in general terms, the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the holding company and, with respect to a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Under the Federal Deposit Insurance Act, as amended, both the bank and the holding company would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. An insured depository institution or depository institution holding company may make or agree to make reasonable indemnification payments to a director, officer or employee with respect to an administrative proceeding or civil action initiated by any federal banking agency if: (1) the insured depository institution's or depository institution holding company's board of directors, in good faith, determines in writing after due investigation and consideration that the institution-affiliated party acted in good faith and in a manner he/she believed to be in the best interests of the institution; (2) the insured depository institution's or depository institution holding company's board of directors, respectively, in good faith, determines in writing after due investigation and consideration that the payment of such expenses will not materially adversely affect the institution's or holding company's safety and soundness; (3) the indemnification payments do not constitute certain prohibited indemnification payments; and (4) a director, officer or employee agrees in writing to reimburse the insured depository institution or depository institution holding company, to the extent not covered by payments from insurance or bonds purchased, for that portion of the advanced indemnification payments which subsequently becomes a prohibited indemnification payment.


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the holding company pursuant to the forgoing provisions, the holding company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

APPRAISAL RIGHTS

      Under New Jersey banking statutes, a shareholder of a state bank which engages in a merger, consolidation or sale of all or substantially all of its assets has the right to demand from such bank payment of the fair or appraised value of his or her stock in the bank, subject to specified procedural requirements.


      After the  acquisition  and exchange has been  consummated,  the rights of appraisal of dissenting shareholders will be governed by the Business Corporation Act. The Business Corporation Act provides that dissenting shareholders have appraisal rights in certain instances. However, the Business Corporation Act generally does not confer appraisal rights if a corporation's stock is held of record by at least 1,000 shareholders, if it is listed on a national securities exchange or if shareholders receive certain forms of consideration in exchange for their shares of stock. We currently believe the holding company will have in excess of 4,000 holders and will be listed on a national exchange.


SPECIAL MEETINGS OF SHAREHOLDERS

      Our by-laws provide that special meetings of our shareholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than one-tenth (1/10) of all shares outstanding with voting rights. The holding company's by-laws contain a provision pursuant to which special meetings of shareholders may only be called by the Chairman of the Board, the President or the board.

CERTAIN ANTI-TAKEOVER PROVISIONS

      GENERAL. The principal purpose of any anti-takeover provision is to protect the interests of a corporation and its shareholders in the event of a sudden takeover attempt. Such provisions are intended to require a hostile purchaser to deal fairly with shareholders and to give a corporation's board of directors a better opportunity to analyze prospective business combinations and tender offers, evaluate alternatives, and make careful recommendations to shareholders. Such provisions could have the effect of making more difficult, or discouraging, a merger, tender offer, proxy contest, or assumption of control and change of incumbent management, even when a majority of shareholders considers such a course to be in its best interests. However, our board and the holding company's board believe that the disadvantages of discouraging such actions are outweighed by the benefits obtained by protecting the ability of the holding company's board to negotiate with a proponent of an unfriendly or unsolicited proposal to take over or restructure the holding company.

      The following discussion focuses on certain provisions of the holding company's certificate of incorporation and by-laws and, where applicable, the corresponding provisions of our certificate of incorporation and by-laws that could be relevant to change in control situations and that may affect the rights of shareholders.

      CAPITAL STOCK. Our certificate of incorporation authorizes the issuance of up to 72,000,000 shares of common stock and 60,000 shares of preferred stock and the holding company's certificate of incorporation authorizes the issuance of up to 72,000,000 shares of common stock and 8,000,000 shares of preferred stock. Although neither we nor the holding company have any arrangements, understandings or plans at the present time for the issuance or use of additional shares of common stock or any of the shares of authorized preferred stock, the availability of such shares will provide the issuer with flexibility in structuring financings and acquisitions and meeting other corporate needs that may arise.

      As permitted by the Business Corporation Act, the holding company's board may, without shareholder approval, issue additional shares of common stock or authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of a transaction to which management is opposed. The holding company's ability to issue additional capital stock is subject to applicable law, including the duty of directors to exercise their business judgment in the best interests of the holding company and its shareholders.


      BOARD OF DIRECTORS. Our by-laws provide that the authorized number of directors shall not be fewer than five nor more than twenty-five, the actual number to be determined from time to time by the board. The holding company's by-laws provide that the authorized number of directors shall not be fewer than one nor more than twenty-one, the actual number to be determined by the board. The holding company's board will initially be composed of eight directors, the same number of directors currently on our board. See "MANAGEMENT OF THE HOLDING COMPANY." Under New Jersey banking law each director on our board must be elected by the shareholders annually. The holding company's certificate of incorporation provides for a board of directors that is to be divided into three classes, which shall be as nearly equal in number as possible. This is commonly referred to as a "classified" board, and is permitted by the Business
Corporation Act. At each annual meeting of shareholders, only one class is elected; the other two classes remain in office. Thus, directors are typically elected for three year terms, because their class generally will be re-elected once every three years. The power to fill vacancies for each of the bank and the holding company is generally vested in their respective boards. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of the issuer through an increase in the number of directors and the election of such person or of such person's or entity's nominees to fill such newly created vacancies.


      Consistent with the Business Corporation Act, the holding company's by-laws provide that any director may be removed, but only with cause, by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote for the election of directors. The classified board of directors, the enhanced requirement for removal of directors of the holding company and the related provisions discussed above could make it more difficult for shareholders to force an immediate change in the composition of a majority of the holding company's board.


      ACTION WITHOUT A SHAREHOLDER MEETING. New Jersey banking laws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the shareholders unanimously consent in writing. The holding company's certificate of incorporation states that shareholders are not permitted to take action by written consent except as otherwise required by
Section 14A:5-6(1) of the Business Corporation Act, effectively requiring all of the holding company's shareholders entitled to vote on the action to provide written consent. If this provision were amended pursuant to the super-majority voting requirements that we have described below, the Business Corporation Act, as distinct from New Jersey banking laws, would permit shareholders to approve matters upon the submission of consents covering the number of shares that would be required in order to approve such matters at a meeting of the holding company's shareholders.

      NOTICE OF DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS. Our by-laws generally provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders by filing a submission in writing with the bank at least fourteen days before the date of any such meeting. The holding company's by-laws generally provide that nominations of persons for election to the board of directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders by, among others, any shareholder of the holding company who delivers notice to the secretary of the holding company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the anniversary of the preceding year's annual meeting.


      The holding company's by-law procedures regarding shareholder proposals and nominations are intended to provide the holding company's board with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of a meeting. The procedures will give incumbent directors advance notice of a business proposal or nomination. This advance notice may make it easier for incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders may view such proposal or nomination as in the best interests of the holding company or its shareholders.

      SHAREHOLDER VOTE REQUIRED TO APPROVE CERTAIN BUSINESS COMBINATIONS. New Jersey's banking statutes generally provide that a New Jersey state chartered bank's conversion into, merger into, or consolidation with, a national bank or another New Jersey state chartered bank requires the affirmative vote of two-thirds of the bank's capital stock entitled to vote.

      Under the Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. However, the Business Corporation Act also contains provisions, referred to as the New Jersey Shareholders Protection Act, which provide additional steps in the context of business combinations by shareholders who, together with their affiliates and associates, own more than 10% of the stock of a New Jersey public corporation. The New Jersey Shareholder Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. Our certificate of incorporation prohibits certain business combinations between an interested shareholder and the bank unless certain conditions are met, such as approval of the transaction by a majority of certain disinterested directors.

      CONSIDERATION OF ACQUISITION PROPOSALS. The Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers; (b) the effects on the community in which the corporation operates; and (c) the long-term as well as short-term interest of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation. The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the holding company's rejection of, and may facilitate the board's rejection of, an offer to acquire the holding company. The New Jersey banking laws have no similar provision regarding acquisition transactions. However, our certificate of incorporation contains a provision that allows the board of directors to consider such factors in evaluating an acquisition proposal.

      AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS. Generally, our certificate of incorporation may be amended by approval of the board and by the holders of at least two-thirds of the capital stock entitled to vote. Generally, the holding company's certificate of incorporation may be amended upon approval by the board and by shareholders holding a majority of the shares voted at a properly convened shareholders' meeting. However, under the holding company's certificate of incorporation, amendment of the following provisions will require the approval of 75% of the outstanding voting shares:


      o     the classification of the board;

      o exculpating directors and officers from claims by the holding company and the shareholders;

      o precluding shareholder action to be taken by written consents, except as otherwise required by Section 14A:5-6(1) of the Business Corporation Act; and

      o     amendments of the certificate of incorporation.

      Generally, our by-laws and the holding company's by-laws may be made, altered and repealed by the shareholders or the board.

      ADDITIONAL CHANGE IN CONTROL REGULATION. An entity or group of individuals would be required to obtain approval from federal and state banking regulators for an acquisition of direct or indirect control of the bank. See "REGULATION AND SUPERVISION - Federal Bank Holding Company Regulation - Acquisition of
Control" and "- New Jersey Bank Holding Company Regulation - Acquisition of Control."


      The Securities Exchange Act of 1934, commonly referred to as the Exchange Act, requires that a purchaser of any class of a corporation's securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed 5% of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to materially alter the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the Exchange Act.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary describes the material United States federal income tax consequences of the acquisition and exchange. This discussion is based on provisions of the Internal Revenue Code of 1986, federal income tax regulations and administrative and judicial interpretations of the code and those regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to shareholders of the bank in light of their particular circumstances or to bank shareholders subject to special treatment under United States federal income tax law, including, without limitation:

      o     partnerships and other pass-through entities;

      o foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980;

      o     certain financial institutions;

      o     insurance companies;

      o     tax-exempt entities;

      o     dealers in securities or foreign currencies;

      o traders in securities that elect to apply a mark-to-market method of accounting;

      o     certain United States expatriates;

      o persons that hold stock of the bank as part of a straddle, hedge, conversion transaction or other integrated investment;

      o shareholders of the bank whose functional currency is not the United States dollar; and

      o shareholders of the bank who acquired bank stock through the exercise of employee stock options or otherwise as compensation or for property other than bank stock.

      Furthermore, this summary does not discuss any aspect of state, local or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax. Because this discussion does not address tax consequences which may vary with your individual circumstances, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local or foreign income or other tax consequences of the acquisition and exchange to you.

      This discussion is limited to shareholders of the bank that hold their shares of bank stock as capital assets. A shareholder of the bank holds shares of bank stock as capital assets unless that shareholder holds the stock as stock in trade, or other property of a kind which would properly be included in the shareholder's inventory if on hand at the close of the taxable year, or primarily for sale to customers in the ordinary course of the shareholder's trade or business.

      This discussion does not address the tax consequences to shareholders of exercising their dissenters rights with respect to any shares of the bank's common stock. Any bank shareholder considering exercising such rights should consult his or her tax advisor for specific advice with respect to the federal income tax consequences thereof.

      The consummation of the acquisition and exchange was conditioned, in part, upon the receipt of an opinion from Lowenstein Sandler PC that the acquisition and exchange will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. We have received the opinion of Lowenstein Sandler PC that the acquisition and exchange will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. That opinion has been based upon law existing on the date of the opinion and relies on certain facts, assumptions, limitations, representations and covenants including those contained in representation letters executed by officers of the holding company and the bank that, if incorrect in certain material respects, would jeopardize the conclusions reached by Lowenstein Sandler PC in its opinion. The tax opinion does not bind the Internal Revenue Service, nor does it prevent the Internal Revenue Service from successfully asserting a contrary opinion. No ruling will be requested from the Internal Revenue Service in connection with the acquisition and exchange.

      If the Internal Revenue Service were successful in challenging the status of the acquisition and exchange as a tax-free reorganization, the tax consequences to you described below would not, in general, apply and you would be required to recognize gain or loss as a result of the acquisition and exchange in an amount equal to the difference between your basis in your bank stock and the fair market value, as of the effective date of the acquisition and exchange, of the shares of holding company common stock that you receive.

      The following material United States federal income tax consequences will result from the qualification of the acquisition and exchange as a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code:

      o you will not recognize any gain or loss upon your receipt of holding company common stock in the acquisition and exchange;

      o the aggregate tax basis of the holding company common stock received by you as a result of the acquisition and exchange will be the same as the aggregate tax basis of the bank stock you surrender in the acquisition and exchange;

      o the holding period of the holding company common stock received by you in the acquisition and exchange will include the period during which you held the bank stock exchanged therefor; and

      o neither the holding company nor the bank will recognize gain or loss as a result of the acquisition and exchange.

              ACCOUNTING TREATMENT OF THE ACQUISITION AND EXCHANGE


      The acquisition and exchange is expected to be characterized as and treated as if it were a "pooling of interests," rather than a "purchase," for financial reporting and related purposes, with the result that the historical accounts of the bank and the holding company will be combined for all periods presented. Since the holding company has no historical financial statements, following the acquisition and exchange the holding company's consolidated financial statements will be the same as those for the bank prior to the acquisition and exchange.


                           MARKET FOR THE COMMON STOCK


      Although there is an established market for our common stock which is currently quoted on the NASDAQ National Market System under the symbol "TCNJ," as a newly formed company, the holding company has never publicly issued capital stock and consequently there is no established market for its common stock. It is expected that the holding company's common stock will be at least as liquid as our common stock because the number of outstanding shares of the holding company's common stock following the acquisition and exchange will approximate the number of shares of our common stock prior to the acquisition and exchange. However, there can be no assurance that an active and liquid trading market for the holding company's common stock will develop or, if developed, will be maintained.

      We expect that the holding company's common stock will be quoted on the NASDAQ National Market System under the symbol "TBNK." The holding company expects to retain our market makers for the common stock, but there can be no assurance that the holding company will be able to retain these market-makers. NASDAQ requires that a listed company maintain at least two market makers in its stock. Failure to do so could result in the delisting of the holding company's stock.


      Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the holding company, the bank or any market maker. Since there can be no assurance that an active and liquid trading market for the holding company's common stock will develop or that, if developed, will continue, investors in the holding company's common stock could have difficulty disposing of their shares and should not view the holding company's common stock as a short-term investment. The absence of an active and liquid trading market for the holding company's common stock could affect the price and liquidity of the holding company's common stock.

      At July 31, 2003, there were 18,326,064 shares of our common stock outstanding which were held of record by 4,037 shareholders. The following table shows, for the periods indicated, the high and low closing per share sales price of our common stock as reported on the NASDAQ National Market System and the dividends declared on our common stock.

                                                                            PRICE RANGE
                                                                  -----------------------------
                                                                                                             DIVIDENDS
                         QUARTER ENDED                             HIGH                   LOW                PER SHARE
                         -------------                            ------                 ------              ---------
Year Ended December 31, 2001
   First Quarter................................                  $18.25                 $11.81                $0.14
   Second Quarter...............................                   23.50                  15.75                 0.14
   Third Quarter................................                   25.10                  21.45                 0.14
   Fourth Quarter...............................                   26.84                  21.70                 0.15

Year Ending December 31, 2002
   First Quarter................................                   24.56                  20.91                 0.15
   Second Quarter...............................                   27.28                  23.05                 0.15
   Third Quarter................................                   27.28                  23.25                 0.15
   Fourth Quarter...............................                   28.93                  22.50                 0.16

Year Ending December 31, 2003
   First Quarter................................                   30.50                  26.76                 0.16
   Second Quarter...............................                   33.00                  26.83                 0.16
   Third Quarter................................                   33.85                  29.85                 0.18
   Fourth Quarter (through October 8, 2003).....                   33.23                  32.51                 0.18

   As of October 8, 2003, the closing price of our common stock was 32.51.


DIVIDEND POLICY

      The holding company's board will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. Declarations of dividends by the board, if any, will depend upon a number of factors, including investment opportunities available to us and the holding company, capital requirements, regulatory limitations, our consolidated results of operations, financial and tax considerations and general economic conditions. We expect that the holding company will receive an initial cash infusion from us in the amount of $100,000. Shortly after consummation of the acquisition and exchange, our management expects to make a capital distribution of $5.0 million to the holding company, which may be used by the holding company after the acquisition and exchange to, among other things, fund the payment of cash dividends, if any are declared. No assurances can be given that dividends will be paid.

      The holding company expects that it will be necessary to rely on the bank for the funds necessary to pay dividends. There are significant regulatory limitations on our ability to pay dividends. An insured depository institution may not make a capital distribution if, following such distribution, the institution will be "undercapitalized" as that term is defined for purposes of the prompt corrective action provisions of federal banking law. In addition, FDIC regulations limit the ability of commercial banks to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their capital requirements. Capital distributions include cash dividends, payments to repurchase, redeem, retire or otherwise acquire an institution's shares, payments to shareholders of another institution in a cash-out merger, other distributions charged against capital and any other transaction that the FDIC determines to entail a payout of capital. The FDIC also may prohibit a proposed capital distribution that would otherwise be permitted by regulation if the FDIC determines that the distribution would constitute an unsafe or unsound practice. Although currently we are in compliance with all capital ratios, there can be no assurance that this will continue or that the FDIC will not otherwise prevent us from paying dividends or otherwise making capital distributions.

      Unlike  us,  the  holding  company  is  not  subject  to  FDIC  regulatory restrictions on the payment of dividends to its shareholders, although the source of such dividends will be, at least in part, dependent upon dividends from the bank in addition to the net proceeds retained by the holding company and earnings thereon. The holding company is subject to the requirements of New Jersey law, which generally limit dividends to amounts which will not render the corporation insolvent, as well as the regulation of the holding company described under "REGULATION AND SUPERVISION - Federal Bank Holding Company Regulation - Capital; Dividends; Share Repurchases; Source of Strength."

                      PRO FORMA CONSOLIDATED CAPITALIZATION

      The following table presents our capitalization as of June 30, 2003 and the pro forma consolidated capitalization of the holding company and its subsidiary, the bank, as of June 30, 2003, as adjusted to give effect to the acquisition and exchange as described in this proxy statement-prospectus.


                                                                      BANK                           BANCORP AND SUBSIDIARY
                                                         -------------------------------          ----------------------------
                                                           SHARES             AMOUNT                SHARES           AMOUNT
                                                         ----------         ------------          ----------      ------------
Stockholders' Equity:
Preferred Stock, par value $2.00 per share:
  Authorized.........................................        60,000                   --           8,000,000                --
  Issued and outstanding.............................            --                   --                  --                --
Common Stock, par value $2.00 per share:
  Authorized.........................................    72,000,000                   --          72,000,000                --
  Issued and outstanding.............................    18,322,154         $ 36,644,000          18,322,154      $ 36,644,000
Additional paid-in-capital...........................                         28,242,000                            28,242,000
Retained earnings....................................                        183,929,000                           183,929,000
Accumulated other comprehensive income...............                         27,282,000                            27,282,000
Total stockholders' equity...........................                       $276,097,000                          $276,097,000


                         BUSINESS OF THE HOLDING COMPANY

GENERAL

      The holding company is a business corporation that was organized under the laws of the State of New Jersey in July 2002. The only office of the holding company, and its principal place of business, is located at our headquarters at 35 Journal Square, Jersey City, New Jersey 07306. The holding company's telephone number is (201) 420-2500.


      The holding company was organized for the purpose of becoming the holding company of The Trust Company of New Jersey. On the effective date, we will become a wholly-owned subsidiary of the holding company, which will become a bank holding company, and each of our shareholders will, subject to the exercise of dissenters' rights, become a shareholder of the holding company without any change in the number of shares owned or in respective ownership percentages.


      The holding company has not yet undertaken any operating business activities and does not currently propose to do so. In the future, the holding company may become an operating company or acquire other commercial banks, thrift institutions or bank holding companies, or engage in or acquire such other activities or businesses as may be permitted by applicable law, although there are no present plans or intentions to do so.

      Subject to regulatory approval and/or consent, it is expected that the holding company will receive an initial cash infusion from us in the amount of $100,000 and shortly after consummation of the acquisition and exchange, we will transfer to the holding company cash and/or investment securities having a value of $5.0 million to be used for working capital and other purposes. Additional financial resources may be available to the holding company in the future through borrowings, debt or equity financings, or dividends from acquired entities or new businesses. Some or all of the foregoing will be subject to compliance with certain regulatory restrictions. In particular, dividends from the bank to the holding company will be subject to regulatory limitations.

      Because the holding company is a newly formed corporation with no operating history, historical information with respect to legal proceedings, dividends, management's discussion of operations, financial data or accountants is not available. There is currently no established public trading market on which the holding company's stock is traded and the holding company does not have any record of paying dividends. See "DESCRIPTION OF THE HOLDING COMPANY'S CAPITAL STOCK," "MARKET FOR THE COMMON STOCK" and "DIVIDEND POLICY."

PROPERTY

      Initially, the holding company will neither own nor lease any real or personal property but will utilize our premises and property without the payment of any rental fees to us.

COMPETITION

      It is expected that for the near future the holding company's primary business will be the ongoing business of the bank. Therefore, the competitive conditions to be faced by the holding company will be the same as those faced by us. In addition, many banks and financial institutions have formed, or are in the process of forming, holding companies. It is likely that these holding companies will attempt to acquire commercial banks, thrift institutions or companies engaged in bank-related activities. Thus, the holding company will face competition in undertaking any such acquisitions and in operating subsequent to any such acquisitions. See "BUSINESS OF THE BANK - Competition."

EMPLOYEES

      At the present time, the holding company does not intend to have any employees other than its management. See "MANAGEMENT OF THE HOLDING COMPANY." It will utilize our support from time to time without the payment of any fees. If the holding company acquires other financial institutions or pursues other lines of business, it may at such time hire additional employees.

                              BUSINESS OF THE BANK

GENERAL

      The Trust Company of New Jersey, a New Jersey commercial bank that offers a full variety of services to meet the needs of its communities, was formed in 1896. Our headquarters are located in Jersey City, New Jersey. Our market area primarily consists of northern and central New Jersey. As of June 30, 2003, we had 101 branch offices (including 50 branches in supermarkets) in the following counties: Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren, New Jersey and Rockland County, New York.

      Our principal business is to generate net interest income by accepting deposits (including: regular savings, time open savings, time certificates, demand accounts, NOW accounts, money market deposit accounts, holiday clubs, vacation clubs and certificates of deposit) from the general public and investing those deposits, together with funds from borrowings and ongoing operations, in loans (including commercial loans, small business financing, commercial and residential mortgage loans, home equity loans, construction loans, asset-based loans and consumer loans) and a variety of investments (including U.S. Government and Government Agency securities, State, County and municipal securities, Federal funds sold and commercial paper). A material portion of our deposits (approximately 14% as of June 30, 2003) have been obtained from local governments and agencies.

      Net interest income, representing the difference between interest earned on asset portfolios and interest paid on liabilities, is the most significant component of our revenue.

      We also generate non-interest revenues through our offering of other banking, financial and fiduciary services and through the sale of mortgages we have originated. Financial services include mortgage servicing, safe deposit rentals, the issuance of domestic and foreign letters of credit, wire transfer, collection and night depository services. We also offer automated payroll and lock box services as well as rent security computer services for our commercial customers.

      Our Trust Department offers corporate and personal services, including IRA and Keogh Plans, estate services, custodian and corporate trusteeships, pension and profit sharing trust services and corporate paying agent services.

LENDING ACTIVITIES

      Our total loans, excluding loans held for sale, were $1.926 billion at June 30, 2003, compared to $1.791 billion at December 31, 2002 and $1.819 billion at December 31, 2001. Loans held for sale amounted to $79 million at June 30, 2003, $251 million at December 31, 2002 and zero at December 31, 2001. In addition, we sold or securitized loans of $365 million during the six months ended June 30, 2003, $369 million for the twelve months ended December 31, 2002 and $167 million for the twelve months ended December 31, 2001.

      LOAN PORTFOLIO COMPOSITION. The following table sets forth selected data relating to the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.


                                  AT JUNE 30,                             AT DECEMBER 31,
                                  -----------   ------------------------------------------------------------------
                                                              (RESTATED)    (RESTATED)    (RESTATED)    (RESTATED)
                                                                            ----------    ----------    ----------
                                     2003          2002          2001          2000          1999          1998
                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                                          (IN THOUSANDS)
Commercial, financial and
  agricultural loans .........    $  152,309    $  134,001    $  128,189    $  116,015    $   84,292    $   81,236
Consumer installment loans (1)       675,894       659,186       569,942       498,146       431,360       375,021
Real estate construction loans        73,427        65,406        93,327        75,662        86,188        73,418
Mortgage loans:
  Commercial mortgage loans ..       567,171       627,678       574,117       444,764       394,809       290,542
  Residential mortgage loans .       456,933       321,411       488,730       525,205       574,961       409,185
    Total mortgage loans .....     1,024,104       949,089     1,062,847       969,969       969,770       699,727
                                  ----------    ----------    ----------    ----------    ----------    ----------
Total loans ..................    $1,925,734    $1,807,682    $1,854,305    $1,659,792    $1,571,610    $1,229,402
                                  ==========    ==========    ==========    ==========    ==========    ==========


      (1)   Includes automobile and direct consumer loans.

      LOAN MATURITY SCHEDULES. Approximate maturities of the bank's loan categories as of June 30, 2003 are summarized in the following chart. Maturities have been determined based upon contractual terms, except that maturities within one year include loans which will be renewed/rolled over or extended in the normal course of business. Of the loans which are due after one year, those with predetermined interest rates amounted to approximately $1.501 billion and those with floating or adjustable interest rates amounted to approximately $203 million.

                                                                                      MATURITIES
                                                     ----------------------------------------------------------------------
                                                      WITHIN                                     OVER
                                                      1 YEAR                 1-5 YEARS          5 YEARS            TOTAL
                                                     --------                 --------          --------         ----------
                                                                                   (IN THOUSANDS)
Commercial, financial and
  agricultural loans.......................          $ 92,490                 $ 53,164          $  6,655         $  152,309
Consumer installment loans.................            28,500                  507,035           140,359            675,894
Real estate construction loans.............            57,923                   15,504                --             73,427
Mortgage loans:
  Commercial mortgage loans................            35,941                  123,188           408,042            567,171
  Residential mortgage loans...............             7,101                   14,210           435,622            456,933
    Total mortgage loans...................            43,042                  137,398           843,664          1,024,104
                                                     --------                 --------          --------         ----------
Total loans................................          $221,955                 $713,101          $990,678         $1,925,734
                                                     ========                 ========          ========         ==========

      Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The expected life, often referred to as average life, of long-term loans is substantially less than their contractual terms due to prepayments. In addition, due-on-sale clauses in most of our loans generally give us the right to declare a loan due and payable in the event, among other things, that a borrower sells the real property subject to a mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

      LOAN SALES. It is our intent when a loan is originated, to hold it until it matures or pays off. However, as part of management's effort to increase revenue, reduce credit and interest-rate risk and strengthen the bank's capital, we may, based upon market conditions, designate selected 1 - 4 family residential mortgage loans to be sold or securitized.

Residential mortgages identified as held for sale are segregated in the statement of condition and carried at the lower of aggregate cost or market. When the loans are sold or securitized and sold, we allocate the cost of the loan between the respective fair values of servicing and loan principal. Any excess or deficiency of sale proceeds over the remaining loan principal is recorded in other income as gain/(loss) on sales of securitizations and loans. When loans are securitized and held by the bank, the loan principal balances are transferred to the bank's securities available for sale portfolio at the lower of cost or market. These securities are then marked-to-market with any adjustment recorded in other comprehensive income.

ASSET QUALITY

      NONPERFORMING ASSETS. The following table sets forth information with respect to our nonperforming assets at the dates indicated. During the five years ended December 31, 2002, and the six months ended June 30, 2003, the bank did not participate in transactions in which a debtor transferred assets to the bank, as creditor, in exchange for a reduction of outstanding debt, other than foreclosures and other exercises of rights as a secured creditor in the ordinary course of business.


                             AT JUNE 30,               AT YEAR ENDED DECEMBER 31,
                             -----------  ---------------------------------------------------
                                 2003       2002       2001       2000       1999       1998
                               -------    -------    -------    -------    -------    -------
                                                            (IN THOUSANDS)
Non-accrual loans (1) .....    $ 5,720    $ 4,339    $ 5,621    $ 5,136    $ 6,628    $10,690
Other real estate owned (2)      6,138      9,846     13,387     15,905     17,941     18,289
                               -------    -------    -------    -------    -------    -------
Total non-performing assets    $11,858    $14,185    $19,008    $21,041    $24,569    $28,979
                               =======    =======    =======    =======    =======    =======
Loans contractually past
  due 90 days or more
  as to principal or
  interest and still
  accruing interest .......    $   801    $ 1,112    $   881    $   898    $   613    $   787
                               =======    =======    =======    =======    =======    =======



      (1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest is doubtful. After a careful review of individual loan history and related collateral by management, the loan may continue to accrue interest. If, however, in the opinion of management, the collection of additional interest is doubtful, the loan will remain in non-accrual status. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on our assessment of the collectibility of the loan. During 2002, gross interest income of $384,000 would have been recorded on loans accounted for on a non-accrual basis at the end of the year if the loans had been current throughout the year. Instead, interest on such loans included in income during 2002 amounted to $270,000.

      (2) Other real estate owned represents property acquired by us through foreclosure or repossession or as an in-substance foreclosure. These assets are recorded at the lower of their fair value or the unpaid principal balance plus unpaid accrued interest of the related loans.

      On the dates presented in the table above, the bank did not have any troubled debt restructurings, as defined under Statement of Financial Accounting Standards No. 15, which are loans where the creditor has, for economic or legal reasons, granted concessions to the debtor that the creditor would not otherwise consider.

      Our ratio of non-accrual loans to loans held in portfolio was 0.30% at June 30, 2003, 0.24% at December 31, 2002, and 0.30% at December 31, 2001.

      The following table summarizes the amounts of non-accrual loans by category at the dates indicated:

                                  AT JUNE 30,                          AT DECEMBER 31,
                                  -----------    -----------------------------------------------------------
                                      2003         2002         2001         2000         1999         1998
                                    -------      -------      -------      -------      -------      -------
                                                                        (IN THOUSANDS)
Commercial, financial and
  agricultural loans .........      $ 1,409      $ 1,076      $ 1,391      $   974      $ 1,994      $ 3,637
Consumer installment loans ...          903          727          684          599          681        1,251
Real estate construction loans           --           --           31           95           --           --
Commercial mortgage loans ....        1,762        1,783        1,624        1,929        2,134        1,957
Residential mortgage loans ...        1,646          753        1,891        1,539        1,819        3,845
                                    -------      -------      -------      -------      -------      -------
Total ........................      $ 5,720      $ 4,339      $ 5,621      $ 5,136      $ 6,628      $10,690
                                    =======      =======      =======      =======      =======      =======

      With regard to renegotiated loans, the amounts are immaterial for all periods shown. The bank ordinarily does not enter into agreements whereby it would reduce the principal amount of a loan, reduce the interest rate below the current market rates or extend the maturity date at a favorable interest rate. All loans for which there presently exists serious doubt as to the borrower's ability to comply with payment terms are included in one of the categories above. For additional details on properties classified as other real estate, refer to Note 11 of "Notes to the Consolidated Financial Statements."


      The following table summarizes the principal amounts of loans 90 days past due and accruing by category at the dates indicated:

                                   AT JUNE 30,                  AT YEAR ENDED DECEMBER 31,
                                   -----------   ------------------------------------------------------
                                      2003        2002        2001        2000        1999        1998
                                     ------      ------      ------      ------      ------      ------
                                                                     (IN THOUSANDS)
Commercial, financial and
  agricultural loans ..........      $   98      $  300      $  611      $  691      $   --      $   --
Consumer installment loans ....         176         133          35          50          28          36
Real estate constructions loans          --          --          --          --          --          --
Commercial mortgage loans .....          --          --          --          --          --         129
Residential mortgage loans ....         527         679         235         157         585         622
                                     ------      ------      ------      ------      ------      ------
  Total .......................      $  801      $1,112      $  881      $  898      $  613      $  787
                                     ======      ======      ======      ======      ======      ======


      With regard to impaired loans, see Note 8 of the "Notes to the Consolidated Financial Statements."


      ASSET CLASSIFICATION AND ALLOWANCES FOR LOAN LOSSES. Federal regulations require banking institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as "substandard" if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as "doubtful" if full collection is highly questionable or improbable. An asset is classified as "loss" if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a "special mention" designation, described as assets which do not currently expose the financial institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Federal or state examiners may disagree with our classifications.

      In originating loans, we recognize that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. We maintain a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, our and the industry's historical and projected loss experience and current and forecasted economic conditions. We increase our allowance for loan losses by charging provisions for loan losses against our income. Federal examiners may disagree with us as to the appropriate level of our allowance for loan losses.

      We monitor our asset quality and charge off loans and properties acquired in settlement of loans against the allowance for loan losses when appropriate and provide specific loss reserves when necessary. Although we believe that we use the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

      The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the bank. In establishing the allowance for loan losses, we take into consideration probable losses that have been identified in connection with specific loans as well as losses that have not been identified but can be expected to occur. We conduct regular reviews of our loans and evaluate the need to establish general and specific allowances on the basis of this review. Our board establishes general allowances on at least a quarterly basis based on an assessment of risk in our loans, taking into consideration the following:

      o     the composition and quality of the portfolio;

      o     delinquency trends;

      o     current charge-off and loss experience;

      o     the state of the real estate market; and

      o     economic conditions generally.

      We provide specific allowances for individual loans, or portions of loans, when we believe that ultimate collection is improbable based on the current payment status of the loan and the fair value or net realizable value of the security for the loan. At the date of foreclosure or other repossession or at the date that we determine that a property is an impaired property, we transfer the property to a category referred to as "other real estate owned" and book that property at fair value, less estimated selling costs. By the term "fair value," we mean the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller. At June 30, 2003, we held $6.1 million, net of allowances, in other real estate owned. We charge any amount of cost in excess of fair value against the allowance for loan losses. We also record an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, we periodically re-evaluate the property and establish an additional allowance if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, we record a gain on the sale of real estate.

      An analysis of loan loss experience follows for the periods set forth below. The bank aims to keep its allowance for loan losses at a level that is adequate to provide for probable and reasonably estimable loan losses. The level of the allowance is reviewed and adjusted by management on a quarterly basis and includes an evaluation of non-performing loans, loan losses experience, economic conditions, the composition of the loan portfolio and other relevant factors.

                                                  AT OR FOR THE SIX
                                                    MONTHS ENDED
                                                      JUNE 30,
                                             ---------------------------
                                                 2003            2002
                                             -----------     -----------

Average total loans outstanding ..........   $ 2,080,584     $ 1,847,964
                                             ===========     ===========
Allowance for loan losses at beginning
  of period ..............................   $     9,971     $     9,749
                                             -----------     -----------
Loans charged off during the period:
Commercial, financial and agricultural
   loans .................................          (460)            (10)
Consumer installment loans ...............        (1,956)           (836)
Real estate construction loans ...........            --              --
Commercial mortgage loans ................            --              --
Residential mortgage loans ...............            --            (289)
Recoveries during period of losses
previously charged off:
Commercial, financial and agricultural
  loans ..................................           107              73
Consumer installment loans ...............           906             561
Real estate construction loans ...........            --              --
Commercial mortgage loans ................            10              31
Residential mortgage loans ...............            --              --
                                             -----------     -----------
Net loans charged off during period ......        (1,393)           (470)
                                             -----------     -----------
Additions to (deductions) from  allowance
  for loan losses charged (credited) to
  expense during period ..................         1,600             600
                                             -----------     -----------
Allowance for loan losses at end of period   $    10,178     $     9,879
                                             ===========     ===========
Ratio of net charge-offs to average
  loans outstanding for period(1) ........          0.14%           0.05%
                                             ===========     ===========
Ratios of allowance for loan losses to
  total loans (net of unearned income)
  outstanding at end of period ...........          0.51%           0.53%
                                             ===========     ===========


                                                               AT OR FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------------
                                                 2002            2001            2000            1999            1998
                                             -----------     -----------     -----------     -----------     -----------
                                                                       (DOLLARS IN THOUSANDS)
Average total loans outstanding ..........   $ 1,890,744     $ 1,788,505     $ 1,636,913     $ 1,356,725     $ 1,212,909
                                             ===========     ===========     ===========     ===========     ===========
Allowance for loan losses at beginning
  of period ..............................   $     9,749     $     8,517     $     8,533     $     8,778     $     8,984
                                             -----------     -----------     -----------     -----------     -----------
Loans charged off during the period:
Commercial, financial and agricultural
   loans .................................        (1,366)            (84)           (397)            (67)           (382)
Consumer installment loans ...............        (2,404)         (1,768)         (1,728)         (2,550)         (3,079)
Real estate construction loans ...........            --              --              --              --              (4)
Commercial mortgage loans ................            --            (584)            (60)             --             (27)
Residential mortgage loans ...............          (290)             --            (316)           (124)            (60)
Recoveries during period of losses
previously charged off:
Commercial, financial and agricultural
  loans ..................................            85              54              60              47             155
Consumer installment loans ...............         1,166           1,314           1,173           1,203           1,300
Real estate construction loans ...........            --              --              --              --             574
Commercial mortgage loans ................           831              66           1,871              32              43
Residential mortgage loans ...............            --              34              --              14              74
                                             -----------     -----------     -----------     -----------     -----------
Net loans charged off during period ......        (1,978)           (968)            603          (1,445)         (1,406)
                                             -----------     -----------     -----------     -----------     -----------
Additions to (deductions) from  allowance
  for loan losses charged (credited) to
  expense during period ..................         2,200           2,200            (619)          1,200           1,200
                                             -----------     -----------     -----------     -----------     -----------
Allowance for loan losses at end of period   $     9,971     $     9,749     $     8,517     $     8,533     $     8,778
                                             ===========     ===========     ===========     ===========     ===========
Ratio of net charge-offs to average
  loans outstanding for period(1) ........          0.10%           0.05%          (0.04)%          0.11%           0.12%
                                             ===========     ===========     ===========     ===========     ===========
Ratios of allowance for loan losses to
  total loans (net of unearned income)
  outstanding at end of period ...........          0.49%           0.54%           0.53%           0.56%           0.74%
                                             ===========     ===========     ===========     ===========     ===========

----------

      (1)   Ratios for the interim periods have been annualized.

      The following tables show a breakdown of the allowance for loan losses by the major loan categories as well as the percentage of loans in each category to total loans as of the dates indicated. The allocation of the allowance for loan losses to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                   At June 30,                            At December 31,
                                   -----------   ----------------------------------------------------------------
                                      2003          2002          2001          2000          1999          1998
                                    -------       -------       -------       -------       -------       -------
DOLLAR AMOUNT OF
ALLOWANCE FOR LOAN LOSSES:

Commercial, financial and
  agricultural loans .........      $ 1,956       $ 1,412       $ 1,012       $ 1,114       $   792       $   739
Consumer installment loans ...        4,962         5,344         3,622         4,447         5,357         4,728
Real estate construction loans          317           213           294           269           235           205
Commercial mortgage loans ....        1,693         1,704         1,196         1,037         1,375         1,467
Residential mortgage loans ...          242           317           277           252           363           256
Unallocated ..................        1,008           981         3,348         1,398           411         1,383
                                    -------       -------       -------       -------       -------       -------
Total ........................      $10,178       $ 9,971       $ 9,749       $ 8,517       $ 8,533       $ 8,778
                                    =======       =======       =======       =======       =======       =======

PERCENTAGE OF LOANS IN
CATEGORY TO TOTAL LOANS:

Commercial, financial and
  agricultural loans .........          7.9%          6.5%          7.0%          7.0%          5.4%          6.6%
Consumer installment loans ...         35.1          32.0          30.3          30.0          27.4          30.5
Real estate construction loans          3.8           3.2           5.1           4.6           5.5           6.0
Commercial mortgage loans ....         29.5          30.5          31.1          26.8          25.1          23.6
Residential mortgage loans ...         23.7          27.8          26.5          31.6          36.6          33.3
                                    -------       -------       -------       -------       -------       -------
Total ........................        100.0%        100.0%        100.0%        100.0%        100.0%        100.0%
                                    =======       =======       =======       =======       =======       =======

      While we believe that we have established our allowance for loan losses in accordance with generally accepted accounting principles, we cannot assure you that regulators, in reviewing our assets, will not make us increase our allowance for loan losses, thereby negatively affecting our reported financial condition and results of operations.

INVESTMENT ACTIVITIES

      We are permitted to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of New York, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. We may also invest, subject to certain limitations, in short term corporate obligations referred to as "commercial paper" and certain other types of corporate debt securities and mutual funds. We are required to maintain a minimum amount of liquid assets that may be invested in cash and specified securities.

      We invest in investment securities in order to diversify our assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include sales of federal funds, and purchases of federal government and agency securities, mortgage backed securities, corporate bonds, municipal bonds and commercial paper.


      Securities classified as available for sale are stated at market value; those held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. See Notes 6 and 7 of "Notes to the Consolidated Financial Statements" for additional details. The following tables show the components of the bank's securities portfolio as of the dates indicated.

SECURITIES AVAILABLE FOR SALE              AT JUNE 30,                  AT DECEMBER 31,
-----------------------------              -----------     ------------------------------------------
                                              2003            2002            2001            2000
                                           ----------      ----------      ----------      ----------
                                                                 (IN THOUSANDS)
U.S. treasury and government agencies      $  273,846      $  400,837      $  421,954      $  577,914
Mortgage backed securities ..........       1,063,791       1,053,743         839,895         282,032
States and political subdivisions ...         285,692         312,019         217,425          93,103
Trust preferred securities ..........         120,962         113,463         114,209         107,320
Federal Home Loan Bank Stock ........          27,500          32,250          30,000          15,144
Other ...............................          15,955          14,753             998              --
                                           ----------      ----------      ----------      ----------
Total securities available for sale .      $1,787,746      $1,927,065      $1,624,481      $1,075,513
                                           ==========      ==========      ==========      ==========

SECURITIES HELD TO MATURITY                AT JUNE 30,                  AT DECEMBER 31,
---------------------------                -----------     ------------------------------------------
                                              2003            2002            2001            2000
                                           ----------      ----------      ----------      ----------
                                                                 (IN THOUSANDS)
U.S. government agencies ............      $       --      $       --      $   54,881      $  500,336
Trust preferred securities ..........          52,532          52,636           3,845          32,899
                                           ----------      ----------      ----------      ----------
Total securities held to maturity ...      $   52,532      $   52,636      $  107,726      $  533,235
                                           ==========      ==========      ==========      ==========

      Maturities and weighted average interest rates of the securities portfolio at June 30, 2003 are illustrated below. The method used to calculate the weighted average rates was to add the interest for each individual security and divide the total by the par value. The weighted average rates have been calculated on a tax-equivalent basis. Actual maturities may differ from contractual maturities reported below because debt securities issuers may have the right to call or repay obligations with or without call or repayment penalties.


                                  U.S. TREASURY                       STATES AND         TRUST        FEDERAL HOME
                                  AND GOVERNMENT   MORTGAGE BACKED    POLITICAL        PREFERRED       LOAN BANK
SECURITIES AVAILABLE FOR SALE        AGENCIES        SECURITIES      SUBDIVISIONS      SECURITIES        STOCK           OTHER
-----------------------------     --------------   ---------------   ------------      ----------     ------------    ----------
                                                                                    (DOLLARS IN THOUSANDS)
MATURING:
Within 1 year:
Amount .......................      $   12,098       $  578,888       $   23,162       $       --       $     --      $       --
Rate .........................            1.24%            3.56%            2.81%              --%            --%             --%

1-5 year:
Amount .......................      $  261,748       $  474,985       $    8,308       $   59,314       $     --      $   13,815
Rate .........................            3.21%            3.50%            7.75%            7.31%            --%           4.97%

5-10 years:
Amount .......................      $       --       $    9,918       $   24,039       $   26,859       $     --      $       --
Rate .........................              --%            3.24%            7.65%            7.48%            --              --

Over 10 years:
Amount .......................      $       --       $       --       $  230,183       $   34,789       $ 27,500      $    2,140
Rate .........................              --%              --%            7.78%            7.60%          4.75%           4.20%
                                    ----------       ----------       ----------       ----------       --------      ----------
Total Book Value..............      $  273,846       $1,063,791       $  285,692       $  120,962       $ 27,500      $   15,955
                                    ==========       ==========       ==========       ==========       ========      ==========

                                                            TRUST PREFERRED
    SECURITIES HELD TO MATURITY                                SECURITIES
    ---------------------------                             ---------------

    MATURING:
    Within 1 year:
    Amount................................                     $      --
    Rate..................................                            --%

    1-5 year:
    Amount................................                     $  32,541
    Rate..................................                          7.45%

    5-10 years:
    Amount................................                     $  11,210
    Rate..................................                          8.02%

    Over 10 years:
    Amount................................                     $   8,781
    Rate..................................                          8.24%
                                                               ---------
    Total Book Value......................                     $  52,532
                                                               =========

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

      GENERAL. Deposits are the primary source of our funding for lending and other investment purposes. In addition to deposits, our sources of funding include loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings may be used to supplement our available funds, and from time to time we have borrowed funds from the Federal Home Loan Bank of New York and through reverse repurchase agreements. Under these agreements, we acquire funds through the sale of securities and simultaneously commit to repurchasing the securities sold on a certain date at a specified price, which specified price is the sale price plus interest.

      DEPOSITS. We attract deposits principally from within our market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit which range in term from 91 days to several years. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We generally seek to attract deposits from local residents through our branch network rather than from outside our market area. We also hold deposits from various municipal and other governmental agencies. Historically, we have not accepted deposits from brokers due to their rate sensitivity. We establish our interest rates, maturities, service fees and withdrawal penalties on deposits on a periodic basis. We determine deposit interest rates and maturities based on:

      o     our funding needs;

      o     our liquidity requirements;

      o     the rates paid by our competitors;

      o     our growth goals; and

      o     applicable regulatory restrictions and requirements.

      Our deposits have decreased 0.6% to $3.416 billion at June 30, 2003 from $3.437 billion at December 31, 2002. Deposits had increased over 11% to $3.437 billion at December 31, 2002 from $3.087 billion at December 31, 2001.

      The following tables indicate average balances of our deposits for the periods indicated:

                                SIX MONTHS ENDED
                                     JUNE 30,                        YEAR ENDED DECEMBER 31,
                                ----------------      -----------------------------------------------------
                                       2003                2002                2001                2000
                                  -------------       -------------       -------------       -------------
                                                             (DOLLARS IN THOUSANDS)
Demand deposits ............      $     575,688       $     528,457       $     460,147       $     400,425
  Average rate paid ........               0.00%               0.00%               0.00%               0.00%
Savings deposits ...........      $   1,228,948       $   1,106,007       $     751,289       $     641,576
  Average rate paid ........               1.31%               1.92%               2.54%               2.46%
Other time deposits ........      $   1,564,981       $   1,641,574       $   1,651,875       $   1,569,042
  Average rate paid ........               2.59%               3.35%               5.07%               5.71%
                                  -------------       -------------       -------------       -------------
    Total average deposits .      $   3,369,617       $   3,276,038       $   2,863,311       $   2,611,043
                                  =============       =============       =============       =============
    Total average rate paid                1.68%               2.33%               3.59%               4.04%

PERCENT OF DEPOSIT
  CATEGORY TO TOTAL DEPOSITS
Demand deposits ............               17.1%               16.1%               16.1%               15.3%
Savings deposits ...........               36.5                33.8                26.2                24.6
Other time deposits ........               46.4                50.1                57.7                60.1
                                  -------------       -------------       -------------       -------------
    Total ..................              100.0%              100.0%              100.0%              100.0%
                                  =============       =============       =============       =============

      The following table summarizes the maturity of certificates of deposit and other savings and time deposits over $100,000 as of June 30, 2003.

                                                                                   OTHER SAVINGS AND
                                                       CERTIFICATES OF DEPOSIT       TIME DEPOSITS
                                                           $100,000 OR MORE        $100,000 OR MORE
                                                       -----------------------     ----------------
                                                                          (IN THOUSANDS)
MATURING:
Within 3 months...................................           $ 442,969                 $ 94,000
After three months but within six months..........             105,533                       --
After six months but within 12 months.............              84,922                       --
After 12 months...................................              78,478                       --
                                                                ------
Total.............................................           $ 711,902                 $ 94,000
                                                             =========                 ========

      At June 30, 2003, certificates of deposit of $100,000 or more and securities sold under agreements to repurchase totaled $751 million. These liabilities support the bank's interest earning assets due within one year (comprised of Federal funds sold, securities, loans and loans held for sale) of $1.319 billion.

      SHORT-TERM BORROWINGS. Savings deposits historically have been the primary source of funds for our lending, investment and general operating activities. However, we utilize FHLB advances and securities sold under agreement to repurchase to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The following table sets forth certain information regarding our short-term borrowings at the dates and for the periods indicated:

                                                  SIX MONTHS
                                                    ENDED
                                                   JUNE 30,                YEAR ENDED DECEMBER 31,
                                                  ----------      --------------------------------------
                                                     2003           2002           2001           2000
                                                   --------       --------       --------       --------
                                                                   (DOLLARS IN THOUSANDS)
FHLB ADVANCES:
  Average amount outstanding ................      $599,724       $600,000       $427,534       $ 27,801
  Total interest cost .......................        14,627         29,624         22,537          1,578
  Average interest rate paid ................          4.85%          4.87%          5.20%          5.58%
  Maximum amount outstanding at
    any month end ...........................      $600,000       $600,000       $600,000       $300,000
  Ending balance ............................       550,000        600,000        600,000        300,000
  Weighted average interest rate on balance
    Outstanding .............................          5.00%          4.87%          4.87%          5.50%
SECURITIES SOLD WITH AGREEMENT TO REPURCHASE:
  Average amount outstanding ................      $ 52,142       $ 39,221       $193,694       $793,647
  Total interest cost .......................           327            678          9,287         50,149
  Average interest rate paid ................          1.26%          1.73%          4.79%          6.32%
  Maximum amount outstanding at any
    month end ...............................      $ 83,401       $ 66,563       $472,088       $930,140
  Ending balance ............................        39,420         66,563        134,917        314,001
  Weighted average interest rate on
    Balance outstanding .....................          1.10%          1.34%          2.00%          6.41%

SUBSIDIARY ACTIVITIES

      We currently have four active subsidiaries:

      1. TCB Investment Corp., for making qualified investments in municipal securities, U.S. Government securities and corporate obligations.

      2. O.R.A.C., Inc., formerly Realty Acquisition Corporation, for the holding of foreclosed real estate.

      3. TC Financial Corp. (formerly known as TCNJ Financial Services, Inc.), for offering annuities, mutual funds and life insurance products.

      4. TC Preferred Funding, Inc., a real estate investment trust for the holding of certain of our real estate investments.

      We also have three subsidiaries that remain inactive.

COMPETITION

      We face strong competition in the communities we serve from other banking institutions as well as from other financial institutions. Banks in New Jersey and throughout the country, many of which are substantially larger than us, provide substantial competition for financial services and deposits.

      Competition for most of the services we perform has been increasing from financial institutions other than commercial banks due to the recent relaxation of regulatory restrictions. We compete for deposits with other financial institutions such as savings banks, savings and loan associations, credit unions, issuers of commercial paper and money market funds. These institutions, as well as brokerage houses, consumer finance companies, factors, insurance companies, mortgage bankers, real estate investment trusts and pension trusts, are important competitors for various other types of banking services, principally lending. There have been a number of recent mergers among local financial institutions, which have had the effect of concentrating deposit and loan activities among fewer depository institutions and more mergers may occur in the future. In addition, personal and corporate trust and investment counseling services are offered by insurance companies, investment counseling firms and other business entities.

EMPLOYEES

      We had 1,139 full-time and 164 part-time employees as of June 30, 2003. Of these, 307 full-time and 92 part-time non-administrative employees are represented by a union, Local 153 Office and Professional Employees International Union AFL-CIO. The current collective bargaining agreement, which originally was for a term of three years, expires on November 20, 2005. Effective June 22, 1990, the collective bargaining agreement included an "Open Shop" provision.

PROPERTIES


      Our main office, 35 Journal Square, Jersey City, New Jersey, is a twelve-story, 144,000 square foot office building with street level retail establishments. We use approximately 86% of this building; the remainder is offered for rent to third-parties. In addition to our main office, as of June 30, 2003, we had 100 branch offices (50 of which were located in supermarkets), as well as a data processing center and a records storage facility. We own the main building and 17 of the other locations. The owned offices are free and clear of mortgages. The remaining 85 are under leases that expire at various dates from 2003 to 2022.


LEGAL PROCEEDINGS

      From time to time, we are a party to various legal proceedings incident to our business. At June 30, 2003, there were no legal proceedings to which we or our subsidiaries were a party, or to which any of our property was subject, which were expected by us to result in a material loss.

                           REGULATION AND SUPERVISION

GENERAL

      The bank is a New Jersey chartered bank, and its deposit accounts are insured up to applicable limits by the FDIC under the Bank Insurance Fund, commonly referred to as "BIF". The bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance as its chartering agency, and by the FDIC as the deposit insurer. We refer to the "New Jersey Department of Banking and Insurance" as the "Department," to the commissioner of the Department as the "Commissioner" and to the Federal Reserve Board as the "FRB." The bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess the bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a state chartered bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.


      The holding company, as a bank holding company controlling the bank, will be subject to the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the FRB under the Bank Holding Company Act and to the provisions of the New Jersey Banking Act of 1948 and the regulations of the Department under the New Jersey Banking Act applicable to bank holding companies. The holding company will be required to file reports with, and otherwise comply with the rules and regulations of, the FRB and the Department. The holding company will also be required to file certain reports with, and otherwise comply with, the rules and regulations of the SEC under the federal securities laws.

      Any change in such laws and regulations, whether by the Department, the FDIC, the FRB, the SEC or through legislation, could have a material adverse impact on the holding company and the bank and their operations and shareholders.


NEW JERSEY BANKING REGULATION

      ACTIVITY POWERS. The bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, state banks, including the bank, generally may invest in:

      o     real estate mortgages;

      o     consumer and commercial loans;

      o specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

      o     certain types of corporate equity securities; and

      o     certain other assets.

      A bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the New Jersey Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A bank may also exercise trust powers upon approval of the Department, which the bank has obtained. New Jersey banks may also exercise any power authorized for national banks unless the Department determines otherwise. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "- Federal Banking Regulation - Activity Restrictions on State Chartered Banks" below.

      LOANS-TO-ONE-BORROWER LIMITATIONS. With certain specified exceptions, a New Jersey bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A New Jersey bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. The bank currently complies with applicable loans-to-one-borrower limitations.

      DIVIDENDS. Under the New Jersey Banking Act, a New Jersey bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the bank. In addition, a New Jersey bank may not pay a dividend if the surplus of the bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the bank's capital stock. Federal law may also limit the amount of dividends that may be paid by the bank. See "- Federal Banking Regulation - Prompt Corrective Action" below.

      MINIMUM CAPITAL REQUIREMENTS. Regulations of the Department impose on New Jersey chartered depository institutions, including the bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See "- Federal Banking Regulation - Capital Requirements" below.


      EXAMINATION AND ENFORCEMENT. The Department may examine the bank whenever it deems an examination advisable. The Commissioner examines the bank at least every two years, but in any event it may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a state chartered bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.


FEDERAL BANKING REGULATION

      CAPITAL REQUIREMENTS. FDIC regulations require BIF insured banks, such as the bank, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital. Tier 1 capital is comprised of the sum of common shareholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities. The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and the allowance for loan losses. Allowance for loan losses included in Tier 2 capital is limited to a maximum of 1.25% of risk weighted assets.
Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

      The FDIC regulations establish, for banks that have the highest examination rating of the FDIC under the Uniform Financial Institutions Rating System and that are not experiencing or anticipating significant growth, a minimum leverage capital ratio of Tier 1 capital to total assets of 3%. For all other banks, such leverage capital ratio is 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. The FDIC regulations also require that banks meet a risk based capital standard. The risk based capital standard requires the maintenance of a ratio of total capital - which is defined as the sum of Tier 1 capital and Tier 2 capital - to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by risk weights ranging from 0% to 100%, based on the relative risks inherent in each type of asset or item, as established by the FDIC. As of June 30, 2003, our leverage ratio was 5.73%, our Tier 1 capital ratio was 10.00% and our total capital ratio was 10.40%. These ratios exceed the FDIC's minimum ratios and the levels required to be considered "well capitalized" under FDIC regulations, described below under "-Prompt Corrective Action."

      The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed.
Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

      The FDIC adopted regulations, effective April 1, 2002, establishing minimum regulatory capital requirements for equity investments in non-financial companies. The regulations apply a series of marginal capital charges that range from 8% to 25% depending upon the size of the aggregate equity investment portfolio of the banking organization relative to its Tier 1 capital. The capital charge would be applied by making a deduction, which would be based on the adjusted carrying value of the equity investment from the organization's Tier 1 capital. We do not believe this new capital requirement will have a material adverse effect upon our operations. However, we will have to take this requirement into consideration should we, at some point in the future, decide to invest in non-financial companies.

      ACTIVITY RESTRICTIONS ON STATE CHARTERED BANKS. Section 24 of the Federal Deposit Insurance Act, as amended (FDIA), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), generally limits the activities and investments of state chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC. Section 24 provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank under
Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

      Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

      The Gramm-Leach Bliley Act, commonly referred to as "Gramm-Leach," permits a state chartered bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, Gramm-Leach permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank's total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary's risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary's assets with the bank's and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. Generally, Gramm-Leach will preempt all state laws regarding the permissibility of certain activities for state chartered banks if such state law is in conflict with the provisions of Gramm Leach, with the exception of certain insurance activities, regardless of whether the state law would authorize broader or more restrictive activities.

      FEDERAL HOME LOAN BANK SYSTEM. The bank is a member of the Federal Home Loan Bank, or FHLB, system, which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLB provides a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLBs. It makes loans to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the FHLBs. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long term advances. The bank, as a member of the FHLB of New York, is required to purchase and hold shares of capital stock in that FHLB in an amount at least equal to the greater of:

      o     1% of the aggregate  principal  amount of its unpaid mortgage loans,
            home  purchase  contracts,   pass-through   securities  and  similar
            obligations at the beginning of each year; or

      o 5%, or such greater fraction as established by the FHLB, of its advances from the FHLB as of December 31, 2002.


Pursuant to Gramm-Leach, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by the FHLB. Gramm-Leach specifically provides that the minimum requirements in existence immediately prior to adoption of Gramm-Leach shall remain in effect until such regulations are adopted.


      ENFORCEMENT. The FDIC has extensive enforcement authority over insured banks, including the bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers, to order divestitures and withhold approval of the acquisition of businesses or the exercise of powers, to terminate deposit insurance coverage and to place a depository institution in receivership. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

      o insolvency, which arises when the assets of the bank are less than its liabilities to depositors and others;

      o substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

      o     existence of an unsafe or unsound condition to transact business;

      o likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

      o insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

      SAFETY AND SOUNDNESS STANDARDS. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

      In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

      PROMPT  CORRECTIVE  ACTION.  Under the  FDIC's  prompt  corrective  action regulations, the FDIC is required to take certain, and is authorized to take other, supervisory actions against undercapitalized banking institutions. For this purpose, a banking institution would be placed in one of five categories based on the banking institution's capital. Generally, a banking institution is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of Tier 1 capital to risk-weighted assets is at least 6%, its ratio of Tier 1 capital to total assets is at least 5% and it is not subject to any order or directive by the FDIC to meet a specific capital level. A banking institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of Tier 1 capital to risk-weighted assets is at least 4% and its ratio of Tier 1 capital to total assets is at least 4% (3% if the banking institution receives the highest rating on the CAMEL financial institutions rating system). A banking institution that has a total risk-based capital of less than 8% or a leverage ratio or a Tier 1 capital ratio that is less than 4% (3% leverage ratio if the banking institution receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A banking institution that has a total risk-based capital of less than 6% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3% is considered to be "significantly undercapitalized." A banking institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of a banking institution's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "- Capital Requirements."

      The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a banking institution's capital deteriorates within the three undercapitalized categories. All banking institutions are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the banking institution would be undercapitalized. An undercapitalized banking institution is required to file a capital restoration plan within 45 days of the date the banking institution receives notice that it is within any of the three undercapitalized categories. The FDIC is required to monitor closely the condition of an undercapitalized banking institution and to restrict the asset growth, acquisitions, branching, and new lines of business of such a banking institution. Significantly undercapitalized banking institutions are subject to restrictions on compensation of senior executive officers; such a banking institution may not, without FDIC consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation, excluding bonuses, stock options and profit-sharing, during the 12 months preceding the month when the banking institution became undercapitalized. A significantly undercapitalized banking institution may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the FDIC.

      If one or more grounds exist for appointing a conservator or receiver for an association, the FDIC may require the banking institution to issue additional debt or stock, sell assets, be acquired or combine with another banking institution. The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary institution.

      INSURANCE ACTIVITIES. In October 2001, the federal banking agencies adopted regulations prohibiting depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers. We do not believe that these regulations have a material impact on our operations.

      DEPOSIT INSURANCE. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized, using ratios that are substantially similar to the prompt corrective action capital ratios discussed above. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

      An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. The assessment rates for our BIF assessable deposits are zero basis points. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. Any increase in deposit insurance premiums could have an adverse effect upon the earnings of the bank.

      Under the Deposit Insurance Funds Act of 1996, the assessment base for the payments on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the bank. Our total expense in 2002 for the assessment for deposit insurance and for such bond payments was $551,000.

      Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

      TRANSACTIONS WITH AFFILIATES OF THE BANK. The bank is subject to the affiliate and insider transaction rules set forth in Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act, and the regulations of the FRB promulgated thereunder. These provisions, among other things, prohibit or limit a bank from extending credit to, or entering into certain transactions with, its affiliates and principal shareholders, directors and executive officers of the bank. The holding company will constitute an "affiliate" of the bank for these purposes.

      In addition, provisions of the Bank Holding Company Act prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

      Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law and regulation, as discussed above. The New Jersey Banking Act also provides that a bank that is in compliance with the applicable federal laws and regulations is deemed to be in compliance with such provisions of the New Jersey Banking Act.

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

      PRIVACY STANDARDS. Effective July 1, 2001, financial institutions, including the holding company and the bank, became subject to FDIC regulations implementing the privacy protection provisions of Gramm-Leach. These regulations require the holding company and the bank to disclose their privacy policy, including identifying with whom they share "non-public personal information," to customers at the time of establishing the customer relationship and annually thereafter.

      The regulations also require the holding company and the bank to provide their customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, the holding company and the bank are required to provide their customers with the ability to "opt-out" of having the holding company and the bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on the bank.

      COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act, commonly referred to as "CRA," any insured depository institution, including the bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for branch relocations, additional branches and acquisitions.

      Current  CRA  regulations   rate  an  institution   based  on  its  actual
performance in meeting community needs. In particular, the evaluation system focuses on three tests:

      o a lending test, to evaluate the institution's record of making loans in its service areas;

      o an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

      o a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

      The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. In December 2000, the federal banking agencies adopted regulations, effective April 1, 2001, implementing the requirements under Gramm-Leach that insured depository institutions publicly disclose certain agreements that are in fulfillment of the CRA. Management does not believe that these regulations will have a material impact on the holding company's operations.

      INTERNET BANKING. Technological developments are dramatically altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks' efficiency and competitiveness consistent with safe and sound banking practices. We cannot make assurances that the federal bank regulatory agencies will adopt new regulations that will not materially affect the bank's internet operations or restrict any such further operations.

FEDERAL RESERVE SYSTEM

      Under FRB regulations, the bank is required to maintain non-interest earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a FRB or a pass through account as defined by the FRB, the effect of this reserve requirement is to reduce the bank's interest earning assets.

THE USA PATRIOT ACT

      In response to the events of September 11th, President George W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

      Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

      o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program.

      o Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

      o Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives - including foreign individuals visiting the United States - to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

      o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign banks that do not have a physical presence in any country, and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

      o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

FEDERAL BANK HOLDING COMPANY REGULATION

      GENERAL. The holding company will be a bank holding company subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the FRB.

      ACTIVITY RESTRICTIONS. The Bank Holding Company Act generally limits the holding company's activities to managing or controlling banks, furnishing services to or performing services for its subsidiaries and engaging in other activities that the FRB determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the FRB must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits include greater convenience, increased competition and gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

      o     making or servicing loans;

      o     performing certain data processing services;

      o     providing certain brokerage services;

      o     acting as fiduciary, investment or financial advisor;

      o     leasing personal or real property;

      o making investments in corporations or projects designed primarily to promote community welfare; and

      o     acquiring a savings and loan association.

      The FRB may require that the holding company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt.

      Gramm-Leach expands the range of permitted activities of certain bank holding companies to include the offering of virtually any type of service that is financial in nature or incidental thereto, including banking, securities underwriting, insurance (both underwriting and agency), merchant banking, acquisitions of and combinations with insurance companies and securities firms and additional activities that the FRB, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. In order to engage in these new activities, a bank holding company must qualify and register with the FRB as a financial holding company. To qualify as a financial holding company, a bank holding company must demonstrate that each of its bank subsidiaries is well-capitalized and well-managed and has a rating of "satisfactory" or better under the Community Reinvestment Act of 1977. Certain of the additional activities authorized under Gramm-Leach may also be undertaken by a financial subsidiary of a bank. Under Gramm-Leach, a functional system of regulation will apply to financial holding companies under which banking activities will be regulated by the federal banking regulators, securities activities will be regulated by the federal securities regulators, and insurance activities will be subject to regulation by the appropriate state insurance authorities.


      ACQUISITION OF CONTROL. Under the federal Change in Bank Control Act, any person, or group acting in concert, seeking to acquire 10% or more of the outstanding shares of the holding company's common stock will be required to submit prior notice to the FRB, unless the FRB has found that the acquisition of such shares will not result in a change in control of the holding company. Under the Change in Bank Control Act, the FRB has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served by the holding company and the bank, and the antitrust effects of the acquisition. Under the Bank Holding Company Act, any company would be required to obtain prior approval from the FRB before it may obtain "control" of the holding company within the meaning of the Bank Holding Company Act. Control generally is defined under the Bank Holding Company Act to mean the ownership or power to vote 25% or more of any class of voting securities of the holding company or the ability to control in any manner the election of a majority of the holding company's directors.

      As a bank holding company, the holding company will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for the holding company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

      CAPITAL; DIVIDENDS; SHARE REPURCHASES; SOURCE OF STRENGTH. The FRB imposes certain capital requirements on the holding company under the Bank Holding
Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These minimum requirements are substantially the same as the bank's minimum capital requirements described above under " - Federal Banking Regulation - Capital Requirements." Subject to its capital requirements and certain other restrictions, the holding company is able to borrow money to make a capital contribution to the bank, and such loans may be repaid from dividends paid from the bank to the holding company. The holding company is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

      A bank holding company is required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the bank's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well managed" and, both before and after giving effect to the purchase or redemption, "well capitalized" under applicable regulations of the FRB, and that is not the subject of any unresolved supervisory issues.

      Regulations of the FRB provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. A bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. Under the prompt corrective action provisions of FDICIA, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See " - Federal Banking Regulation-Prompt Corrective Action" above. If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the FRB may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the FRB.

      Depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This could apply if the holding company ever acquired, as a separate subsidiary, a depository institution in addition to the bank.

NEW JERSEY BANK HOLDING COMPANY REGULATION

      GENERAL. Under the New Jersey Banking Act, a company owning or controlling a bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms "company" and "bank holding company" as such terms are defined under the Bank Holding Company Act. Each bank holding company controlling a New Jersey chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.

      ACQUISITION OF CONTROL. The New Jersey Banking Act requires prior approval of the Commissioner before any person may acquire a New Jersey bank holding company, such as the holding company. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a New Jersey bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a New Jersey bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

FEDERAL SECURITIES LAW

      The holding company has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the acquisition and exchange. Upon completion of the acquisition and exchange, the holding company's common stock will be registered with the SEC under the Securities Exchange Act of 1934. The holding company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

      The registration under the Securities Act of shares of the holding company's common stock to be issued in the acquisition and exchange does not cover the resale of such shares. Shares of the holding company's common stock acquired by persons who are not affiliates of the holding company may be resold without registration. Shares acquired by an affiliate of the holding company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the holding company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the bank who complies with the other conditions of Rule 144 - including those that require the affiliate's sale to be aggregated with those of certain other persons - would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of the holding company or the average weekly volume of trading in such shares during the preceding four calendar weeks. The holding company may make provisions in the future to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

SARBANES-OXLEY ACT OF 2002

      On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the "SOA." The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.


      We believe that the SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the SEC or, in the bank's case, with the FDIC, under the Securities Exchange Act of 1934. Given the extensive SEC role in implementing rules relating to many of the SOA's new requirements, the final scope of these requirements remains to be determined.


      The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

      The SOA addresses, among other matters:

      o     audit committees for all reporting companies;

      o certification of financial statements by the chief executive officer and the chief financial officer;

      o the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement in connection with misconduct;

      o a prohibition on insider trading during pension plan black out periods;

      o     disclosure of off-balance sheet transactions;

      o     expedited filing requirements for Forms F-8As;

      o     disclosure of a code of ethics;

      o     "real time" filing of periodic reports;

      o     the formation of a public accounting oversight board;

      o     auditor independence; and

      o various increased criminal penalties for violations of securities laws.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES


      "Management's Discussion and Analysis of Financial Condition and Results of Operation" is based upon the bank's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the bank to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the bank's Consolidated Financial Statements for the year ended December 31, 2002 contains a summary of the Bank's significant accounting policies. Management believes the bank's policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application is periodically reviewed with the audit committee and the board of directors.


      The provision for loan losses is based upon management's evaluation of the adequacy of the allowance for loan losses, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses. Such agencies may require the bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the bank's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the bank's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the bank's control.

      The bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. Accordingly, plan assets and the projected benefit obligation are each marked-to-market at all period-ends and recorded in employee benefits expense. Generally, the value of plan assets are subject to the inherent volatility of the securities markets and the specific market performance of the plan assets; the value of the projected benefit obligation, which can also have a significant element of volatility, is subject to the level of interest rates, the expected inflation rate, the number of employees covered under the plan, and other factors.

GENERAL

      Our net income is dependent primarily on our net interest income, which is the difference between interest and dividend income earned on our loan and investment securities portfolios and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. Our net income is also affected by the generation of non-interest income, such as loan fees and service charges, as well as gains on sales of securities held for sale. In addition, our net income is affected by the level of the provision for loan losses, as well as operating expenses.

      Our operations and the entire banking industry are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by competition among lenders, the level of interest rates, the availability of funds and, in certain markets, the demand for and supply of housing. Deposit flow and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings nationwide.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK DISCLOSURE

      We originate and invest in interest-earning assets and solicit interest-bearing and non-interest bearing deposit accounts. Our operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of our interest-earning assets and the amount of interest-bearing liabilities that mature, re-price, or are prepaid/withdrawn in specified time periods. Interest rate risk is the risk that our earnings and/or net portfolio value, as defined below, will change when interest rates change. The principal objective of our asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk.


      Management monitors and controls interest rate risk through a variety of techniques including use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, we project future net interest income and then estimate the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. We also use the models to calculate the change in net portfolio value over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging interest-earning assets and interest-bearing liabilities by re-pricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to re-price during each time period and cumulatively through the end of each time period. The dollar difference between rate sensitive assets and rate sensitive liabilities within given time periods is referred to as the "interest sensitivity gap." By this definition, a "gap" has an asset, liability and time component.


      A negative gap is created when rate sensitive liabilities exceed rate sensitive assets within a particular time frame. Conversely, a positive gap occurs when the bank has more rate sensitive assets than rate sensitive liabilities within a particular time frame. Negative gaps result when an institution borrows on a short-term basis and lends on a long-term basis. Positive gaps occur when an institution borrows on a long-term basis and lends on a short-term basis. In an increasing rate environment, earnings will generally increase with a positive short-term gap. Earnings will generally decrease in a rising rate environment when the short-term gap is negative.

      Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market interest rates; future cash flows; and discount rates.

      Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will re-price and assumes that assets and liabilities assigned to the same re-pricing period will re-price at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that the re-pricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

      Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on our net interest income or net portfolio value.

      Our models provide information pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the SEC. The information is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that term as set forth in the Private Securities Litigation Reform Act of 1995. The base case information shows an estimate of our net portfolio value at June 30, 2003 arrived at by discounting estimated future cash flows at current market rates and an estimate of future net interest income assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at the same rate level. The rate change information shows estimates of net portfolio value at June 30, 2003 and future net interest income assuming rate changes of varying amounts. Rate changes are assumed to occur uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. In addition, for purposes of calculating net portfolio value, the indicated rate changes are assumed to be shock or immediate changes, while for purposes of projecting future net interest income the indicated rate changes are assumed to be ramped or occur evenly over a twelve-month time period. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting re-pricing balances to the current rate level.


      Based on the results of our interest simulation model as of June 30, 2003, the impact of a 100 basis point ramp-up change in rates would be an improvement of $750,000, or 0.6%, on an annualized basis, in net interest income if rates decreased, compared to a decline of $50,000, or 0.04%, on an annualized basis, in net interest income if rates increased. The impact of an immediate 100 basis point change in rates would be an increase of $50.9 million, or 8.0%, in net portfolio value if rates decreased, versus a decrease of $49.8 million, or 7.8% in net portfolio value if rates increased.


      Based on the results of our interest simulation model as of December 31, 2002, if rates had decreased by 100 basis points we would have expected an improvement of $500,000, or 0.4%, in net interest income and a corresponding increase of $55.2 million, or 10%, in the net portfolio value. If rates had increased by 100 basis points, net interest income for the year ended December 31, 2002 is projected to have declined by $2.6 million, or 2%, while the net portfolio value would have decreased by $112.7 million, or 21%. In comparison, based on the results of our interest simulation model as of December 31, 2001, if rates had decreased by 100 basis points we would have expected an improvement of $2.1 million, or 2%, in net interest income and a corresponding increase of $183 million in net portfolio value. If rates had increased by 100 basis points, net interest income for the year ended December 31, 2001 would have been projected to decline by $3.1 million, or 3%, while net portfolio value would have been projected to decrease by $166 million.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS AND RATES

      The following tables set forth certain information relating to our average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods shown. The tables also present information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which banking institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                          FOR THE SIX MONTHS ENDED JUNE 30,
                                                 ---------------------------------------------------------------------------------
                                                                     2003                                     2002
                                                 --------------------------------------    ---------------------------------------
                                                   AVERAGE       INTEREST AND   AVERAGE      AVERAGE       INTEREST AND    AVERAGE
                                                   BALANCE           FEES         RATE       BALANCE          FEES          RATE
                                                 --------------------------------------    ---------------------------------------
ASSETS                                                         (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
Interest-earning assets:
  Loans:
      Commercial ............................    $   160,969     $     4,885      6.12%    $   142,397     $     4,745      6.72%
      Installment ...........................        755,553          22,572      6.02         641,669          21,886      6.83
      Real estate ...........................      1,164,062          40,974      7.10       1,063,898          39,110      7.41
                                                 -----------     -----------               -----------     -----------
        Total loans .........................      2,080,584          68,431      6.62       1,847,964          65,741      7.15
                                                 -----------     -----------               -----------     -----------
  Securities:
      Taxable ...............................      1,451,197          29,608      4.11       1,264,511          35,593      5.68
      Non-taxable ...........................        285,712           9,843      6.89         237,714           8,210      6.91
                                                 -----------     -----------               -----------     -----------
        Total securities ....................      1,736,909          39,451      4.54       1,502,225          43,803      5.83
                                                 -----------     -----------               -----------     -----------
  Money market investments ..................        157,599           1,025      1.29         448,394           4,417      1.96
                                                 -----------     -----------               -----------     -----------
        Total interest-earning assets .......      3,975,092         108,907      5.50       3,798,583         113,961      6.01
                                                 -----------     -----------               -----------     -----------
Noninterest-earning assets:
  Cash and due from banks ...................        110,190                                   106,647
  Other assets ..............................        257,934                                   189,553
  Allowance for loan losses .................        (10,289)                                   (9,844)
                                                 -----------                               -----------
        Total noninterest-earning assets ....        357,835                                   286,356
                                                 -----------                               -----------
Total assets ................................    $ 4,332,927                               $ 4,084,939
                                                 ===========                               ===========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ..........................    $ 1,228,948           7,960      1.31     $ 1,000,511          10,295      2.08
  Other time deposits .......................        792,942          12,276      3.12         882,090          18,343      4.19
  Certificates of deposits $100,000 and over         772,039           7,826      2.04         798,930          11,343      2.86
                                                 -----------     -----------               -----------     -----------
        Total interest-bearing deposits .....      2,793,929          28,062      2.03       2,681,531          39,981      3.04
                                                 -----------     -----------               -----------     -----------
Borrowings ..................................        653,099          14,964      4.56         638,093          15,055      4.69
                                                 -----------     -----------               -----------     -----------
        Total interest-bearing liabilities ..      3,447,028          43,026      2.51       3,319,624          55,036      3.33
                                                 -----------     -----------               -----------     -----------
Noninterest-bearing liabilities and
  stockholders' equity:
    Demand deposits .........................        575,688                                   514,994
    Other liabilities .......................         43,113                                    30,021
                                                 -----------                               -----------
        Total noninterest-bearing liabilities        618,801                                   545,015
                                                 -----------                               -----------
    Shareholders' equity ....................        267,098                                   220,300
                                                 -----------                               -----------
Total liabilities and shareholders' equity ..    $ 4,332,927                               $ 4,084,939
                                                 ===========                               ===========
Net interest income/spread
  (annualized tax-equivalent basis) .........                    $    65,881      2.99                     $    58,925      2.68
                                                                 ===========                               ===========

Net interest margin
  (annualized tax-equivalent basis) .........                                     3.33                                      3.10

Tax equivalent adjustments:
  Loans .....................................                    $       253                               $       336
  Investment securities .....................                          3,150                                     2,627
                                                                 -----------                               -----------
        Total ...............................                    $     3,403                               $     2,963
                                                                 ===========                               ===========

      Loans include nonaccruing loans, the effect of which is to reduce the rate earned on loans, and exclude unearned income. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on statutory rates in effect (35% in 2003 and 2002).

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------------------
                                                                     2002                                       2001
                                                ----------------------------------------   ----------------------------------------
                                                  AVERAGE          INTEREST      AVERAGE     AVERAGE          INTEREST      AVERAGE
                                                  BALANCE          AND FEES       RATE       BALANCE          AND FEES       RATE
                                                -----------      -----------     -------   -----------      -----------     -------
                                                                (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
ASSETS
Interest-earning assets:
  Loans:
    Commercial ..............................   $   143,847      $     9,559      6.65%    $   129,317      $    10,380      8.03%
    Installment .............................       672,234           46,126      6.86         589,205           45,002      7.64
    Real estate .............................     1,074,663           81,085      7.55       1,069,983           84,196      7.87
                                                -----------      -----------               -----------      -----------
      Total loans ...........................     1,890,744          136,770      7.23       1,788,505          139,578      7.80
                                                -----------      -----------               -----------      -----------
  Securities:
    Taxable .................................     1,381,937           70,929      5.13       1,308,277           83,644      6.39
    Non-taxable .............................       265,265           17,826      6.72         165,295           12,083      7.31
                                                -----------      -----------               -----------      -----------
      Total securities ......................     1,647,202           88,755      5.39       1,473,572           95,727      6.50
                                                -----------      -----------               -----------      -----------
  Money market investments ..................       340,600            6,555      1.92         191,899            6,023      3.14
                                                -----------      -----------               -----------      -----------
      Total interest-earning assets .........     3,878,546          232,080      5.98       3,453,976          241,328      6.99
                                                -----------      -----------               -----------      -----------
Noninterest-earning assets:
  Cash and due from banks ...................       113,927                                     92,329
  Other assets ..............................       211,370                                    187,002
  Allowance for loan losses .................        (9,901)                                    (8,682)
                                                -----------                                -----------
      Total noninterest-earning assets ......       315,396                                    270,649
                                                -----------                                -----------
Total assets ................................   $ 4,193,942                                $ 3,724,625
                                                ===========                                ===========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ..........................   $ 1,106,007           21,273      1.92     $   751,289           19,107      2.54
  Other time deposits .......................       875,757           34,246      3.91         854,203           45,775      5.36
  Certificates of deposits $100,000 and over        765,817           20,814      2.72         797,672          37,,925      4.75
                                                -----------      -----------               -----------      -----------
      Total interest-bearing deposits .......     2,747,581           76,333      2.78       2,403,164          102,807      4.28
                                                -----------      -----------               -----------      -----------
  Borrowings ................................       645,175           30,413      4.71         628,370           31,973      5.09
                                                -----------      -----------               -----------      -----------
      Total interest-bearing liabilities ....     3,392,756          106,746      3.15       3,031,534          134,780      4.45
                                                -----------      -----------               -----------      -----------
Noninterest-bearing liabilities and
  stockholders' equity:
    Demand deposits .........................       528,457                                    460,147
    Other liabilities .......................        35,895                                     26,523
                                                -----------                                -----------
      Total noninterest-bearing liabilities .       564,352                                    486,670

    Shareholders' equity ....................       236,834                                    206,421

Total liabilities and shareholders' equity ..   $ 4,193,942                                $ 3,724,625
                                                ===========                                ===========
Net interest income/spread
  (tax-equivalent basis) ....................                    $   125,334      2.83                      $   106,548      2.54
                                                                 ===========                                ===========
Net interest margin
  (tax-equivalent basis) ....................                                     3.23                                       3.08

Tax equivalent adjustments:
  Loans .....................................                    $       663                                $       616
  Investment securities .....................                          5,707                                      4,233
                                                                 -----------                                -----------
      Total .................................                    $     6,370                                $     4,849
                                                                 ===========                                ===========

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                                                                    2000
                                                ---------------------------------------
                                                  AVERAGE          INTEREST     AVERAGE
                                                  BALANCE          AND FEES      RATE
                                                -----------      -----------    -------
                                                    (DOLLARS IN THOUSANDS, INCOME ON
                                                        A TAX-EQUIVALENT BASIS)
ASSETS
Interest-earning assets:
  Loans:
    Commercial ..............................   $   113,231      $    11,535     10.19%
    Installment .............................       501,689           38,628      7.70
    Real estate .............................     1,021,993           81,667      7.99
                                                -----------      -----------
      Total loans ...........................     1,636,913          131,830      8.05
                                                -----------      -----------
  Securities:
    Taxable .................................     1,632,965          109,037      6.68
    Non-taxable .............................        86,847            6,123      7.05
                                                -----------      -----------
      Total securities ......................     1,719,812          115,160      6.70
                                                -----------      -----------
  Money market investments ..................        41,389            2,654      6.41
                                                -----------      -----------
      Total interest-earning assets .........     3,398,114          249,644      7.35
                                                -----------      -----------
Noninterest-earning assets:
  Cash and due from banks ...................        82,256
  Other assets ..............................       147,952
  Allowance for loan losses .................        (8,482)
                                                -----------
      Total noninterest-earning assets ......       221,726
                                                -----------
Total assets ................................   $ 3,619,840
                                                ===========

LLABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings deposits ..........................   $   641,576           15,810      2.46
  Other time deposits .......................       786,047           42,589      5.42
  Certificates of deposits $100,000 and over        782,995           47,020      6.01
                                                -----------      -----------
      Total interest-bearing deposits .......     2,210,618          105,419      4.77
                                                -----------      -----------
  Borrowings ................................       825,609           51,992      6.30
                                                -----------      -----------
      Total interest-bearing liabilities ....     3,036,227          157,411      5.18
                                                -----------      -----------
Noninterest-bearing liabilities and
  stockholders' equity:
    Demand deposits .........................       400,425
    Other liabilities .......................        23,788
                                                -----------
      Total noninterest-bearing liabilities .       424,213

    Shareholders' equity ....................       159,400

Total liabilities and shareholders' equity ..   $ 3,619,840
                                                ===========
Net interest income/spread
  (tax-equivalent basis) ....................                    $    92,233      2.17
                                                                 ===========
Net interest margin
  (tax-equivalent basis) ....................                                     2.71

Tax equivalent adjustments:
  Loans .....................................                    $       685
  Investment securities .....................                          2,141
                                                                 -----------
      Total .................................                    $     2,826
                                                                 ===========

      Loans include nonaccruing loans, the effect of which is to reduce the rate earned on loans, and exclude unearned income. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on statutory rates in effect (35% in 2002, 2001 and 2000).

RATE/VOLUME ANALYSIS

      The following tables set forth information regarding the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the periods indicated. Average balances and rates include non-accruing loans. For each category of interest-earning asset and interest-bearing liability, information is provided for changes attributable to (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) total change. Changes in rate/volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                                    SIX MONTHS ENDED JUNE 30, 2003
                                                     COMPARED TO SIX MONTHS ENDED
                                                            JUNE 30, 2002
                                               ---------------------------------------
                                                 INCREASE/(DECREASE)
                                                  DUE TO CHANGE IN
                                               ---------------------------------------
                                                VOLUME          RATE            NET
                                               --------       --------       --------
                                                           (IN THOUSANDS)
Interest-earning assets:
Loans (net of unearned income) ..........      $  6,543       $ (3,853)      $  2,690
Securities ..............................        10,453        (14,805)        (4,352)
Money market investments ................        (2,221)        (1,171)        (3,392)
                                               --------       --------       --------
Total interest income ...................      $ 14,775       $(19,829)      $ (5,054)
                                               --------       --------       --------
Interest-bearing liabilities:
Savings deposits ........................      $  3,758       $ (6,093)      $ (2,335)
Other time deposits .....................        (1,782)        (4,504)        (6,286)
Certificates of deposit $100,000 and over          (346)        (2,950)        (3,296)
Short-term borrowings ...................           521           (614)           (93)
                                               --------       --------       --------
Total interest expense ..................      $  2,151       $(14,161)      $(12,010)
                                               --------       --------       --------
Net interest income .....................      $ 12,624       $ (5,668)      $  6,956
                                               ========       ========       ========

                                                   YEAR ENDED DECEMBER 31, 2002                  YEAR ENDED DECEMBER 31, 2001
                                                      COMPARED TO YEAR ENDED                        COMPARED TO YEAR ENDED
                                                         DECEMBER 31, 2001                             DECEMBER 31, 2000
                                               --------------------------------------       --------------------------------------
                                                  INCREASE/(DECREASE)                         INCREASE/(DECREASE)
                                                   DUE TO CHANGE IN                            DUE TO CHANGE IN
                                               --------------------------------------       --------------------------------------
                                                VOLUME          RATE            NET          VOLUME          RATE            NET
                                               --------       --------       --------       --------       --------       --------
                                                                                 (IN THOUSANDS)
Interest-earning assets:
Loans (net of unearned income) ..........      $  7,716       $(10,524)      $ (2,808)      $ 11,931       $ (4,183)      $  7,748
Securities ..............................        10,510        (17,482)        (6,972)       (16,080)        (3,353)       (19,433)
Money market investments ................         3,473         (2,941)           532          5,328         (1,959)         3,369
                                               --------       --------       --------       --------       --------       --------
Total interest income ...................      $ 21,699        (30,947)      $ (9,248)      $  1,179         (9,495)      $ (8,316)
                                               --------       --------       --------       --------       --------       --------
Interest-bearing liabilities:
Savings deposits ........................      $  7,569       $ (5,403)      $  2,166       $  2,770       $    527       $  3,297
Other time deposits .....................         1,130        (12,659)       (11,526)         3,662           (476)         3,186
Certificates of deposit $100,000 and over        (1,462)       (15,649)       (17,111)           873         (9,968)        (9,095)
Short-term borrowings ...................           848         (2,408)        (1,560)       (11,097)        (8,922)       (20,019)
                                               --------       --------       --------       --------       --------       --------
Total interest expense ..................      $  8,085       $(36,119)      $(28,034)      $ (3,792)      $(18,839)      $(22,631)
                                               --------       --------       --------       --------       --------       --------
Net interest income .....................      $ 13,614       $  5,172       $ 18,786       $  4,971       $  9,344       $ 14,315
                                               ========       ========       ========       ========       ========       ========

RESULTS OF OPERATIONS: RESTATEMENTS


      In the fourth quarter of 2002, the bank announced that KPMG LLP, which replaced Arthur Andersen as the bank's independent auditors, would conduct a re-audit of the bank's 2000 and 2001 financial statements. This re-audit was conducted in close consultation with the Audit and Examination Committee of the Board of Directors and the bank's new Chief Financial Officer.

      The bank recorded net downward adjustments to net income totaling $3,000,000, in connection with items identified during the re-audit process, as well as a $3,072,000 net downward adjustment that was identified by management in November 2002. In the aggregate, net downward adjustments to net income totaling $6,072,000 were recorded as follows: $4,367,000 in 2002, $91,000 in 2001, $54,000 in 2000, $535,000 in 1999, and $1,025,000 in 1998. Of the
$4,367,000 net downward adjustment in 2002, $3,085,000 was attributable to the first six months of 2002. The adjustments also had the effect of re-allocating certain income and expense amounts from year to year and from quarter to quarter within the years, re-allocating certain statement of condition amounts from category to category, and reducing the number of shares outstanding for earnings per share calculations.


      The principal components of the adjustments were as follows:

      INDIRECT AUTOMOBILE LOAN ORIGINATION COSTS - To correct bookkeeping errors by appropriately amortizing direct costs associated with the origination of indirect automobile loans as reductions of interest income and by reclassifying the unamortized portion from deposits to loans. The effect of these corrections on the bank's consolidated statements of income was an aggregate reduction of net income of $2,087,000, with a $1,584,000 decrease in net income attributable to the first six months and full year 2002 and a $503,000 decrease in net income attributable to year 2001.

      STOCK APPRECIATION RIGHTS - To appropriately calculate the expense related to outstanding and vested stock appreciation rights. The effect of these adjustments on the bank's consolidated statements of income in the aggregate amounted to a decrease in net income of $2,293,000, with a $294,000 decrease in net income attributable to the year 2002, a $1,809,000 decrease in net income attributable to year 2001, a $526,000 increase to net income attributable to year 2000, and a $717,000 decrease in net income attributable to periods prior to year 2000. The $294,000 decrease in 2002 net income was attributable to the six months ended June 30, 2002.

      RETIREMENT PLAN ASSUMPTIONS - To correct the discount rate and inflation rate assumptions utilized in the calculation of the projected benefit obligation to conform to guidelines under GAAP. The effect of the retirement plan adjustments on the bank's consolidated statements of income in the aggregate amounted to an increase of $1,156,000 in net income, with a $251,000 decrease to net income attributable to year 2002, a $1,444,000 increase to net income attributable to year 2001, a $483,000 increase to net income attributable to year 2000 and a $520,000 decrease to net income attributable to periods prior to year 2000. The $251,000 decrease in 2002 net income includes a $293,000 increase in net income for the six months ended June 30, 2002.


      RESIDENTIAL MORTGAGE LOANS - To appropriately charge against income previously deferred loan origination costs upon the securitization and sale of mortgage loans. In accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," upon the origination of a residential mortgage loan, commissions paid to the residential mortgage loan origination sales staff is deferred in the balance sheet as an addition to the mortgage loan balance. Prior to the restatement, these deferred commissions were recorded in the balance sheet as an addition to Other Assets.

      During the period that the residential mortgage loan is outstanding, the deferred commission is amortized into the income statement over the estimated life of the loan as an adjustment to interest earned on the loan. Prior to the restatement, the amortization was recorded as an increase to Salaries Expense, the primary component of the deferred expense. When a residential mortgage loan is sold or securitized and sold, the unamortized balance of the deferred commissions is written off as an adjustment in the income statement to the gain recorded on the sale or securitization and sale of the residential mortgage loan. Prior to the restatement, the Bank continued to amortize into the income statement the remaining unamortized balance of the deferred commissions, without any acceleration to reflect the sale of the underlying loan.

      The effect of these adjustments on the bank's consolidated statements of income in the aggregate amounted to a decrease of $1,135,000 in net income, with a $995,000 decrease in net income attributable to year 2002, a $498,000 increase to net income attributable to year 2001, a $586,000 decrease to net income attributable to year 2000 and a $52,000 decrease to net income attributable to periods prior to year 2000. Of the $995,000 decrease in 2002, $630,000 was attributable to the six months ended June 30, 2002.


      PREMISES AND EQUIPMENT DEPRECIATION EXPENSE - To appropriately depreciate assets purchased principally for new branch locations beginning at the time such locations opened for business. These assets were primarily purchased in years 2000, 2001 and 2002. The effect of this adjustment on the bank's consolidated statements of income in the aggregate amounted to a decrease of $1,512,000 in net income, with a $707,000 decrease in net income attributable to year 2002, a $589,000 decrease in net income attributable to year 2001, a $137,000 decrease in net income attributable to year 2000, and a $79,000 decrease to net income attributable to periods prior to year 2000. Of the $707,000 decrease in 2002, $446,000 was attributable to the six months ended June 30, 2002.

      BONUS EXPENSE ACCRUALS - To re-allocate expense accruals related to various bonus programs to assure that such amounts were charged to expense in the periods in which they were earned. The effect of this adjustment on the bank's consolidated statements of income in the aggregate amounted to a decrease of $201,000 in net income, with a $536,000 decrease in net income attributable to year 2002, a $585,000 increase in net income attributable to year 2001, a
$58,000 decrease in net income attributable to year 2000, and a $192,000 decrease in net income attributable to periods prior to year 2000. Of the $536,000 decrease in 2002, $424,000 was attributable to the six months ended June 30, 2002. The bank has made adjustments to its method of accruing bonus expense to assure that such expenses are charged against the periods in which the bonuses are earned going forward.


      PROVISION FOR LOAN LOSSES / GAIN ON SALE OF LOANS - In 2000, a $1,819,000 pre-tax recovery on a loan previously charged-off was recorded as a gain on sale of loans. The correcting entry had the effect of increasing the bank's allowance for loan losses and decreasing net income. In order to return the balance of the allowance for loan losses to the level management deemed appropriate at that time, an adjusting entry was made to decrease the provision for loan losses in 2000 by $1,819,000. The two entries effectively offset one another and, accordingly, there was no impact on either net income or the balance of the allowance for loan losses.

      MORTGAGE SERVICING RIGHTS - To re-allocate the lower of cost or market adjustments in years 2001 and 2000 related to mortgage servicing rights. The re-allocations resulted from conforming our valuation methodologies to prior periods. The aggregate impact on the bank's consolidated statements of income was zero, with year 2001 reflecting a $283,000 increase in net income and year 2000 reflecting a $283,000 decrease in net income.

      INTEREST BEARING DEPOSITS FROM MUNICIPALITIES - To reclassify certain interest bearing NOW account deposits from municipalities that had been incorrectly reflected as non-interest bearing demand deposits. This adjustment resulted in $69.6 million of deposits being reclassified at December 31, 2001 to interest bearing deposits. The reclassification entry had no impact on our statements of income.

      DEFERRED INCOME TAXES - To correct the deferred tax benefit recorded for periods prior to year 2000 related to nonqualified stock options. This adjustment resulted in a $1.0 million reduction in Additional Paid-In Capital and an increase of $1.0 million in Deferred Taxes and Other Liabilities.

RESULTS OF OPERATIONS: SIX-MONTH PERIOD ENDED JUNE 30, 2003 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 2002

      OVERVIEW: Net income was $12.6 million, or $0.66 per diluted share for the six months ended June 30, 2003, versus $19.8 million, or $1.06 per diluted share, for the six months ended June 30, 2002. The following significant items impacted earnings for the six months:


      o 2003 results were negatively impacted by a $3.4 million after-tax charge related to death benefits due under the employment contract of the former Chairman Siggi B. Wilzig, net of insurance proceeds, a $1.6 million after-tax charge resulting from the restructuring of a portion of the bank's Federal Home Loan Bank ("FHLB") borrowings, and a $0.8 million after-tax charge relating to auditing and legal fees incurred in connection with the re-audit of the Company's financial statements and the work performed by the Special Committee of independent directors. The 2003 period benefited from pension income totaling $0.4 million after taxes. The restructuring of the FHLB borrowings included the redemption of $50 million of FHLB callable advances and, in late July 2003, a hedge of $175 million notional value through interest rate swaps with an embedded option. The interest rate swaps convert fixed rate interest payments to a floating interest rate. The embedded option effectively eliminates the bank's exposure on these borrowings to call risk.


      o 2002 results benefited from securities gains of $0.5 million after taxes and pension income of $1.6 million after taxes.

      The variances in the income statement categories are explained below. All of the following comparisons are between the six months ended June 30, 2003 and the six months ended June 30, 2002, which periods will be referred to as "2003" and "2002."

      NET INTEREST INCOME: Net interest income for 2003 increased by 11.6% to $62.5 million from $56.0 million for 2002. All interest income and expense amounts in this discussion of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spreads and the net interest margin reflect the tax-equivalent adjustments that were made to income derived from any tax-exempt loans and securities. All interest earning assets and interest-bearing liabilities are discussed in terms of average balances.

      The bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds that are invested in interest earning assets, principally loans and securities, and, in the 2003 period, by loan prepayment fees. Total average interest earning assets increased $176 million in 2003 to $3.975 billion, from $3.799 billion in 2002. Total average interest bearing liabilities increased $127 million in 2003, with interest bearing deposit growth representing 88.2% of the growth in interest bearing sources of funds. Net average non-interest bearing sources of funds increased 10.3% to $528 million from $479 million in 2002.
Growth in demand deposits accounted for virtually all of this increase. The bank's net interest margin increased 23 basis points to 3.33% in 2003 from 3.10% in 2002. The collection of loan prepayment fees contributed approximately 5 basis points to the increase in net interest margin.

      Total interest income decreased from $111.0 million in 2002 to $105.5 million in 2003, attributable to a 51 basis point decrease in the average yield earned on total interest earning assets (reflecting the lower rate environment in 2003), partially offset by the previously mentioned increase in the volume of total interest earning assets and the loan prepayment fees.

      Interest and fees on loans increased from $65.4 million in 2002 to $68.2 million in 2003. The increase was attributable to a $233 million increase in the average volume of loans outstanding, principally 1 - 4 family residential mortgage loans and indirect auto lending and the previously mentioned loan prepayment fees. These positive factors were partly offset by the lower interest rate environment, the continued prepayment by borrowers of higher yielding 1 - 4 family residential mortgage loans and the securitization and sale of 1 - 4 family residential mortgage loans originated by the bank.

      Interest and dividends on securities declined $7.3 million to $36.7 million in 2003 from $43.9 million in 2002. The securities portfolio consists of securities available for sale (average balance of $1,684 million in 2003;
average balance of $1,388 million in 2002) and securities held to maturity (average balance of $53 million and $114 million in 2003 and 2002, respectively). The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments and calls on the bank's portfolio of mortgage-backed and callable securities. The average yield earned on the securities portfolio was 4.54% in 2003 and 5.83% in 2002.

      Interest expense on deposits decreased from $40.0 million in 2002 to $28.1 million in 2003. This decline reflected the lower rate environment in 2003. The average balance of interest bearing core deposits (defined as savings, NOW and money market deposits) increased 22.8% to $1.229 billion in 2003, while the rate paid on such deposits decreased 77 basis points to 1.31%. The average balance of time deposits decreased $116 million to $1.565 billion in 2003. The rate paid on time deposits declined 97 basis points to 2.59%.

      Interest expense on borrowed funds declined modestly from the $15.1 million expense for 2002 to a $15.0 million expense for 2003. The average balance of borrowed funds increased in 2003 to $653 million from $638 million in 2002 due to higher levels of securities sold under agreements to repurchase.


      PROVISION FOR LOAN LOSSES: The bank's provision for loan losses is determined periodically by management at levels necessary to maintain the allowance for loan losses at an adequate level. During 2003, the bank recorded a provision of $1.6 million, compared to a provision of $0.6 million in 2002. The increase in the provision for loan losses is related to the growth in the volume of loans held in portfolio and a change in the composition of loans comprising the portfolio. During this period, consumer loans increased as a percentage of the loan portfolio. Due to the nature of consumer lending, this growth has resulted in a higher level of net loan charge-offs, which required an increase in the provision for loan losses.


      NON-INTEREST INCOME: Non-interest income for 2003 increased by $4.1 million to $22.5 million from $18.4 million for the six months ended June 30, 2002. The increase was attributable primarily to $8.5 million in gains on sales of securitizations and loans in 2003 on $365 million of residential mortgages that were originated by the bank, compared to gains of $4.7 million in 2002 on $235 million of loans. A $0.7 million decline in gains on securities sales between the 2003 and 2002 periods partly offset the higher level of gains on sales of securitizations and loans. In addition, bank owned life insurance income was higher in 2003 compared to 2002 due to higher death benefits received in 2003.

      NON-INTEREST EXPENSE: Non-interest expense increased by $23.2 million to $69.6 million for 2003 versus $46.4 million for 2002. Salaries and employee benefits amounted to $35.4 million, $10.7 million higher than 2002, due largely to the previously mentioned charge for death benefits due the estate of the former chairman and the opening of 16 branch locations. Pension expense (income) was $(0.7) million in 2003 compared with $(2.7) million in 2002. Net occupancy, furniture and equipment expense was $12.4 million in 2003 versus $10.8 million in 2002 mainly due to branch expansion. All other expenses amounted to $22.5 million in 2003 versus $13.6 million in 2002 due to $2.8 million of expenses related to the above-mentioned redemption of FHLB borrowings, higher write-downs of other real estate owned to appraised value, increased mortgage servicing rights impairment charges, and expanded advertising and customer promotion expense.

      PROVISION FOR INCOME TAXES: The provision for income taxes amounted to $1.2 million in 2003 and $7.5 million in 2002. The decrease in the provision for 2003 reflects the lower level of income before taxes reported in the period and the high amount of income exempt from federal income taxes as a percent of income before income taxes. The average effective tax rate was 8.4% for 2003 and 27.4% for 2002.

      INTEREST RATE SENSITIVITY. At June 30, 2003, our negative gap exposure, which stood at $1.500 billion within the 0 - 3 month time frame at December 31, 2002, decreased to $1.071 billion. Overall, in the one year time frame, the negative gap exposure decreased from $1.557 billion at December 31, 2002 to $1.067 billion at June 30, 2003. Management has identified asset/liability strategies, procedures for administration of liability costs, and redeployment of asset maturities and cash flows to mitigate the spread impact of any possible mismatch in a volatile rate environment.

RESULTS OF OPERATIONS: 2002 COMPARED WITH 2001

      OVERVIEW: Net income for 2002 amounted to $38.0 million, an increase of 10.1% from the $34.5 million earned in 2001. Diluted earnings per share for the full year were $2.03, 10.3% higher than the $1.84 earned in 2001. The increase in net income was attributable to increases in net interest income and non-interest income and a decrease in the provision for income taxes, partly offset by higher other non-interest expenses. The improvement in net interest income during 2002 was mainly attributable to a significant increase in demand and savings deposits and lower rates paid on certificates of deposit, which enabled the bank to increase its net interest margin from 3.08% in 2001 to 3.23% in 2002. The increase in non-interest income primarily resulted from gains on the securitizations and sales of residential mortgages that were originated by the bank and an increase in deposit service charges and other retail banking fees. The higher level of other operating expenses was mainly due to higher pension expense and increases in salaries and wages, the latter being principally due to the net addition of 15 banking branches and normal salary and benefit increases, primarily health benefit costs.

      NET INTEREST INCOME: Net interest income for the year 2002 increased by 17.0% to $119.0 million from $101.7 million for the year 2001. Net interest income represents the difference between interest received on interest earning assets, primarily loans and securities available for sale and held to maturity, and the interest expense paid on interest bearing liabilities, primarily deposits and borrowings. All interest income and expense amounts in this discussion of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spreads and the net interest margin reflect the tax-equivalent adjustments that were made to income derived from any tax-exempt loans and securities. All interest earning assets and interest-bearing liabilities are discussed in terms of average balances.

      The bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds that are invested in interest earning assets, principally loans and securities. Total average interest earning assets increased $425 million in 2002 to $3.879 billion, from $3.454 billion in 2001. Total average interest bearing liabilities increased $361 million in 2002, with interest bearing deposit growth representing 95.3% of the growth in interest bearing sources of funds. Net average non-interest bearing sources of funds increased 15.0% to $485.8 million from $422.4 million in 2001. Growth in demand deposits accounted for virtually all of this increase. The bank's net interest margin increased 15 basis points to 3.23% in 2002 from 3.08% in 2001.

      Total interest income decreased from $236.5 million in 2001 to $225.7 million in 2002, attributable to a 101 basis point decrease in the average yield earned on total interest earning assets reflecting the lower rate environment in
2002), partially offset by the previously mentioned increase in the volume of total interest earning assets.

      Interest and fees on loans decreased from $139.0 million in 2001 to $136.1 million in 2002. The decrease was attributable to the lower rate environment, the continued prepayment by borrowers of higher yielding 1 - 4 residential mortgage loans and the securitization and sale of 1 - 4 family residential mortgage loans originated by the bank. These factors contributed to a 57 basis point decline in the average rate earned on loans. The decline in the average rate earned on loans was partly offset by a moderate increase in loan volume, spurred primarily by increases in other consumer lending, principally automobile loans).

      Interest and dividends on securities declined $7.5 million to $86.7 million in 2002 from $94.2 million in 2001. The securities portfolio consists of securities available for sale, with an average balance of $1.563 billion in 2002 and an average balance of $1.083 billion in 2001, and securities held to maturity, with an average balance of $84 million and $391 million in 2002 and 2001, respectively. The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments on the bank's portfolio of mortgage-backed securities. The average yield earned on the securities portfolio was 5.39% in 2002 and 6.50% in 2001. The impact of the decline in yields was partially offset by an increase in the average balance of securities available for sale, principally mortgage-backed securities. The average balance of mortgage-backed securities increased $467 million to $920 million in 2002 from $453 million in 2001.

      Interest expense on deposits decreased from $102.8 million in 2001 to $76.3 million in 2002. This decline reflected the lower rate environment in 2002. The average balance of interest bearing core deposits increased 47.2% to $1.106 billion in 2002, while the rate paid on such deposits decreased 62 basis points to 1.92%. The average balance of time deposits decreased $10 million to $1.642 billion in 2002. The rate paid on time deposits declined 171 basis points to 3.35%.

      Interest expense on borrowed funds decreased $1.6 million to $30.4 million in 2002 from $32.0 million in 2001, due to the lower rate environment in 2002. The average balance of borrowed funds increased in 2002 to $645.2 million from $628.4 million in 2001. During 2002, the bank maintained its use of fixed rate callable advances from the Federal Home Loan Bank at the level outstanding at December 31, 2001, with the average balance outstanding during 2002 reaching $600 million compared to average outstandings of $427.5 million in 2001.

      PROVISION FOR LOAN LOSSES: During 2002 and 2001, in response to loan demand and a weakening economy, the bank maintained the provision for loan losses at $2.2 million. The allowance for loan losses was deemed adequate at $10.0 million as of December 31, 2002 and $9.7 million as of December 31, 2001. Loans accounted for on a non-accrual basis decreased from $5.6 million at December 31, 2001 to $4.3 million at December 31, 2002. Loans accruing interest, but on which interest or principal was 90 days or more past due, increased from $0.9 million at December 31, 2001 to $1.1 million at December 31, 2002. See additional discussion under "Asset Quality."

      NON-INTEREST INCOME Non-interest income for the year 2002 increased by $13.7 million to $47.2 million from $33.5 million for the year 2001. The increase was attributable primarily to $11.7 million in gains on loan securitizations in 2002 - with $1.2 million recorded as gains on sales of loans and $10.5 million recorded as part of net gains on sales of securities - and sales of $536.2 million of residential mortgages that were originated by the bank. In addition, service charges and other retail banking fees increased by $3.9 million, driven by increased sales of annuities and mutual fund products at the bank's TCNJ Financial Services subsidiary. Bank owned life insurance income was higher by $1.1 million in 2002 versus 2001 due primarily to the receipt of a death benefit. Net realized gains on sales of available for sale securities, excluding sales of securitized loans, were $9.2 million in 2002 and $12.4 million in 2001.

      NON-INTEREST EXPENSE: Non-interest expense increased by $28.3 million to $112.6 million for the year 2002 versus $84.3 million for the year 2001. A significant portion of this increase, $15.1 million, was due to pension expense. For the years ended December 31, 2002 and 2001, the net effects of marking to market pension plan assets and projected benefit obligations pursuant to the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87 were a $0.9 million charge in 2002 and a $14.2 million credit in 2001.

      Salaries,  wages  and  employee  benefits,  other  than  pension  expense, increased by $7.7 million to $56.2 million for the year 2002 versus $48.5 million for the year 2001. This was due largely to an increase in the number of employees resulting from a higher number of branches in operation, normal salary increases and an increase in health benefit costs. Occupancy expense increased by $1.3 million to $13.7 million in 2002 from $12.4 million in 2001 due to the aforementioned increase in the number of branches. Other expense increased by $3.6 million for the year 2002 versus the year 2001, largely due to other real estate owned write-downs of $2.0 million in 2002 and impairment charges on mortgage servicing assets of $2.5 million for 2002 versus $1.1 million in 2001. As of December 31, 2002, the bank's mortgage servicing asset was valued at $2.1 million.

      PROVISION FOR INCOME TAXES: The provision for income taxes amounted to $13.3 million in 2002 and $14.2 million in 2001. The effective tax rate was 25.9% and 29.1% in 2002 and 2001, respectively. The decline in the effective tax rate was attributable to the bank's having a higher proportion of income exempt from taxes in 2002 compared with 2001. Tax-exempt income is derived primarily from the securities portfolio and bank owned life insurance.

      INTEREST RATE SENSITIVITY. In the zero to three month time frame our negative gap increased from $729.7 million at December 31, 2001 to $1,500.0 million at December 31, 2002. In the twelve month time frame our negative gap increased from $1,137.9 million at December 31, 2001 to $1,557.0 million at December 31, 2002.

RESULTS OF OPERATIONS: 2001 COMPARED WITH 2000

      OVERVIEW: Net income for 2001 amounted to $34.5 million, an increase of 73.0% from the $20.0 million earned in 2000. Diluted earnings per share for the full year were $1.84, 76.9% higher than the $1.04 earned in 2000. The increase in net income was attributable to increases in net interest income and non-interest income and a slight reduction in non-interest expense, partly offset by higher provisions for loan losses and income taxes. The improvement in net interest income during 2001 was mainly attributable to a significant increase in demand deposits, which enabled the bank to increase its net interest margin from 2.71% in 2000 to 3.08% in 2001. The increase in non-interest income primarily resulted from gains on the sale of available for sale securities and increased deposit service charges and other retail banking fees, offset in part by a reduction in gains on sales of loans. The slight decrease in non-interest expenses was mainly due to a pension "credit" in 2001.

      NET INTEREST INCOME: Net interest income for the year 2001 increased by 13.7% to $101.7 million from $89.4 million for the year 2000. The bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds. Total average interest earning assets increased $56 million in 2001 to $3.454 billion, from $3.398 billion in 2000. Total average interest bearing liabilities decreased $4.7 million in 2001. Net non-interest bearing sources of funds increased 16.7% to $422.4 million from $361.9 million in 2000. Growth in demand deposits accounted for 98.6% of this increase. The bank's net interest margin increased 37 basis points to 3.08% in 2001 from 2.71% in 2000.

      Total interest income decreased from $246.8 million in 2000 to $236.5 million in 2001, attributable to a 36 basis point decrease in the average yield earned on total interest earning assets. This decrease was reflective of the lower rate environment in 2001 versus 2000, partially offset by the previously mentioned increase in total average interest earning assets.

      Interest and fees on loans increased from $131.1 million in 2000 to $139.0 million in 2001. The increase was mainly attributable to a 9.4% increase in loan volume, primarily related to commercial mortgage loans and consumer lending, principally automobile loans. This was partly offset by the lower rate environment, which caused a 25 basis point decline in the average rate earned on loans.

      Interest and dividends on securities declined $19.8 million to $94.2 million in 2001 from $114.0 million in 2000. The securities portfolio consists of securities available for sale, with an average balance of $1,083 million in 2001 and an average balance of $1,163 million in 2000, and securities held to maturity, with an average balance of $391 million and $557 million in 2001 and 2000, respectively. The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments on the bank's portfolio of mortgage-backed securities. The average yield earned on the securities portfolio was 6.50% in 2001 and 6.70% in 2000.

      Interest expense on deposits decreased from $105.4 million in 2000 to $102.8 million in 2001. This decline reflected the lower rate environment in 2001, principally with respect to interest on time deposits. The average balance of interest bearing core deposits increased 17.1% to $751 million in 2001, while the rate paid on such deposits increased 8 basis points to 2.54%. The average balance of time deposits increased $83 million to $1,652 million in 2001. The rate paid on time deposits declined 64 basis points to 5.07%.

      Interest expense on borrowed funds decreased $20.0 million to $32.0 million in 2001 from $52.0 million in 2000. The average balance of borrowed funds decreased in 2001 to $628.4 million from $825.6 million in 2000. The composition of borrowings in 2001 was changed to take advantage of lower funding cost opportunities and to layer in longer-term fixed rate convertible advances from the Federal Home Loan Bank, which replaced short-term borrowings, resulting in reduced interest rate risk exposure. On average, Federal Home Loan Bank advances increased during 2001 by $400 million and short-term borrowings decreased by $600 million.

      PROVISION FOR LOAN LOSSES: During 2001, in response to an increase in loan volume, the bank recorded a provision for loan losses of $2.2 million. During 2000, the bank had a recovery on a loan previously charged off of $1.8 million. This recovery increased the allowance for loan losses to a level where the bank credited the provision for loan losses for $619,000 to maintain the allowance at an appropriate level. The allowance for loan losses was deemed adequate at $9.7 million as of December 31, 2001 and $8.5 million as of December 31, 2000. Loans accounted for on a non-accrual basis increased from $5.1 million at December 31, 2000 to $5.6 million at December 31, 2001. Loans accruing interest, but on which interest or principal was 90 days or more past due, was $0.9 million at December 31, 2001 and 2000. See additional discussion under "Asset Quality."

      NON-INTEREST INCOME: Non-interest income for the year 2001 increased by $11.4 million to $33.5 million from $22.1 million for the year 2000. The increase was attributable primarily to $12.4 million in gains on available for sale securities, compared to $2.2 million of such gains realized in 2000. In addition, service charges and other retail banking fees increased by $3.4 million, primarily attributable to the bank's branch and ATM expansion program. Year 2000 benefited from $0.8 million of gains on the sale of $178 million of residential mortgage loans originated by the bank.

      NON-INTEREST EXPENSE: Non-interest expense decreased by $0.7 million to $84.3 million for the year 2001 versus $85.0 million for the year 2000. This decrease was due to a net pension credit of $14.2 million in 2001 versus a $4.5 million expense in 2000. As noted above, the bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. For the years ended December 31, 2001 and 2000, the net effect of marking to market pension plan assets and projected benefit obligations was a credit to expense of $14.2 million in 2001 and a charge of $4.5 million in 2000.

      Salaries,  wages  and  employee  benefits,  other  than  pension  expense, increased by $9.9 million to $48.4 million for the year 2001 versus $38.5 million for the year 2000. This was due largely to an increase in the number of employees resulting from a higher number of branches in operation, increases in related support staff and normal salary and benefit increases. Occupancy expense increased by $2.2 million to $12.4 million in 2001 from $10.2 million in 2000 due to an increase in the number of branches. Furniture and equipment expense increased $0.8 million to $8.3 million in 2001, also related to the bank's branch expansion program. Outside data processing services increased $0.8 million mainly resulting from higher check processing volume. Other expenses increased by $4.2 million for the year 2001 versus the year 2000, largely due to expenses associated with the branch expansion program. In addition, in 2001 FDIC assessment expense was $363,000 higher and the bank recognized a $626,000 increase in the write-down in the value of its mortgage servicing assets as compared to year 2000. The increase in the FDIC assessment cost in 2001 was a result of the bank's not satisfying the "well-capitalized" risk-based capital standard in the second half of 2000. This resulted in first half 2001 deposits being assessed at a higher rate than in year 2000. The higher adjustment to the estimated fair value of the mortgage servicing asset in 2001 reflected the continuing decline in interest rates and their impact on residential mortgage prepayment speeds.

      PROVISION FOR INCOME TAXES: The provision for income taxes amounted to $14.2 million in 2001 and $7.2 million in 2000. The effective tax rate was 29.1% and 26.4% in 2001 and 2000, respectively. The increase in the amount of the provision was attributable to the bank's having higher income before income taxes in 2001. The increase in the effective tax rate was due to a lower percentage of this income being exempt from Federal income taxes.

FINANCIAL CONDITION

      Total assets at June 30, 2003 were $4.323 billion, a decrease of $88 million, or 2.0%, compared to $4.411 billion at December 31, 2002. Net loans held in portfolio increased by $135 million, or 7.5%, to $1.926 billion at June 30, 2003 as compared to $1.791 billion at December 31, 2002. Loans held for sale declined $172 million to $79 million at June 30, 2003 as compared to $251 million at December 31, 2002, reflecting securitizations and loan sales of $365 million during the first six months of 2003. Total securities decreased by $140 million, or 7.0%, to $1.840 billion at June 30, 2003 as compared to $1.980 billion at December 31, 2002. This moderate contraction of assets was reflective of the 0.6% decrease in total deposits to $3.416 billion at June 30, 2003 from $3.437 billion at December 31, 2002 and a $50 million reduction in advances from the Federal Home Loan Bank. Securities sold under agreements to repurchase and other short-term borrowings decreased by $30 million, or 41.5%, to $42 million at June 30, 2003 as compared to $71 million at December 31, 2002. Total stockholders' equity increased $12 million, or 4.5%, to $276 million at June 30, 2003 as compared to $264 million at December 31, 2002. This increase occurred primarily due to net income of $12.6 million for the six months ended June 30, 2003, proceeds from the exercise of stock options and other stock option related items of $1.7 million and an increase in unrealized gains on securities, net, of $5.6 million, partially offset by the repurchase of 77,792 shares of common stock at a total cost of $2.2 million and cash dividends of $5.9 million during the six months ended June 30, 2003. Under the repurchase program authorized by the Board of Directors on September 25, 2002, 354,308 shares remain to be purchased as of June 30, 2003.

LIQUIDITY AND CAPITAL RESOURCES

      The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are scheduled amortization and prepayments of loan principal and mortgage-backed securities, deposits, borrowed funds, maturities and calls of investment securities and funds provided by our operations. Our membership in the FHLB provides us access to additional sources of borrowed funds, which is generally limited to twenty times the amount of FHLB stock held by us.

      Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and borrowed funds, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. As interest rates decline, borrowing and customer refinancing activity tends to accelerate causing an increase in cash flow from both our loan and mortgage-backed security portfolios. If our pricing is competitive, the demand for loan originations also accelerates. When interest rates increase, the opposite effect tends to occur and our loan origination and purchase activity becomes increasingly dependent on the strength of the residential real estate market, home purchases and new construction activity.

      Effective liquidity management protects against the risk that significant losses might occur if the bank were forced to liquidate assets in an adverse market. In this sense, liquidity provides protection from loss of profits due to adverse changes in interest rates. The major factors that determine a bank's liquidity are stability of its deposits (which in part is a function of the maturity, if any, and rates paid), marketability, maturity structure and pledging status of its investments and also potential for unexpected loan demand.

      Total cash and cash equivalents amounted to $278 million at June 30, 2003 compared to $185 million at December 31, 2002 and $334 million at December 31, 2001. The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. During the six months ended June 30, 2003, net cash provided by operating activities was primarily attributable to a combination of profitable operations and the proceeds from the securitization and sales of loans, partially offset by the use of funds to originate loans held for sale. Net cash provided by investing activities in the first six months of 2003 was primarily due to proceeds from maturities and calls of securities and principal reductions on mortgage backed securities, partially offset by purchases of securities and a net increase in loans. Net cash used in financing activities was largely attributable to decreases in deposits, largely time deposits, securities sold under agreements to repurchase and other short-term borrowings and borrowings from the Federal Home Loan Bank.

      At June 30, 2003, Federal funds sold, loans and securities maturing or re-pricing within one year and loans held for sale totaled $1.319 billion or 30.5% of total assets, compared to $1.055 billion or 23.9% of total assets at December 31, 2002. At June 30, 2003, we had outstanding borrowings of $42 million through the use of securities sold under agreements to repurchase and other short-term borrowings and $550 million through the use of FHLB advances. An advance from the FHLB utilizes our assets as collateral.

      Total deposits decreased $21 million during the six months ended June 30, 2003. Deposit flows are affected by the level of market interest rates, the interest rates and products offered by competitors, and other factors. We believe the decrease in total deposits in the most recent six-month period was due in part to the volatility in the equity markets, our offering competitive rates on our time deposit products and deposit movement among financial institutions due to consolidation within our industry. Time deposit accounts scheduled to mature within one year were $1.186 billion at June 30, 2003. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of our time deposits will remain with us, although we cannot assure you that we will retain these deposits. We are committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments.

      At June 30, 2003, we had outstanding loan commitments to borrowers of approximately $326 million, and available home equity and overdraft lines of credit of approximately $112 million. We anticipate that we will have sufficient funds available to meet our current commitments in the normal course of business.

      During the six months ended June 30, 2003, we purchased in the open market and retired 77,792 shares of common stock under our previously announced common stock buy-back plan. We paid our common stockholders dividends that amounted to $5.9 million during that period.

      As of June 30, 2003, our Tier I and combined Tier I and Tier II capital ratios were 10.00% and 10.41%, respectively, and our leverage capital ratio was 5.73%. These ratios exceed the FDIC's minimum ratio requirements, and the requirements to be "well capitalized" within the meaning of the FDIC's regulations.

      During the first six months of 2003, the bank purchased a building for a future traditional branch at a cost of $2.5 million, which includes $245,000 paid on deposit in November 2002. A modest amount of additional capital expenditures will be incurred prior to the opening of this branch. The expenditures during the first six months of 2003 related to the establishment of this new branch did not have a material impact on our liquidity, financial position or results of operations. We do not anticipate any material capital expenditures nor do we have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

IMPACT OF INFLATION AND CHANGING PRICES

      The Consolidated Financial Statements and accompanying Notes to the Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Such principles generally require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

IMPACT OF ACCOUNTING STANDARDS


      Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. Statement 150 requires instruments within its scope to be classified as a liability (or, in some cases, as an asset). Statement 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (i.e. July 1, 2003 for calendar year entities). For financial instruments created before June 1, 2003 and still existing at the beginning of the interim period of adoption, transition generally should be applied by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attributes of the Statement. The adoption of Statement 150 did not have a significant effect on the Bank's consolidated financial statements.

      Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued on April 30, 2003. Statement 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133, and is effective for contracts entered into or modified after June 30, 2003. The adoption of Statement 149 is not expected to have a significant effect on the bank's consolidated financial statements.

      Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities," was issued in January 2003. Interpretation 46 provides guidance on the identification of entities controlled through means other than voting rights. Interpretation 46 specifies how a business enterprise should evaluate its interests in a variable interest entity to determine whether to consolidate that entity. A variable interest entity must be consolidated by its primary beneficiary if the entity does not effectively disperse risks among the parties involved. The adoption of Interpretation 46 is not expected to have a significant effect on the bank's consolidated financial statements.

CHANGES IN CERTIFYING ACCOUNTANTS

      On June 8, 2002, the bank decided to no longer engage Arthur Andersen LLP as its independent accountants, and on June 10, 2002 appointed KPMG LLP as its independent accountants for the year ending December 31, 2002. The decision to dismiss Arthur Andersen and to retain KPMG was approved by the Audit and Examination Committee of the bank's Board of Directors.

      Arthur Andersen's reports on the bank's consolidated financial statements as of and for the years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2000 and 2001 and through June 8, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make a reference to the subject matter of the disagreements in connection with their report on the bank's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of the SEC's Regulation S-K.

      During the years ended December 31, 2000 and 2001 and through June 9, 2002, neither the bank nor anyone on the bank's behalf consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the bank's consolidated financial statements, or any other matter or reportable event as set forth in Items 304(a)(2)(i) and (ii) of the SEC's Regulation S-K.

      The bank provided Arthur Andersen with a copy of the foregoing disclosures (which were included in a Form 8-K we filed with the FDIC) and has received a letter, dated June 8, 2002, addressed to the FDIC, stating Arthur Andersen's agreement with such statements.

                        MANAGEMENT OF THE HOLDING COMPANY

DIRECTORS

      The board of directors of the holding company currently consists of the existing members of the bank's board of directors. The directors of the holding company are divided into three classes, with one class to be elected each year at the annual meeting of shareholders of the holding company. Directors elected at each annual meeting will serve for a term of three years and until their successors are duly elected and qualified. Approval of the acquisition and exchange agreement by the holders of the bank's common stock will constitute approval of the election of such persons as the directors of the holding company without further action and without changes in classes or terms.

      The names of the directors of the holding company and their terms are set forth below. There are no arrangements or understandings between the holding company and any person pursuant to which such person was elected as a director.

                                                                   POSITIONS CURRENTLY HELD
       NAME                       TERM EXPIRES                          WITH THE BANK
       ----                       ------------                     ------------------------
Alan J. Wilzig                 2006 Annual Meeting            Director and Chairman of the Board,
                                                              President and Chief Executive Officer
Donald R. Brenner              2006 Annual Meeting            Director and Vice Chairman
Lawrence R. Codey              2006 Annual Meeting            Director and Vice Chairman
Richard W. Kanter              2004 Annual Meeting            Director
Dr. Martin J. Kaplitt          2004 Annual Meeting            Director
Mark Kutsher                   2004 Annual Meeting            Director
Dr. Jerome Quint               2005 Annual Meeting            Director
Marion Wiesel                  2005 Annual Meeting            Director

      Compensation of directors of the holding company during the past five years is included under "MANAGEMENT OF THE BANK-Directors."

      The holding company's Board of Directors has created an Audit and Examination Committee, comprised of directors Brenner, Codey and Kaplitt, a Stock Option/Compensation Committee, comprised of directors Brenner, Kutsher and Quint, and an Executive Committee, comprised of directors Wilzig, Brenner and Codey.

EXECUTIVE OFFICERS

      The executive officers of the holding company are:

     NAME                   POSITIONS HELD WITH THE HOLDING COMPANY
     ----                   ---------------------------------------
Alan J. Wilzig              Chairman of the Board; President and Chief Executive Officer
Frank Van Grofski           Senior Executive Vice President and Chief Operating Officer
William S. Burns            Executive Vice President, Chief Financial Officer and  Treasurer
Sharon V. Weiner            Senior Vice President, General Counsel and Secretary

      Information   regarding  the   principal   occupations,   employment   and
compensation of officers of the holding company during the past five years is included under "MANAGEMENT OF THE BANK-Executive Officers."

COMPENSATION

      Directors of the holding company will not be paid for attending board or committee meetings if there is a bank board or committee meeting on the same day. If there is not a bank board or committee meeting on that day, directors will be paid $1,450 per Board meeting and $250 or $600 per committee meeting attended, depending on the committee. It is expected that until such time as the officers of the bank devote significant time to the separate management of the holding company's affairs, which is not expected to occur until the holding company becomes actively involved in additional businesses, no separate compensation will be paid for their services to the holding company. However, the holding company may determine that such compensation is appropriate in the future. The holding company has entered into employment agreements with Alan J. Wilzig and William S. Burns, which agreements are described under "MANAGEMENT OF THE BANK-Compensation and Employee Benefit Plans". The holding company may in the future determine to enter into employment contracts with certain other key executive officers.

EMPLOYEE BENEFIT PLANS

      As the directors, officers and employees of the holding company will not initially be compensated by the holding company but will continue to serve and be compensated by the bank, no separate benefit plans for directors, officers and employees of the holding company are anticipated at this time. The holding company will assume the bank's stock option plans, which will continue to cover directors, officers and employees of the bank pursuant to the same terms as in effect under the plans as maintained by the bank. The bank will continue to maintain its other benefit programs.

                             MANAGEMENT OF THE BANK

DIRECTORS

      The following table sets forth the name and age of each of our directors, the director's principal occupation or employment and the name and principal business of any corporation or other organization in which such occupation or employment was carried on during the past five years, all positions and offices held by the director with us, and the period during which the director has served as such. For information on the ownership of our common stock by each director, see "GENERAL INFORMATION-Securities Ownership of Directors and Executive Officers."


                                                        POSITIONS WITH THE BANK;
                                                          PRINCIPAL OCCUPATION                                     DIRECTOR
NAME AND AGE                                             DURING PAST 5 YEARS(A)                                     SINCE
------------                                            ------------------------                                   --------
Alan J. Wilzig, 38             Chairman of the Board (since January 2003); Senior Vice Chairman of the               1997
                                   Board (September 2001 to January 2003); President and Chief Executive
                                   Officer (since April 2002); Senior Executive Vice President and Chief
                                   Operating Officer (1999 to 2002); Executive Vice President (1997 to
                                   1999); First Vice President and Assistant to the President (1994-1996)

Donald R. Brenner, 66          Vice Chairman of the Board; Senior Consultant to Metro Management                     1968
                                   Properties, a real estate management company; Chairman, Chief
                                   Executive Officer and President of Brenner Ridgefield LLC (real estate investment company)

Lawrence R. Codey, 59          Vice Chairman of the Board; Retired; President, Public Service Electric               1988
                                   and Gas Company (1992 to February 2000); Director, New Jersey
                                   Resources Corporation; Director, Sealed Air Corporation

Richard W. Kanter, 68          President, Miller Construction Company                                                1983

Dr. Martin J. Kaplitt, 64      Cardiovascular Surgeon; Director, President and Chief Executive Officer,              1985
                                   Neurologix, Inc. (bio-tech research and development)

Mark Kutsher, 55               President, Kutsher's Country Club Corp.  (hotel, recreation and                       1996
                                   entertainment facility); President, Kutsher's Realty Co., Inc.;
                                   President, Kutsher's Inc.

Dr. Jerome Quint, 66           General Vascular and Transplant Surgeon; Chairman, Bon Secours Health                 2000
                                   System-Warwick Campus Division (St. Anthony Community Hospital; Mt.
                                   Alverno Center; and Schervier Pavilion); New York State Police Surgeon

Marion Wiesel, 72              Co-founder and Vice President, The Elie Wiesel Foundation for Humanity                1997
                                   (charitable foundation); Executive Vice President, Elirion
                                   Associates, Inc. (publishing)


----------

(a) Except as noted above, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section l5(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940. In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years.

EXECUTIVE OFFICERS

      The acquisition and exchange will not result in any change in the officers of the bank. The age at June 30, 2003 and positions held with the bank of each person currently serving as an executive officer of the bank is set forth below. In addition, a brief biography of each individual is provided.

NAME AND AGE                      POSITION AND EXPERIENCE DURING THE LAST FIVE YEARS
------------                      --------------------------------------------------
Alan J. Wilzig, 38                Chairman of the Board (since January 2003); Senior Vice Chairman of the Board (September 2001 to present); President and Chief Executive
                                  Officer (since April 2002); Senior Executive Vice President and Chief
                                  Operating Officer (1999 to 2002); Executive Vice President (1997 to
                                  1999); First Vice President and Assistant to the President (1994-1996)

Frank Van Grofski, 59             Chief Operating Officer (since September 2002); Senior Executive Vice
                                  President (since April 1997)

William S. Burns, 44              Chief Financial Officer (since January 2003); Executive Vice President and Director of Corporate Development (since November 2002); Senior
                                  Vice President, Director of Corporate Finance and Investor Relations,
                                  The Dime Savings Bank of New York (1997 to 2002)

Peter J. O'Brien, 69              Executive Vice President (1995 to present); Treasurer (1995 to
                                  February 2003); Secretary (2000 to April 2002 and July 2002 to
                                  February 2003)

Raymond Catlaw, 53                Executive Vice President (since March 2002); First Senior Vice
                                  President (February 1999 to March 2002); Senior Vice President
                                  (January 1993 to February 1999)

Steven Eichhorn, 62               Executive Vice President (since February 2000); First Senior Vice
                                  President (1993 to January 2000)

William A. Wagner, 58             Executive Vice President (since August 2002); Senior Credit Officer,
                                  Sovereign Bank (2001 to August 2002); Senior Vice President and Senior
                                  Credit Officer, Summit Bank (2000 to 2001); President, Navesink
                                  Associates, LLC (consulting and investment firm) (1997 to 1999)

Sharon V. Weiner, 47              Secretary (since February 2003); Senior Vice President and General
                                  Counsel (since June 2002); Senior Attorney, Office of Thrift
                                  Supervision (1991 to May 2002)

COMPENSATION AND EMPLOYEE BENEFIT PLANS

      DIRECTOR COMPENSATION. Directors who are not also officers of the bank receive an annual retainer of $10,000, plus $1,450 per Board meeting attended and $250 to $600 for each committee meeting attended, depending on the committee. The vice chairmen, the chairman of the audit and examination committee, and the board's designated financial expert receive a double fee. With respect to certain board assignments, members have received, and may receive in the future, similar compensation. Until July 2002, Mr. Codey received a $10,000 quarterly retainer in consideration of the consulting advice he provided to the bank. Mr. Codey receives a retainer of $2,500 per quarter for his service on the bank's Executive Committee.

      Directors who are not officers of the bank may be granted stock options under the bank's 2000 Non-employee Director Stock Option Plan. Each of Directors Brenner, Codey, Kanter, Kaplitt, Kutsher, Quint, and Wiesel have been granted options covering 15,000 shares under the 2000 Non-employee Director Stock Option Plan. Options granted under this plan have a term of ten years after the grant date and an exercise price of 100% of the fair market value of the bank's stock on the grant date, and are 100% exercisable commencing one year after the grant date.


EXECUTIVE COMPENSATION


      The following table sets forth for the last three fiscal years the cash and other compensation paid or accrued to the chief executive officer and each of the other four most highly compensated executive officers of the Bank (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION                LONG-TERM
                                                            ----------------------------------------   COMPENSATION
                                                                                           OTHER          AWARDS,
                                                                                           ANNUAL         OPTIONS       ALL OTHER
                                                                                          COMPEN-           AND          COMPEN-
NAME AND PRINCIPAL POSITION                         YEAR    SALARY($)      BONUS($)     SATION($)(1)      SARS(#)      SATION($)(2)
---------------------------                         ----    ---------      --------     ------------   ------------    ------------
Alan J. Wilzig                                      2002    $415,231      $758,750(3)       -0-           50,000        $  6,189
     Chairman of the Board, President and           2001     281,923       145,000          -0-           50,000(4)        3,981
     Chief Executive Officer                        2000     275,000       135,000          -0-          100,000(4)        3,314

Frank T. Van Grofski                                2002     140,346          -0-           -0-           10,000           5,481
     Senior Executive Vice President and            2001      72,000         5,000          -0-            5,000           2,602
     Chief Operating Officer                        2000      65,769          -0-           -0-            5,000             852

William S. Burns(5)                                 2002      26,923        25,000          -0-           65,000              -0-
     Executive Vice President, Chief Financial      2001          --            --           --               --              --
     Officer and Director of Corporate              2000          --            --           --               --              --
     Development

Peter J. O'Brien                                    2002     145,230        25,000          -0-            5,000           6,777
     Executive Vice President                       2001     130,000        20,000          -0-            8,000           4,513
                                                    2000     135,269        25,000          -0-           15,000           3,224

Raymond Catlaw                                      2002     144,038        25,000          -0-           10,000           5,656
     Executive Vice President                       2001     123,154        23,000          -0-            8,500           3,105
                                                    2000     115,000        18,277          -0-           13,000           1,883

Siggi B. Wilzig(6)                                  2002     645,000       614,000          -0-               -0-        306,160
                                                    2001     645,000       614,000          -0-           50,000(4)      305,690
                                                    2000     645,000       414,000          -0-          100,000(4)      305,527

Michael A. Marinelli(7)                             2002     194,731        25,000          -0-            8,000           6,730
                                                    2001     180,000        30,000          -0-            8,000           3,613
                                                    2000     175,962        35,000          -0-           15,000           3,236

----------
(1) Amounts shown do not include amounts expended by the bank which may have a value as a personal benefit to the named individual. The value of such benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2) For 2002, represents: for Alan J. Wilzig, contributions made by the bank of $5,904 to the bank's 401(k) plan to match 2002 pre-tax elective deferral contributions (included under "Salary") made by Mr. Wilzig to such plan, $56 for group term life insurance, $122 paid by the bank as a premium for life insurance and $107 paid by the bank as a premium for other life insurance for officers and key employees; for Frank T. Van Grofski, contributions made by the bank of $4,912 to the bank's 401(k) plan to match 2002 pre-tax elective deferral contributions (included under "Salary") made by Mr. Van Grofski to such plan, $159 for group term life insurance, $303 paid by the bank as a premium for life insurance and $107 paid by the bank as a premium for other life insurance for officers and key employees; for Peter O'Brien, contributions made by the bank of $5,048 to the bank's 401(k) plan to match 2002 pre-tax elective deferral contributions (included under "Salary") made by Mr. O'Brien to such plan, $791 for group term life insurance and $938 paid by the bank as a premium for life insurance; for Raymond Catlaw, contributions made by the bank of $5,007 to the bank's 401(k) plan to match 2002 pre-tax elective deferral contributions (included under "Salary") made by Mr. Catlaw to such plan, $143 for group term life insurance, $373 paid by the bank as a premium for life insurance and $133 paid by the bank as a premium for other life insurance for officers and key employees; for Siggi B. Wilzig, $300,000 paid pursuant to the bank's Incentive Compensation Plan, $5,308 paid by the bank as a premium for life insurance for officers and key employees, and $852 paid by the bank as a premium for other life insurance; and for Michael Marinelli, contributions made by the bank of $5,615 to the bank's 401(k) plan to match 2002 pre-tax elective deferral contributions (included under "Salary") made by Mr. Marinelli to such plan, $268 for group term life insurance, $547 paid by the bank as a premium for life insurance and $300 paid by the bank as a premium for other life insurance for officers and key employees.

(3)   Includes bonuses for 2001 and 2002.

(4) Options were granted in 2001 and 2000 in tandem with an equivalent number of stock appreciation rights. A stock appreciation right permits the holder of a stock option, in lieu of exercising the option, to receive from the bank an amount (payable in shares of common stock, cash, or a combination of shares and cash, as determined by the committee which administers the stock option plan) equal to the product of the excess of
      (i) the fair market value of one share of common stock at the time of exercise over (ii) the option exercise price per share times the number of shares covered by the stock option, or portion thereof, which is surrendered.

(5) William S. Burns joined the bank in November 2002 as Executive Vice President and Director of Corporate Development and was appointed Chief Financial Officer in January 2003. If he had been with the bank for all of 2002 he would have been one of the five most highly compensated officers. See "-Employment Agreements."

(6) Siggi B. Wilzig, who was Chairman of the Board during 2002, passed away in January 2003. Amounts shown do not include any benefits payable to his estate upon his death. See "-Employment Agreements."

(7)   Michael Marinelli resigned from the bank in January 2003.


EMPLOYMENT AGREEMENTS


      We had an employment agreement with Siggi B. Wilzig which provided that his annual salary would not be less than $300,000 plus bonuses determined from time to time by the Board and that upon termination of Mr. Siggi B. Wilzig's employment or any consulting term by reason of death or disability, Mr. Siggi B. Wilzig, his designees or his estate, as the case may be, will receive payments equal to 100% of Mr. Siggi B. Wilzig's 2000 aggregate compensation for the first two years after such termination and thereafter 50% of his 2000 aggregate compensation for the next eight years. Mr. Siggi B. Wilzig's 2000 Aggregate Compensation was $1,507,846. Accordingly, Mr. Siggi B. Wilzig's estate will receive an aggregate payment of $9,047,076.

      We and the holding company have jointly entered into an employment agreement with Alan J. Wilzig, to secure his services as Chairman, President and Chief Executive Officer. The employment agreement has a fixed term of three years and may be renewed annually after a review of his performance. This agreement provides for a minimum annual salary of $470,000, an annual cash bonus of at least 50% of his salary at the time of the bonus, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

      We and the holding company may terminate Mr. Alan J. Wilzig's employment, and he may resign, at any time with or without cause. However, if we terminate Mr. Alan J. Wilzig's employment without cause during the term of the employment agreement, we and the holding company will pay to Mr. Alan J. Wilzig a lump sum severance payment generally equal to the value, without discount, of the cash compensation, and fringe benefits that he would have received, if he had continued working for the remainder of the term of the agreement, but in no event less than two years, and accelerate his stock options to the extent permitted under the applicable stock option plans. The same severance benefits would be payable if he resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of Mr. Alan J. Wilzig's principal place of employment to a location over 40 miles in distance from our principal office in Jersey City, New Jersey; or other material breach of the employment agreement by us or the holding company which is not cured within 30 days. For 90 days after a change of control, Mr. Alan J. Wilzig may resign for any reason and collect a lump sum severance benefit equal to three years' salary and bonus (without discount), as well as three years of fringe benefits. The employment agreement also provides certain uninsured death and disability benefits.

      To attract William S. Burns to join the bank, we and the holding company jointly entered into an employment agreement with William S. Burns, pursuant to which he will serve as Executive Vice President, Director of Corporate Development, and Chief Financial Officer. The employment agreement has a fixed term of two years. This agreement provides for a minimum annual salary of $200,000, an annual cash bonus of at least $100,000, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for a period of time thereafter.

      We and the holding company may terminate Mr. Burns' employment, and he may resign, at any time with or without cause. However, if Mr. Burns' employment is terminated without cause during the term of the employment agreement, we and the holding company will pay to Mr. Burns a severance payment generally equal to twice his salary in effect at such time, plus twice the most recent annual cash bonus paid to him, less salary and bonuses paid to him from January 1, 2003. The same severance benefits would be payable if he resigns during the term following a material breach of certain sections of the employment agreement by the bank or holding company which, if subject to cure, is not cured after the bank is given a reasonable opportunity to cure. For 90 days after a change of control, Mr. Burns may resign for any reason and collect such severance benefit.

      If we or the holding company experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under Mr. Alan J. Wilzig's or William S. Burns' employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreement, the holding company would reimburse Mr. Alan J. Wilzig and/or Mr. Burns for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, they will retain approximately the same net-after tax amounts under the employment agreement that they would have retained if there was no 20% excise tax. The effect of this provision is that the holding company, rather than the executive, bears the financial cost of the excise tax. Neither we nor the holding company could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

      STOCK OPTIONS. The following table sets forth information regarding grants of stock options to any of the Named Executives in 2002 to purchase shares of the bank's common stock.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                               -------------------------------------------------------
                                                PERCENT OF
                                 NUMBER OF    TOTAL OPTIONS/                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                                SECURITIES         SARS       EXERCISE OR                        ANNUAL RATES OF STOCK PRICE
                                UNDERLYING      GRANTED TO        BASE                          APPRECIATION FOR OPTION TERM(4)
                               OPTIONS/SARS    EMPLOYEES IN      PRICE      EXPIRATION      -------------------------------------
           NAME                GRANTED(#)(1)     2002(2)       ($/SH)(3)       DATE           0%($)         5%($)         10%($)
           ----                -------------  --------------  -----------   ----------        -----         -----         ------
Alan J. Wilzig...........      --/50,000(5)     --/28.23%     --/19.8985      5/30/12     --/175,575    --/911,696   --/2,041,051

Frank T. Van Grofski.....        --/10,000        --/5.6%     --/19.8985      5/30/12      --/35,115    --/182,339     --/408,210

William S.  Burns........   37,030/ 27,970    12.2%/15.8%    27.00/22.95     12/18/12     --/113,279      628,775/     1,593,440/
                                                                                                           588,213      1,316,857

Peter J. O'Brien.........         --/5,000        --/2.8%     --/19.8985      5/30/12      --/17,558     --/91,170     --/204,105

Raymond Catlaw...........        --/10,000        --/5.6%     --/19.8985      5/30/12      --/35,115   --/ 182,339     --/408,210

Siggi B. Wilzig..........                0           0.0%             --           --             --            --             --
                                         0           0.0%             --                          --            --             --

Michael A. Marinelli.....            4,000           1.3%          23.41    1/03/03(6)            --        58,890        149,238
                                     4,000           2.3%        19.8985                      14,046        72,936        163,284

----------
(1) Currently, the bank maintains four stock option plans for officers and employees, the 1993 Incentive Stock Option Plan (the "1993 Incentive Plan"), the 1993 Executive Stock Option Plan (the "1993 Executive Plan"), the 2002 Stock Option Plan (the "2002 Option Plan"), and the 2002 Executive Stock Option Plan (the "2002 Executive Option Plan" and together with the 2002 Option Plan, the "2002 Plans"). The 1993 Incentive Plan and the 1993 Executive Plan expire in 2003. For this reason, during 2002 all options granted by the bank were granted under the 2002 Option Plan and the 2002 Executive Option Plan. The first number shown for each named executive indicates options granted under the 2002 Option Plan and the second number shown indicates options granted under the 2002 Executive Plan. Options granted under the terms of the 2002 Executive Plan were granted at an exercise price of 85% of the market value of a share of common stock on the date of the grant; options granted under the 2002 Option Plan were granted at an exercise price equal to 100% of such market value. All options granted during 2002 have a term of ten years and are exercisable in cumulative installments of 20% after six months and 20% for each year after the date of grant such that 100% of such options will be exercisable after four years. The 2002 Plans provide that all outstanding stock options will become immediately exercisable upon the occurrence of a "change in control event," as defined in the 2002 Plans.

(2) The percentages are shown first for options granted in 2002 under the 2002 Option Plan and second for options granted under the 2002 Executive Plan.

(3) The exercise prices are shown first for options granted under the 2002 Option Plan and second for options granted under the 2002 Executive Plan.

(4) Amounts represent hypothetical gains that could be achieved if the options described in the table were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% for incentive option grants and 0%, 5% and 10% for all other option grants, compounded annually from the date the options were granted to their expiration date, based upon the fair market value of our common stock as of the date the options were granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent upon the future performance of the bank and the holding company and overall financial market conditions. There can be no assurance that amounts reflected in this table will be achieved.

(5) In connection with grants of executive options, the Stock Option/Compensation Committee may grant, but has not granted stock appreciation rights and allow Credit Rights. A Credit Right provides a credit against the exercise price of each option in an amount equal to the increase in the fair market value of one share of common stock at the time of exercise over its fair market value at the date of the grant of the Credit Right.

(6)   Represents the date of Mr. Marinelli's resignation.

      The following table sets forth certain information regarding options exercised by the Named Executives in 2002 and the number and value of unexercised options held at the end of 2002 by each of the Named Executives.

              AGGREGATED OPTIONS/SARS EXERCISED IN LAST FISCAL YEAR

                          FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS/SARS       IN THE MONEY OPTIONS
                              SHARES           VALUE           AT FISCAL YEAR-END(#)            AT FY-END($)(1)
                            ACQUIRED ON      REALIZED      ----------------------------  --------------------------------
       NAME                 EXERCISE(#)         ($)        EXERCISABLE    UNEXERCISABLE  EXERCISABLE($)  UNEXERCISABLE($)
       ----                 -----------      --------      -----------    -------------  --------------  ----------------
Alan J. Wilzig .....           2,600          37,079         106,300         111,000       1,455,434       1,299,299
Frank T. Van Grofski              --              --          12,500          13,500         135,080         127,757
William S. Burns ...              --              --              --          65,000              --         117,056
Peter J. O'Brien ...           2,000          29,418          29,900          15,600         397,497         187,034
Raymond Catlaw .....           3,000          40,206          28,400          19,100         351,614         198,417
Siggi B. Wilzig ....          30,000         485,000         205,200          78,800       2,857,732       1,065,836
Michael A. Marinelli              --              --          37,800          18,200         511,526         189,132

----------
(1) Calculated for each option/SAR as the fair market value of a share of the underlying common stock on December 31, 2002, minus the exercise price for such option, multiplied by the number of shares covered by the option. Such fair market value was $27.831, the last sales price of a share of common stock as reported on the NASDAQ-National Market System on December 31, 2002.

      The following table provides information as of December 31, 2002 with respect to shares of our Common Stock that may be issued under the bank's existing equity compensation plans, which consist of:

      o     the 2000 Non-employee Director Stock Option Plan;

      o     the 1993 Incentive Stock Option Plan;

      o     the 1993 Executive Stock Option Plan;

      o     the 2002 Stock Option Plan: and

      o     the 2002 Executive Stock Option Plan,
      each of which has been approved by the Bank's stockholders.

                                                                                                                   (C)
                                                                                                      NUMBER OF SECURITIES REMAINING
                                                (A)                                                   AVAILABLE FOR FUTURE ISSUANCE
                                    NUMBER OF SECURITIES TO BE                  (B)                  UNDER EQUITY COMPENSATION PLANS
                                      ISSUED UPON EXERCISE OF     WEIGHTED-AVERAGE EXERCISE PRICE    (EXCLUDING SECURITIES REFLECTED
                                  OUTSTANDING OPTIONS, WARRANTS  OF OUTSTANDING OPTIONS, WARRANTS             IN COLUMN (A))
         PLAN CATEGORY                      AND RIGHTS                      AND RIGHTS
         -------------            -----------------------------  ---------------------------------   -------------------------------
Equity Compensation Plans
Approved by Security Holders......          2,232,300                         $17.63                             963,650

Equity Compensation Plans Not
Approved by Security Holders......                 --                             --                                  --

TOTAL.............................          2,232,300                         $17.63                             963,650

      EMPLOYEES' RETIREMENT PLANS. The bank maintains two retirement plans: one for administrative employees and one for non-administrative employees. The following table shows estimated annual benefits payable under the retirement plan for administrative employees.

  AVERAGE OF
 HIGHEST FIVE                                                      CREDITED YEARS OF SERVICE
YEARS' SALARY*                 15                  20                  25                 30                 35               40
--------------                 --                  --                  --                 --                 --               --
   $ 50,000                 $ 9,811             $13,081            $ 16,351            $ 19,621          $ 22,892          $ 26,162
     75,000                  15,711              20,948              26,185              31,422            36,659            41,896
    100,000                  21,951              29,267              36,584              43,901            51,218            58,535
    150,000                  34,451              45,934              57,418              68,901            80,385            91,868
    200,000                  46,951              62,601              78,251              93,901           109,551           125,202
    250,000                  50,771              70,587              90,404             110,221           130,038           149,855
    300,000                  51,604              75,587              99,571             123,555           147,538           160,000
    350,000                  52,437              80,588             108,738             136,888           160,000           160,000
    400,000                  53,271              85,588             117,904             150,221           160,000           160,000
    450,000                  54,104              90,588             127,071             160,000           160,000           160,000
    500,000                  54,937              95,588             136,238             160,000           160,000           160,000

      Note: The IRS announced a defined benefit dollar limit of $160,000 effective January 1, 2002.

----------
* The maximum annual compensation of a participant that can be taken into account under the plan is limited by law. For participants employed on and after January 1, 2002, such limit is $200,000. The limit is subject to increase for cost of living adjustments.

      Annual benefits to be paid upon retirement are determined by taking 1 2/3% of the average of an employee's highest five consecutive years' salary during his or her last ten years of employment reduced by 1% of estimated annual social security benefits, and multiplying this amount by the number of credited years of service up to a maximum of 40 credited years of service. The estimated amounts shown in the table are based on the assumption that payments commence at age 65, the customary retirement age. The years of credited service under the retirement plan for Messrs. Alan J. Wilzig, Van Grofski, Burns, O'Brien and Catlaw as of January 1, 2003, were 15, 6, 0, 13 and 33 years, respectively. Covered compensation under the retirement plan is the participant's base annual salary. Bonus compensation is not taken into account under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Our Stock Option/Compensation Committee of the board, comprised of Messrs. Brenner, Kutsher and Quint, has performed the function of a compensation committee. After the acquisition and exchange, we expect that the holding company's compensation committee, which is comprised of the same members as our Stock Option/Compensation Committee, will perform these functions. During 2002 there were no, and there are no, interlocks requiring disclosure under applicable FDIC rules and regulations.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

      Some of the bank's officers and directors and their associates were customers of and had loan transactions with the bank in the ordinary course of business during the past three fiscal years. Similar transactions may be expected to take place in the future. Outstanding loans to and commitments made with the bank's directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present any other unfavorable features. The balance of loans to directors, executive officers and their associates was $25.7 million at December 31, 2002, $24.0 million at December 31, 2001 and $26.3 million at December 31, 2000.

      Richard Kanter, his wife and certain companies controlled by Mr. Kanter, were indebted to the bank as of June 30, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 pursuant to various loans in the aggregate principal amount of $14.2 million, $16.8 million, $15.3 million and $13.7 million, respectively. Approximately 81% of these loans were secured by first mortgages on real estate at June 30, 2003. Miller Construction Company, of which Mr. Kanter, a director of the bank and the holding company, is the controlling shareholder and President, received during 2002, 2001 and 2000 from the bank approximately $260,000, $161,000 and $442,000, respectively, in payment for construction and renovation of various bank owned and branch properties.

      In addition to the foregoing, the bank has made loans to Wilshire Enterprises, Inc., formerly known as Wilshire Oil Company of Texas, of which the estate of the late Mr. Siggi B. Wilzig, formerly a director of the bank, is a substantial shareholder. Such loans aggregated approximately $32.3 million at December 31, 2002, $34.6 million at December 31, 2001 and $32.1 million at December 31, 2000 and are all, and have been, secured by first mortgages and marketable securities.

                                  LEGAL MATTERS

      The validity of the holding company's common stock to be issued in connection with the acquisition and exchange will be passed upon for the holding company by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

      The consolidated financial statements of the bank as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein and in the registration statement of which this Prospectus-Proxy Statement is a part, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The report of KPMG LLP refers to The Trust Company of New Jersey's restatement of its consolidated statement of condition as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the two-year period then ended, which consolidated financial statements were previously audited by other independent auditors who have ceased operations.

                       2004 ANNUAL SHAREHOLDER MEETING AND
                              SHAREHOLDER PROPOSALS

      Although no decision has been made at this time, we anticipate that the holding company will maintain an annual meeting schedule similar to the past annual meeting schedule of the bank. The bank's 2003 Annual Meeting was held on April 28, 2003. Any shareholder proposal intended to be presented at the holding company's 2004 Annual Meeting of Shareholders must be in writing and received by the secretary of the holding company at the address of the holding company set forth on the first page of this proxy statement-prospectus (i) no later than [ ] in order to be eligible for consideration for inclusion in the proxy statement for such meeting, and (ii) no later than [ ] in order to be eligible for consideration at such meeting (without being included in the proxy statement for such meeting).

                                  OTHER MATTERS

      As of the date of this proxy statement-prospectus, we did not know of any other business which will be presented for consideration at the special meeting other than to consider the proposed acquisition and exchange. If, however, other matters are properly brought before the special meeting, it is the intention of the bank's board of directors to direct the vote of the shares represented by proxy on such matters in accordance with their best judgment.

      TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                              By Order of the Board of Directors



                                              Sharon V. Weiner
                                              Secretary

Jersey City, New Jersey
[_______], 2003

                          INDEX TO FINANCIAL STATEMENTS

                         THE TRUST COMPANY OF NEW JERSEY


                                                                                              PAGE
AUDITED YEAR-END FINANCIAL STATEMENTS

Consolidated Statements of Condition as of December 31, 2002
and December 31, 2001 (Restated) ..............................................................F-1

Consolidated Statements of Income for the Years Ended December 31, 2002,
December 31, 2001 (Restated) and December 31, 2000 (Restated) .................................F-2

Consolidated Statements of Changes in Stockholders' Equity for the Years
Ended December 31, 2002, December 31, 2001 (Restated) and December 31, 2000 (Restated).........F-3

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002,
December 31, 2001 (Restated) and December 31, 2000 (Restated)..................................F-4

Notes to Consolidated Financial Statements  ...................................................F-5

Report of Independent Public Accountants .....................................................F-31

Consolidated Quarterly Financial Data (Unaudited) ............................................F-32

JUNE 30 UNAUDITED FINANCIAL STATEMENTS

Consolidated Statements of Condition as of June 30, 2003
and December 31, 2002  .......................................................................F-33

Consolidated Statements of Income for the Six Months
Ended June 30, 2003 and June 30, 2002 (Restated) .............................................F-34

Consolidated Statements of Cash Flows for Six Months
Ended June 30, 2003 and June 30, 2002 (Restated) .............................................F-36

Notes to Financial Statements-June 30, 2003  .................................................F-37

The Trust Company of New Jersey
Consolidated Statements of Condition
($ in thousands, except per share amounts)

                                                                                              December 31
                                                                                       ---------------------------
                                                                                                        (Restated)
ASSETS                                                                                     2002            2001
                                                                                       -----------     -----------
Cash and due from banks                                                                $   135,382     $   124,061
Federal funds sold                                                                          50,000         210,000
                                                                                       -----------     -----------
        Total cash and cash equivalents                                                    185,382         334,061
Securities:
  Available for sale, at estimated fair value                                            1,927,065       1,624,481
  Held to maturity (estimated fair value $54,575 in 2002 and $105,398 in 2001)              52,636         107,726
                                                                                       -----------     -----------
        Total securities                                                                 1,979,701       1,732,207
Loans:
  Held for sale                                                                            251,284              --
  Held in portfolio                                                                      1,807,682       1,854,305
  Less: Unearned income                                                                    (17,112)        (35,141)
        Allowance for loan losses                                                           (9,971)         (9,749)
                                                                                       -----------     -----------
        Loans, net                                                                       2,031,883       1,809,415
Premises and equipment                                                                      40,167          41,780
Other real estate owned                                                                      9,846          13,387
Accrued interest receivable                                                                 24,840          18,869
Bank owned life insurance                                                                   67,765          57,701
Prepaid pension cost and other assets                                                       71,218          65,349
                                                                                       -----------     -----------
Total Assets                                                                           $ 4,410,802     $ 4,072,769
                                                                                       ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand                                                          $   584,979     $   523,291
  Interest bearing -
      NOW and money market                                                                 700,345         459,398
      Savings                                                                              513,934         429,009
      Time                                                                               1,638,024       1,675,456
                                                                                       -----------     -----------
        Total deposits                                                                   3,437,282       3,087,154
Securities sold under agreements to repurchase and other borrowings                         71,283         140,977
Federal Home Loan Bank advances                                                            600,000         600,000
Deferred taxes and other liabilities                                                        37,967          31,333
                                                                                       -----------     -----------
        Total liabilities                                                                4,146,532       3,859,464
Commitments and Contingencies (Note 18)                                                         --              --
Preferred stock, $100 par value; authorized
  60,000 shares; no shares outstanding                                                          --              --
Common stock, $2.00 par value; authorized 72,000,000 shares; issued and outstanding
  18,312,909 in 2002 and 18,438,313 in 2001                                                 36,626          36,877
Additional paid-in capital                                                                  26,762          25,249
Retained earnings                                                                          179,179         157,824
Accumulated other comprehensive income (loss)                                               21,703          (6,645)
                                                                                       -----------     -----------
        Total stockholders' equity                                                         264,270         213,305
                                                                                       -----------     -----------
Total Liabilities and Stockholders' Equity                                             $ 4,410,802     $ 4,072,769
                                                                                       ===========     ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

The Trust Company of New Jersey
Consolidated Statements of Income
($ in thousands, except per share amounts)

                                                                                Years ended December 31,
                                                                     ---------------------------------------------
                                                                                      (Restated)       (Restated)
                                                                         2002            2001             2000
                                                                     ------------    ------------     ------------
INTEREST INCOME
Interest and fees on loans                                           $    136,107    $    138,962     $    131,145
Interest on Federal funds sold                                              2,928           3,325            1,710
Interest and dividends on securities -
 Taxable                                                                   74,556          86,342          109,981
 Exempt from Federal income taxes                                          12,119           7,850            3,982
                                                                     ------------    ------------     ------------
  Total interest income                                                   225,710         236,479          246,818
INTEREST EXPENSE
Interest on deposits                                                       76,333         102,807          105,419
Interest on borrowed funds                                                 30,413          31,973           51,992
                                                                     ------------    ------------     ------------
  Total interest expense                                                  106,746         134,780          157,411
                                                                     ------------    ------------     ------------
  Net interest income                                                     118,964         101,699           89,407
  Provision (credit) for loan losses                                        2,200           2,200             (619)
                                                                     ------------    ------------     ------------
  Net interest income after provision (credit) for loan losses            116,764          99,499           90,026
OTHER OPERATING INCOME
Service charges on deposit accounts and other retail banking fees          19,306          15,425           12,033
Trust department income                                                     1,620           1,542            1,505
Bank owned life insurance                                                   4,089           2,982            2,838
Net gains on securities sales                                              19,655          12,401            2,219
Gains on sales of loans                                                     1,202              --              849
Gains on sales of other real estate owned                                     769             488              603
Other income                                                                  518             639            1,985
                                                                     ------------    ------------     ------------
  Total other operating income                                             47,159          33,477           22,032
OTHER OPERATING EXPENSES
Salaries and wages                                                         47,331          38,790           34,464
Pension and other employee benefits expense (credit)                        9,717          (4,537)           8,570
Occupancy expense, net of rental income                                    13,668          12,389           10,146
Furniture and equipment expense                                             8,422           8,336            7,497
Outside data processing services                                            4,602           4,070            3,238
Other expense                                                              28,885          25,244           21,035
                                                                     ------------    ------------     ------------
  Total other operating expenses                                          112,625          84,292           84,950
Income before provision for income taxes                                   51,298          48,684           27,108
Provision for income taxes                                                 13,308          14,167            7,157
                                                                     ------------    ------------     ------------
NET INCOME                                                           $     37,990    $     34,517     $     19,951
                                                                     ============    ============     ============
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                                18,386,331      18,513,826       18,681,775
                                                                     ============    ============     ============
  Diluted                                                              18,694,748      18,735,981       18,681,775
                                                                     ============    ============     ============
EARNINGS PER COMMON SHARE
  Basic                                                              $       2.07    $       1.86     $       1.07
                                                                     ============    ============     ============
  Diluted                                                            $       2.03    $       1.84     $       1.04
                                                                     ============    ============     ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Trust Company of New Jersey
Consolidated Statements of Changes in Stockholders' Equity
($ in thousands, except per share amounts)


                                                                          Common Stock           Additional
                                                                          ------------            paid-in     Retained
                                                                     Shares          Amount       capital     earnings
                                                                  ---------------------------   ----------   ---------
BALANCE, DECEMBER 31, 1999, AS PREVIOUSLY REPORTED                 18,819,901      $   37,640   $   24,858   $ 135,919
Prior period adjustments                                                                            (1,000)     (1,560)
                                                                   ----------      ----------   ----------   ---------

BALANCE, DECEMBER 31, 1999 (RESTATED)                              18,819,901          37,640       23,858     134,359
Net income - 2000                                                                                               19,951
Amortization of deferred compensation in connection with
nonqualified stock option plans                                                                         59
Exercise of stock options                                              47,290              94          277
Purchase and retirement of common stock                              (348,225)           (696)                  (5,700)
Cash dividends, $0.56 per common share                                                                         (10,443)

Unrealized holding gain on securities available for sale, net of tax of $11,902
Reclassification adjustment for gains on securities available for sale, net of tax of $(777)

Comprehensive Income
                                                                   ----------      ----------   ----------   ---------
BALANCE, DECEMBER 31, 2000 (RESTATED)                              18,518,966          37,038       24,194     138,167
Net income - 2001                                                                                               34,517
Amortization of deferred compensation in connection with
nonqualified stock option plans                                                                        112

Exercise of stock options                                             113,481             227          943

Purchase and retirement of common stock                              (194,134)           (388)                  (4,298)
Cash dividends, $0.57 per common share                                                                         (10,562)
Unrealized holding gain on securities available for sale, net of tax of $8,125
Reclassification adjustment for gains on securities available for sale, net of tax of $(4,340)

Comprehensive Income
                                                                   ----------      ----------   ----------   ---------
BALANCE, DECEMBER 31, 2001 (RESTATED)                              18,438,313          36,877       25,249     157,824
Net income - 2002                                                                                               37,990
Amortization of deferred compensation in connection with
nonqualified stock option plans                                                                        415

Exercise of stock options                                             108,500             217        1,098

Purchase and retirement of common stock                              (233,904)           (468)                  (5,411)
Cash dividends, $0.61 per common share                                                                         (11,224)
Unrealized holding gain on securities available for sale, net of tax of $22,144
Reclassification adjustment for gains on securities available for sale, net of tax of $(6,879)

Comprehensive Income
                                                                   ----------      ----------   ----------   ---------
BALANCE, DECEMBER 31, 2002                                         18,312,909      $   36,626   $   26,762   $ 179,179
                                                                   ----------      ----------   ----------   ---------

                                                                   Accumulated
                                                                       other
                                                                  comprehensive  Comprehensive
                                                                  income (loss)     income
                                                                   ------------  -------------
BALANCE, DECEMBER 31, 1999, AS PREVIOUSLY REPORTED                 $  (34,407)
Prior period adjustments
                                                                   ----------

BALANCE, DECEMBER 31, 1999 (RESTATED)                                 (34,407)
Net income - 2000                                                                $   19,951
Amortization of deferred compensation in connection with
nonqualified stock option plans
Exercise of stock options
Purchase and retirement of common stock
Cash dividends, $0.56 per common share

Unrealized holding gain on securities available for sale, net
of tax of $11,902                                                      22,176        22,176
Reclassification adjustment for gains on securities available
for sale, net of tax of $(777)                                         (1,442)       (1,442)
                                                                                 ----------
Comprehensive Income                                                             $   40,685
                                                                   ----------    ==========
BALANCE, DECEMBER 31, 2000 (RESTATED)                                 (13,673)
Net income - 2001                                                                $   34,517
Amortization of deferred compensation in connection with
nonqualified stock option plans

Exercise of stock options

Purchase and retirement of common stock
Cash dividends, $0.57 per common share
Unrealized holding gain on securities available for sale, net
of tax of $8,125                                                       15,089        15,089
Reclassification adjustment for gains on securities available
for sale, net of tax of $(4,340)                                       (8,061)       (8,061)
                                                                                 ----------
Comprehensive Income                                                             $   41,545
                                                                   ----------    ==========
BALANCE, DECEMBER 31, 2001 (RESTATED)                                  (6,645)
Net income - 2002                                                                $   37,990
Amortization of deferred compensation in connection with
nonqualified stock option plans

Exercise of stock options

Purchase and retirement of common stock
Cash dividends, $0.61 per common share
Unrealized holding gain on securities available for sale, net
of tax of $22,144                                                      41,124        41,124
Reclassification adjustment for gains on securities available
for sale, net of tax of $(6,879)                                      (12,776)      (12,776)
                                                                                 ----------
Comprehensive Income                                                             $   66,338
                                                                   ----------    ==========
BALANCE, DECEMBER 31, 2002                                         $   21,703
                                                                   ----------

SEE ACCOMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

The Trust Company of New Jersey
Consolidated Statements of Cash Flows
($ in thousands)

                                                                               Years ended December 31,
                                                                     -------------------------------------------
                                                                                      (Restated)      (Restated)
                                                                         2002            2001            2000
                                                                     -----------     -----------     -----------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:
  Net Income                                                         $    37,990     $    34,517     $    19,951
  Adjustments to reconcile net income to net cash (used in)
   provided by operating activities:
  Provision (credit) for loan losses                                       2,200           2,200            (619)
  Pension expense (income)                                                   860         (14,197)          4,478
  Net realized gains on securities sales                                 (19,655)        (12,401)         (2,219)
  Depreciation, amortization and other provisions                         10,824           8,004           7,293
  Gains on sales of other real estate owned                                 (769)           (488)           (603)
  Gains on sales of loans                                                 (1,202)             --            (849)
  Origination of loans held for sale                                    (251,284)             --              --
  (Increase) decrease in accrued interest receivable                      (5,971)          8,672            (533)
  (Decrease) increase in deferred taxes and other liabilities             (8,631)          5,147         (24,122)
  (Increase) decrease in other assets and other real estate owned         (7,066)         41,338         (23,775)
  (Decrease) increase in unearned income                                 (18,029)        (22,579)         11,007
                                                                     -----------     -----------     -----------
   Net cash (used in) provided by operating activities                  (260,733)         50,213          (9,991)
                                                                     -----------     -----------     -----------
CASH (USED IN) INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale                   703,333       1,146,456         367,889
  Proceeds from maturities or calls of securities -
   Available for sale                                                  4,009,409       2,951,629         979,657
   Held to maturity                                                       64,866         500,402          34,509
  Purchases of securities -
   Available for sale                                                 (5,220,566)     (4,516,943)     (1,352,377)
   Held to maturity                                                       (9,776)        (74,893)        (18,473)
  Principal reductions on mortgage backed securities                     268,508          60,527          50,285
  Proceeds from loan sales and securitizations                           368,788              --         177,680
  Net other (increase) in loans                                         (323,129)       (363,782)       (264,722)
  Purchases of premises and equipment, net                               (14,025)         (9,516)        (10,183)
                                                                     -----------     -----------     -----------
   Net cash (used in) investing activities                              (152,592)       (306,120)        (35,735)
                                                                     -----------     -----------     -----------
CASH PROVIDED BY FINANCING ACTIVITIES:
  Increase in deposits from acquisition of branches                       63,373          15,547              --
  Net other increase in deposits                                         286,755         362,800          17,224
  Net (decrease) in securities sold under agreements
   to repurchase and other borrowings                                    (69,694)       (173,024)       (229,989)
  Increase in Federal Home Loan Bank advances                                 --         300,000         300,000
  Cash dividends paid                                                    (11,224)        (10,562)        (10,443)
  Purchase and retirement of common stock                                 (5,879)         (4,686)         (6,396)
  Exercise of stock options                                                1,315           1,170             371
                                                                     -----------     -----------     -----------
   Net cash provided by financing activities                             264,646         491,245          70,767
                                                                     -----------     -----------     -----------
   (Decrease) increase in cash and cash equivalents                     (148,679)        235,338          25,041
                                                                     -----------     -----------     -----------
  Cash and cash equivalents, beginning of the year                       334,061          98,723          73,682
                                                                     -----------     -----------     -----------
  Cash and cash equivalents, end of the year                         $   185,382     $   334,061     $    98,723
                                                                     ===========     ===========     ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

      The Trust Company of New Jersey (the "Bank") is a full service commercial bank chartered in 1896 by the State of New Jersey and is a member of the Federal Deposit Insurance Corporation. The Bank, headquartered in New Jersey, has branches located throughout Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren counties in New Jersey, and Rockland county, New York.

      The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The significant accounting policies are summarized as follows -

CONSOLIDATION

      The accompanying Consolidated Financial Statements include the accounts of the Trust Company of New Jersey and its wholly owned subsidiaries, TCNJ Financial Services, Inc.(sales of annuities, mutual funds and life insurance products), TCB Investment Corp. (an investment company) TC Preferred Funding, Inc. (a real estate investment trust) and O.R.A.C., Inc. (foreclosed real estate) (collectively, the "Bank"). All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

      The accompanying Consolidated Financial Statements are prepared in conformity with GAAP, which require Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions relate to the allowance for loan losses, the determination of pension benefit obligation, the carrying value of other real estate owned and the fair value of financial instruments. Actual results may differ from those assumed in management's estimates.

      The provision for loan losses is based upon management's evaluation of the adequacy of the allowance for loan losses, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank's control.

THE BANK ACCOUNTS FOR ITS PENSION EXPENSE BY UTILIZING THE "IMMEDIATE RECOGNITION" PROVISIONS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 87. ACCORDINGLY, PLAN ASSETS AND THE PROJECTED BENEFIT OBLIGATION ARE EACH MARKED-TO-MARKET AT ALL PERIOD-ENDS AND RECORDED IN EMPLOYEE BENEFITS EXPENSE. GENERALLY, THE VALUE OF PLAN ASSETS ARE SUBJECT TO THE INHERENT VOLATILITY OF THE SECURITIES MARKETS AND THE SPECIFIC MARKET PERFORMANCE OF THE PLAN ASSETS; THE VALUE OF THE PROJECTED BENEFIT OBLIGATION (WHICH CAN ALSO HAVE A SIGNIFICANT ELEMENT OF VOLATILITY) IS SUBJECT TO THE LEVEL OF INTEREST RATES, THE EXPECTED INFLATION RATE, THE NUMBER OF EMPLOYEES COVERED UNDER THE PLAN, AND OTHER FACTORS.

SECURITIES

      At the time of purchase, securities are classified as either held to maturity or available for sale. The Bank does not purchase securities for trading purposes. The appropriateness of these classifications is reassessed at each reporting date.

      Debt securities for which management has the intent and the Bank has the ability to hold to maturity are classified as "held to maturity." These securities are reported at cost, adjusted for amortization of premiums and accretion of discounts, using the level-yield method over the term of the security.

      Securities that are to be held for an indefinite period of time are classified as securities available for sale and are carried at market value. Securities available for sale include securities that management intends to use as part of the Bank's asset/liability management strategy and that may be sold to provide liquidity, satisfy customer loan demand as well as in response to changes in interest rates, prepayment risks and similar factors. Unrealized holding gains and losses for available for sale securities are included in other comprehensive income (loss) as a component of stockholders' equity, net of related income taxes. Upon sale, such gains or losses are included in earnings using the specific identification method. When a decline in a security's estimated fair value is determined to be other than temporary, the security is written down to its estimated fair value through a charge to earnings.

      The Bank, as a member of the Federal Home Loan Bank of New York, is required to invest in its stock. This investment is carried at cost, which is the redemption value of the stock.

LOANS

      Loans held in portfolio are stated at the principal amount outstanding, net of deferred loan origination fees/expenses, unearned discounts and the allowance for loan losses. Interest on substantially all loans is accrued and credited to interest income based upon the principal amount outstanding. Loan fees and certain expenses associated with originating loans are deferred and the net amount is amortized as an adjustment of the related loan's yield using the level-yield method over the term of the loan. When a loan is securitized, sold or prepays, the balance of any unamortized fees and expenses are immediately recognized in earnings

      Generally, interest income is not accrued on loans (including impaired loans) where principal or interest is 90 days or more past due, unless the loan is both well secured and in the process of collection. A loan less than 90 days past due may be placed on non-accrual if Management believes there is sufficient doubt as to the ultimate collectibility of the outstanding loan balance.

      When a loan (including an impaired loan) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves or additional collateral is pledged, payments are brought current and a consistent payment history is established. Payments received on non-accrual loans (including impaired loans) are first applied to all principal amounts owed. Once the remaining principal balance is deemed fully collectible, payments are then applied to interest income and fees.


      A loan is considered impaired when, based upon current information and events, it has been rated substandard. Generally, a loan is rated substandard when it is probable that the Bank will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. However, certain loans rated substandard are current as to their interest and principal payments and are maintained on an accrual basis. Impaired loans are measured based upon the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent.

      Loans are originated primarily with the intent of being held until they mature or pay off. However, as part of its management of credit, interest rate risk and loan mix, the Bank may, on an opportunistic basis, sell or securitize residential mortgage loans. When a decision is made to sell or securitize residential mortgages, the loans are identified as held for sale and carried at the lower of cost or market using the aggregate method. When the loans are sold or securitized, the Bank allocates the cost of the loan between the respective fair values of servicing rights and loan principal. In the case of loan sales (including loans that are securitized and immediately sold), any excess (or deficiency) of sale proceeds over the remaining loan principal is recorded in other income as gain (loss) on sale of loans. If loans are securitized and held, the allocated cost basis of the loans is transferred to the Bank's securities available for sale portfolio. These securities are marked-to-market thereafter with any adjustment recorded in other comprehensive income.

      The servicing asset determined in accordance with the policy noted above is amortized over the estimated life of the underlying loans being serviced. Quarterly, the estimated fair value of the servicing asset is determined and the asset is valued on a lower of cost or market basis, with writedowns to estimated fair value recorded as charges to earnings and a valuation allowance. Increases in estimated fair value are recorded as credits to earnings to the extent they reduce the valuation allowance to zero.

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is maintained at a level management considers adequate to provide for probable loan losses as of the balance sheet date. The allowance is increased (decreased) by provisions charged (credited) to expense and is reduced by net charge-offs. The level of the allowance is based on management's evaluation of probable losses in the loan portfolio, after consideration of prevailing economic conditions in the Bank's market area. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made throughout the year by management. A risk rating system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate allowance. This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. Although management attempts to maintain the allowance at a level deemed adequate to provide for probable losses, future additions to the allowance may be necessary based upon certain factors including changes in market conditions and underlying collateral values. In addition, various regulatory agencies periodically review the adequacy of the Bank's allowance for loan losses. These agencies may require the Bank to make additional provisions based on their judgments about information available to them at the time of their examinations.

      Charge-offs are recorded on loans when the collectibility of such loans becomes doubtful as a charge to the allowance for loan losses. Recoveries on loans previously charged off are recorded as increases to the allowance for loan losses when realized.

PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows: buildings - 40 years; furniture, fixtures and equipment - 8 - 10 years; computer software - 5 years; automobiles - 4 years, and leasehold improvements - lesser of asset life or term of the lease.

      Projects  in  progress  include   leasehold   improvements  and  purchased
furniture  and  equipment  for  future  banking   branches.   Amortization   and
depreciation expense commences when the branch is opened for business.

      Maintenance and repairs are charged to expense as incurred.

OTHER REAL ESTATE OWNED

      Other real estate owned includes properties that have been acquired by the Bank through foreclosure or accepted by the Bank in-lieu of foreclosure. Other real estate is carried at the lower of: (1) the estimated fair value of the property, generally as determined by independent appraisals, less estimated costs to sell, and (2) the recorded investment in the related loan at the date of foreclosure. Subsequent reserves and adjustments to the carrying value of the properties to reflect declines in fair market value after the date of foreclosure as well as carrying and disposal costs are charged to operating expenses.

INTANGIBLE ASSETS

      Intangible assets include the cost of acquired bank branches deposits (core deposit intangible assets), which are being amortized on a straight-line basis over a 12-year period. Management periodically reviews the core deposit intangible assets for potential impairment and, if required, writes down the carrying value through a charge to current operations.

INCOME TAXES

      The Bank accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation reserves are established against certain deferred tax assets when the collectibility of the deferred tax assets cannot be reasonably assured. Increases or decreases in the valuation reserve are charged or credited to income tax provision (benefit).

TRUST DEPARTMENT ASSETS AND INCOME

      Property held in fiduciary or agency capacities, except cash balances, for the Bank's customers is not included in the accompanying consolidated statements of condition since such items are not assets of the Bank. Cash balances held for trust customers are reflected as deposit liabilities of the Bank. Trust department income is recorded on the accrual basis.

STOCK-BASED COMPENSATION

      The Bank accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employers" and related interpretations. Accordingly, no compensation expense has been recognized for stock options issued with an exercise price equal to the stock's market value at the date of grant. The Bank has recorded compensation expense related to any issuances of options at exercise prices less than market value of the Bank's stock at the date of grant.

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," permits the use of the intrinsic value method but requires disclosure of pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had the compensation costs for the Bank's stock option plans been determined based on the fair value method, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below -

--------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)                                             2002            2001            2000
--------------------------------------------------------------------------------------------------------------------------------
Net income -
As reported                                                                         $37,990         $34,517         $19,951
--------------------------------------------------------------------------------------------------------------------------------
Stock-based employee compensation expense
included in reported net income under the intrinsic value method,
net of related tax effects                                                              245              66              35
--------------------------------------------------------------------------------------------------------------------------------
Total stock-based employee compensation expense determined under the fair value based method, including all stock option grants, net of
related tax effects                                                                  (1,927)         (1,342)           (537)
--------------------------------------------------------------------------------------------------------------------------------
Pro forma                                                                           $36,308         $33,241         $19,449
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share -
As reported                                                                           $2.07           $1.86           $1.07
--------------------------------------------------------------------------------------------------------------------------------
Pro forma                                                                             $1.97           $1.80           $1.04
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share -
As reported                                                                           $2.03           $1.84           $1.04
--------------------------------------------------------------------------------------------------------------------------------
Pro forma                                                                             $1.94           $1.77           $1.04
--------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options granted during the year                        $6.41           $6.36           $3.86
--------------------------------------------------------------------------------------------------------------------------------

      The fair value of stock options granted by the Bank was estimated through the use of the Black-Scholes option pricing model applying the following assumptions -

--------------------------------------------------------------------------------
                                        2002             2001              2000
--------------------------------------------------------------------------------
Risk-free interest rate                3.72%            5.42%             5.89%
--------------------------------------------------------------------------------
Expected option life               6.5 years        6.5 years         6.5 years
--------------------------------------------------------------------------------
Expected volatility                   28.05%           28.53%            27.11%
--------------------------------------------------------------------------------
Expected dividend yield                2.49%            2.38%             3.32%
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS

      The following supplemental disclosures are made to the consolidated statements of cash flows -

--------------------------------------------------------------------------------------------------------------------------------
(In thousands of $s)                                                               2002                2001                2000
--------------------------------------------------------------------------------------------------------------------------------
Cash paid during the year for -
Interest                                                                       $109,100            $136,341            $161,088
--------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                                     22,779               4,280               8,475
--------------------------------------------------------------------------------------------------------------------------------
Non-cash investing activities -
Loans securitized and held in securities available for sale                          --             167,424                  --
--------------------------------------------------------------------------------------------------------------------------------
Transfer of loans to other real estate owned                                        188                 877                 312
--------------------------------------------------------------------------------------------------------------------------------
Transfer of premises to assets held for sale (other assets)                       7,420                  --                  --
--------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE

      Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year.

      Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year, as adjusted for the assumed exercise of potentially dilutive common stock options utilizing the Treasury Stock method.

---------------------------------------------------------------------------------------------------------------------------------
Calculation of Basic and Diluted Earnings Per Share:
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                       2002                     2001                    2000
---------------------------------------------------------------------------------------------------------------------------------
Net Income - Basic EPS                                                   $37,990                  $34,517                 $19,951
---------------------------------------------------------------------------------------------------------------------------------
Adjustment for employee benefit plans                                         --                       --                   (527)
---------------------------------------------------------------------------------------------------------------------------------
Net Income - Diluted EPS                                                 $37,990                  $34,517                 $19,424
---------------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                            18,386,331               18,513,826              18,681,775
---------------------------------------------------------------------------------------------------------------------------------
Plus:  Dilutive stock options                                            308,417                  222,155                      --
---------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares outstanding                    18,694,748               18,735,981              18,681,775
---------------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
Basic                                                                      $2.07                    $1.86                   $1.07
---------------------------------------------------------------------------------------------------------------------------------
Diluted                                                                    $2.03                    $1.84                   $1.04
---------------------------------------------------------------------------------------------------------------------------------

RETIREMENT BENEFITS

      The Bank maintains two noncontributory retirement plans (the "Plans"), which cover all employees who have met eligibility requirements of the Plans. The Bank's policy is to fund the Plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. The Bank accounts for the cost of these Plans over the estimated service period of the employees covered under the Plans. In accord with SFAS No. 87, the Bank utilizes the "immediate recognition" method in recognizing all experience gains and losses as a component of periodic pension expense. Under this method, all experience gains and losses (including changes in market values of Plan assets and discount rates on Plan obligations) are recognized in the period in which they occur.

COMPREHENSIVE INCOME

      Comprehensive income includes net income and the change in net unrealized gains and losses on securities available for sale, net of taxes.

BANK OWNED LIFE INSURANCE

      The Bank has purchased life insurance policies covering specified senior officers. These policies are recorded in other assets at their cash surrender value, net of any policy premium charged. Increases in cash surrender value, net of policy premiums, and proceeds from death benefits are recorded in other operating income.

SEGMENT REPORTING

      As a community-oriented financial institution, substantially all of the Bank's operations involve the delivery of loan and deposit products to customers. The Bank makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the only operating segment for financial reporting purposes.

RECLASSIFICATIONS

      Certain amounts have been reclassified to conform with the current year presentation in addition to the restatement reclassifications described in Note 2.

NOTE 2. RESTATEMENT OF FINANCIAL STATEMENTS


      The Bank restated its 2001 and 2000 financial statements by recording net downward adjustments to net income for 2001 of $91,000 and for 2000 of $54,000. In addition, net downward adjustments to net income for periods prior to 2000 had the effect of reducing retained earnings by $1,560,000. The adjustments also had the effect of re-allocating certain income and expense amounts from year to year, re-allocating certain statement of condition amounts from category to category, and reducing the number of shares outstanding for earnings per share calculations. These adjustments were identified (i) in November 2002 and (ii) in connection with KPMG LLP's re-audit of the Bank's 2001 and 2000 financial statements. In June 2002, KPMG replaced Arthur Andersen as the Bank's independent auditors.


      The restatements also had an impact on certain previously reported quarterly data. Restated unaudited quarterly financial data is presented on page 75 under "Consolidated Quarterly Financial Data - Unaudited."

      The principal components of the adjustments were as follows:

      Indirect Automobile Loan Origination Costs - To correct bookkeeping errors by appropriately amortizing direct costs associated with the origination of indirect automobile loans as reductions of interest income and by reclassifying the unamortized portion from deposits to loans. The effect of these corrections on the Bank's 2001 and 2000 consolidated statements of income is a reduction of net income of $503,000 attributable to year 2001 and no adjustment for 2000.

      Stock Appreciation Rights - To appropriately calculate the expense related to outstanding and vested stock appreciation rights. The effect of these adjustments on the Bank's 2001 and 2000 consolidated statements of income was a $1,809,000 decrease in net income attributable to year 2001 and a $526,000 increase to net income attributable to year 2000. There was also a $717,000 decrease to net income attributable to periods prior to year 2000.

      Retirement Plan Assumptions - To correct the discount rate and inflation rate assumptions utilized in the calculation of the projected benefit obligation to more closely conform to guidelines under GAAP. The effect of the retirement plan adjustments on the Bank's 2001 and 2000 consolidated statements of income was a $1,444,000 increase to net income attributable to year 2001 and a $483,000 increase to net income attributable to year 2000. There was also a $520,000 decrease to net income attributable to periods prior to year 2000.


      Residential Mortgage Loans - To appropriately charge against income previously deferred loan origination costs upon the securitization and sale of mortgage loans. In accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," upon the origination of a residential mortgage loan, commissions paid to the residential mortgage loan origination sales staff is deferred in the balance sheet as an addition to the mortgage loan balance. Prior to the restatement, these deferred commissions were recorded in the balance sheet as an addition to Other Assets.

      During the period that the residential mortgage loan is outstanding, the deferred commission is amortized into the income statement over the estimated life of the loan as an adjustment to interest earned on the loan. Prior to the restatement, the amortization was recorded as an increase to Salaries Expense, the primary component of the deferred expense. When a residential mortgage loan is sold or securitized and sold, the unamortized balance of the deferred commissions is written off as an adjustment in the income statement to the gain recorded on the sale or securitization and sale of the residential mortgage loan. Prior to the restatement, the Bank continued to amortize into the income statement the remaining unamortized balance of the deferred commissions, without any acceleration to reflect the sale of the underlying loan.

      The effect of these adjustments on the bank's consolidated statements of income in the aggregate amounted to a decrease of $1,135,000 in net income, with a $995,000 decrease in net income attributable to year 2002, a $498,000 increase to net income attributable to year 2001, a $586,000 decrease to net income attributable to year 2000 and a $52,000 decrease to net income attributable to periods prior to year 2000. Of the $995,000 decrease in 2002, $630,000 was attributable to the six months ended June 30, 2002.


      Premises and Equipment Depreciation Expense - To appropriately depreciate assets purchased principally for new branch locations beginning at the time such locations opened for business. These assets were primarily purchased in years 2000 and 2001. The effect of this adjustment on the Bank's 2001 and 2000 consolidated statements of income was a decrease of $589,000 to net income attributable to year 2001 and a $137,000 decrease to net income attributable to year 2000. There was also a $79,000 decrease to net income attributable to periods prior to year 2000.

      Bonus Expense Accruals - To re-allocate expense accruals related to various bonus programs into the periods in which they were incurred. The effect of this adjustment on the Bank's 2001 and 2000 consolidated statements of income was a $585,000 increase to net income attributable to year 2001 and a $58,000 decrease to net income attributable to year 2000. There was also a $192,000 decrease to net income attributable to periods prior to year 2000.

      Provision for Loan Losses/Gain on Sale of Loans - In 2000, a $1,819,000 pre-tax recovery on a loan previously charged-off was recorded as a gain on sale of loans. The correcting entry had the effect of increasing the Bank's allowance for loan losses and decreasing net income. In order to return the balance of the allowance for loan losses to the level management deemed appropriate at that time, an adjusting entry was made to decrease the provision for loan losses in 2000 by $1,819,000. The two entries effectively offset one another and, accordingly, there is no impact to either net income or the balance of the allowance for loan losses.

      Mortgage Servicing Rights - To re-allocate the lower of cost or market adjustments in years 2001 and 2000 related to mortgage servicing rights. The re-allocations resulted from conforming the Bank's valuation methodologies to prior periods. The aggregate impact on the Bank's 2001 and 2000 consolidated statements of income was zero, with year 2001 reflecting a $283,000 increase to net income and year 2000 reflecting a $283,000 decrease to net income.

      Interest Bearing Deposits from Municipalities - To reclassify certain interest bearing NOW account deposits from municipalities that had been incorrectly reflected as non-interest bearing demand deposits. This adjustment resulted in $69.6 million of deposits being reclassified at December 31, 2001 to interest bearing deposits. The reclassification entry had no impact on the Bank's consolidated statements of income.

      Deferred Income Taxes - To correct the deferred tax benefit recorded for periods prior to year 2000 related to nonqualified stock options. This adjustment resulted in a $1.0 million reduction in Additional Paid-In Capital and an increase of $1.0 million to Deferred Taxes and Other Liabilities.

      The table below presents a summary of the impact of restating the Bank's consolidated statements of income, and cash flows for the years 2001 and 2000, and the Bank's consolidated statements of condition at December 31, 2001.

--------------------------------------------------------------------------------------------------------------------------------
Statements of Income                                                                                    Years ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)             [---As previously reported---]          [----------As restated---------]
--------------------------------------------------------------------------------------------------------------------------------
                                                              2001                 2000               2001                  2000
--------------------------------------------------------------------------------------------------------------------------------
Interest and fees on loans                                $140,172             $131,749           $138,962              $131,145
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                      237,689              247,422            236,479               246,818
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                        102,909               90,011            101,699                89,407
--------------------------------------------------------------------------------------------------------------------------------
Provision (credit) for loan losses                           2,200                1,200              2,200                 (619)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
(credit) for loan losses                                   100,709               88,811             99,499                90,026
--------------------------------------------------------------------------------------------------------------------------------
Gain on sale of loans                                            -                3,228                  -                   849
--------------------------------------------------------------------------------------------------------------------------------
Total other income                                          33,480               24,411             33,477                22,032
--------------------------------------------------------------------------------------------------------------------------------
Salaries and wages                                          41,061               34,540             38,790                34,464
--------------------------------------------------------------------------------------------------------------------------------
Pension and other employee benefits                        (5,013)               10,278            (4,537)                 8,570
--------------------------------------------------------------------------------------------------------------------------------
Total other expenses                                        85,570               86,023             84,292                84,950
--------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                    48,619               27,199             48,684                27,108
--------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                  14,011                7,194             14,167                 7,157
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                  34,608               20,005             34,517                19,951
--------------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
--------------------------------------------------------------------------------------------------------------------------------
Basic                                                        $1.87                $1.07              $1.86                 $1.07
--------------------------------------------------------------------------------------------------------------------------------
Diluted                                                       1.84                 1.06               1.84                  1.04
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
--------------------------------------------------------------------------------------------------------------------------------
Basic                                                   18,513,826           18,681,775         18,513,826            18,681,775
--------------------------------------------------------------------------------------------------------------------------------
Diluted                                                 18,841,048           18,843,570         18,735,981            18,681,775
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Statement of Condition                                                                                         December 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                            As previously reported                   As restated
--------------------------------------------------------------------------------------------------------------------------------
Loans                                                                                   $1,843,859                    $1,854,305
--------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                1,797,138                     1,809,415
--------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                                                                 43,141                        41,780
--------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                66,511                        65,349
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                             4,063,015                     4,072,769
--------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits                                                       581,645                       523,291
--------------------------------------------------------------------------------------------------------------------------------
Interest bearing NOW and money market deposits                                             390,598                       459,398
--------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                           3,075,934                     3,087,154
--------------------------------------------------------------------------------------------------------------------------------
Accrued taxes and other liabilities                                                         36,154                        31,333
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        3,847,005                     3,859,464
--------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                  26,249                        25,249
--------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                          159,529                       157,824
--------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                 216,010                       213,305
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                               4,063,015                     4,072,769
--------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows                                                                                   Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                   As Previously Reported                         Restated
-----------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                    2001               2000               2001                 2000
-----------------------------------------------------------------------------------------------------------------------------------
Cash (Used In) Provided By Operating Activities:
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                       $34,608            $20,005            $34,517              $19,951
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
-----------------------------------------------------------------------------------------------------------------------------------
Provision (credit) for loan losses                                 2,200              1,200              2,200                (619)
-----------------------------------------------------------------------------------------------------------------------------------
Pension expense (income)                                        (11,890)              4,995           (14,197)                4,478
-----------------------------------------------------------------------------------------------------------------------------------
Net realized gains on securities sales                          (12,404)              2,219           (12,401)              (2,219)
-----------------------------------------------------------------------------------------------------------------------------------
Depreciation, amortization and other provisions                    7,587              7,276              8,004                7,293
-----------------------------------------------------------------------------------------------------------------------------------
Gains on sales of loans                                               --                 --                 --                 (849)
-----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in deferred taxes
and other liabilities                                             14,384           (12,129)              5,147             (24,122)
-----------------------------------------------------------------------------------------------------------------------------------
(Increase) decrease in other assets and other
real estate owned                                                 35,687           (36,452)             41,338             (23,775)
-----------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in unearned income                          (21,677)             10,825           (22,579)               11,007
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities             (52,999)           (10,272)             50,213              (9,991)
-----------------------------------------------------------------------------------------------------------------------------------
Cash (Used In) Investing Activities:
-----------------------------------------------------------------------------------------------------------------------------------
Purchases of securities -
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale                                           (4,684,367)        (1,352,377)        (4,516,943)          (1,352,377)
-----------------------------------------------------------------------------------------------------------------------------------
Proceeds from loan sales and securitizations                         --                 --                 --              177,680
-----------------------------------------------------------------------------------------------------------------------------------
Net other (increase) in loans                                  (185,709)           (89,396)          (363,782)            (264,722)
-----------------------------------------------------------------------------------------------------------------------------------
Purchases of premises and equipment, net                         (9,354)           (10,185)            (9,516)             (10,183)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) investing activities                        (152,592)           (35,454)          (306,120)             (35,735)
-----------------------------------------------------------------------------------------------------------------------------------
Cash Provided By Financing Activities:
-----------------------------------------------------------------------------------------------------------------------------------
Increase in deposits from acquisition of branches                     --                 --             15,547                   --
-----------------------------------------------------------------------------------------------------------------------------------
Net other increase in deposits                                   367,127             17,224            362,800               17,224
-----------------------------------------------------------------------------------------------------------------------------------
Net decrease in securities sold under agreements
to repurchase and other borrowings                              (179,084)          (229,989)          (173,024)            (229,989)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                        473,965             70,767            491,245               70,767
------------------------------------------------------------------------- ------------------ ------------------ --------------------

NOTE 3. PURCHASE OF BRANCH OFFICES

      In December 2001, the Bank entered into an agreement with CFS Bank, a subsidiary of New York Community Bank, to purchase 7 supermarket branches, located in Rockland County, New York, and various counties in New Jersey. The transaction was consummated in May 2002. As a result of this transaction, the Bank added $63.4 million of deposits and a core deposit intangible asset of $1,165,000, which is being amortized over a 12-year period. Amortization expense in year 2002 amounted to $57,000.

      In February 2001, the Bank consummated the purchase of 4 supermarket branches in various counties of New Jersey from The Bank of New York. This purchase added $15.6 million of deposits and a core deposit intangible asset of $1,168,000, which is being amortized over a 12-year period. Amortization expense amounted to $144,000 in year 2002 and $43,000 in year 2001.

      Annual amortization expense relating to these purchases for each of the next five years is $194,000.

NOTE 4. REGULATORY CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTION

      The Federal Deposit Insurance Corporation, the primary Federal oversight agency of the Bank, has issued regulations classifying and defining capital for all banks into the following components: (1) Tier 1 capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier 2 capital which includes a portion of the allowance for loan losses and preferred stock which does not qualify for Tier 1 capital.

      The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum capital ratios. Such ratios are defined in the regulations and include the Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets), the Total Capital Ratio (Tier 1 capital plus Tier 2 capital to risk-weighted assets) and the Leverage Ratio (Tier 1 capital to average assets).

      The Bank's actual capital amounts and ratios, as well as the amounts and ratios required to meet regulatory minimums, are set forth below -

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             To Be Well Capitalized
                                                     Actual      For Capital Adequacy Purposes                 Under FDIC Provision
-----------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                       Amount         Ratio            Amount            Ratio                Amount          Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002 -
Total capital                        $249,934         10.14%         $197,092            >8.00%             $246,364         >10.00%
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital                        239,963          9.74            98,546            >4.00               147,819        >  6.00
-----------------------------------------------------------------------------------------------------------------------------------
Leverage                              239,963          5.47           175,555            >4.00               219,443        >  5.00
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001 -
Total capital                        $228,059         10.46%         $174,358            >8.00%             $217,948         >10.00%
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital                        218,310         10.02            87,179            >4.00               130,769        >  6.00
-----------------------------------------------------------------------------------------------------------------------------------
Leverage                              218,310          5.62           155,288            >4.00               194,111        >  5.00
-----------------------------------------------------------------------------------------------------------------------------------

      Under the New Jersey Banking Act, a New Jersey state chartered bank may declare and pay dividends on its outstanding stock only to the extent that the payment of the dividend would not impair the capital stock of the Bank. In addition, a New Jersey bank may not pay a dividend if the surplus of the Bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the Bank's capital stock.

NOTE 5. CASH AND DUE FROM BANKS

Balances reserved to meet regulatory requirements amounted to $7,169,000 at December 31, 2002 and averaged $5,005,000 for the year 2002.

NOTE 6. SECURITIES AVAILABLE FOR SALE

      The amortized cost and estimated fair value of securities available for sale as of December 31, 2002 and 2001, follows -

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Gross unrealized     Gross unrealized          Estimated fair
($ in thousands)                                    Amortized cost        holding gains       holding losses                   value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                           $   12,093              $     1               $  --               $   12,094
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agencies                                   386,654                2,089                  --                  388,743
------------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions                          305,868                6,269                (118)                 312,019
------------------------------------------------------------------------------------------------------------------------------------
Mortgage backed securities - U.S. Government
agencies                                                 1,032,230               21,524                 (11)               1,053,743
------------------------------------------------------------------------------------------------------------------------------------
Trust preferred securities                                 109,894                3,930                (361)                 113,463
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank stock                                32,250                   --                  --                  32,250
------------------------------------------------------------------------------------------------------------------------------------
Other securities                                            14,686                  116                 (49)                  14,753
------------------------------------------------------------------------------------------------------------------------------------
Total                                                   $1,893,675              $33,929               $(539)              $1,927,065
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31, 2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Gross unrealized     Gross unrealized          Estimated fair
($ in thousands)                                    Amortized cost        holding gains       holding losses                   value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                            $ 411,996                 $ 46            $     --                $ 412,042
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government agencies                                     9,985                   --                 (73)                   9,912
------------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions                          221,392                  268              (4,235)                 217,425
------------------------------------------------------------------------------------------------------------------------------------
Mortgage backed securities - U.S. Government
agencies                                                   840,803                3,644              (4,552)                 839,895
------------------------------------------------------------------------------------------------------------------------------------
Trust preferred securities                                 119,528                  331              (5,650)                 114,209
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank stock                                30,000                   --                  --                   30,000
------------------------------------------------------------------------------------------------------------------------------------
Other securities                                             1,000                   --                  (2)                     998
------------------------------------------------------------------------------------------------------------------------------------
Total                                                   $1,634,704               $4,289            $(14,512)              $1,624,481
------------------------------------------------------------------------------------------------------------------------------------

      The amortized cost and estimated fair value of securities available for sale at December 31, 2002, by contractual maturity, except for mortgage backed securities and Federal Home Loan Bank stock that are presented separately at their respective total amounts, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
($ in thousands)                          Amortized cost    Estimated fair value
--------------------------------------------------------------------------------
Due in one year or less                          $67,331                 $67,448
--------------------------------------------------------------------------------
Due after one year through five years            399,400                 401,446
--------------------------------------------------------------------------------
Due after five years through ten years                --                      --
--------------------------------------------------------------------------------
Due after ten years                              362,464                 372,178
--------------------------------------------------------------------------------
Mortgage backed securities                     1,032,230               1,053,743
--------------------------------------------------------------------------------
Federal Home Loan Bank stock                      32,250                  32,250
--------------------------------------------------------------------------------
Total                                         $1,893,675              $1,927,065
--------------------------------------------------------------------------------

      The proceeds from sales of available for sale securities and the gross realized gains and gross losses on those sales in 2002, 2001 and 2000 are as follows -

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                            December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
($ in thousands)                   Proceeds from sales    Gross realized gains  Gross realized losses      Net realized gains
-----------------------------------------------------------------------------------------------------------------------------
2002                                        $  703,333                 $19,657                  $ (2)                 $19,655
-----------------------------------------------------------------------------------------------------------------------------
2001                                         1,146,456                  12,425                   (24)                  12,401
-----------------------------------------------------------------------------------------------------------------------------
2000                                           367,889                   2,220                    (1)                   2,219
-----------------------------------------------------------------------------------------------------------------------------

      Securities available for sale with an amortized cost totaling $1.4 billion at December 31, 2002, were pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings and for other purposes as required and permitted by law. Securities pledged to secure deposits of public funds, securities sold under agreements to repurchase or other borrowings were not under the sole control of the Bank.

NOTE 7. SECURITIES HELD TO MATURITY

      The amortized cost and estimated fair value of securities held to maturity as of December 31, 2002 and 2001, follows -

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31, 2002
-------------------------------------------------------------------------------------------------------------------------------
                                                               Gross unrealized        Gross unrealized          Estimated fair
($ in thousands)                         Amortized cost           holding gains          holding losses                   value
-------------------------------------------------------------------------------------------------------------------------------
Trust preferred securities                      $52,636                  $2,031                   $(92)                 $54,575
-------------------------------------------------------------------------------------------------------------------------------
Total                                           $52,636                  $2,031                   $(92)                 $54,575
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31, 2001
-------------------------------------------------------------------------------------------------------------------------------
                                                               Gross unrealized        Gross unrealized          Estimated fair
($ in thousands)                         Amortized cost           holding gains          holding losses                   value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies                        $54,881                    $537                $    --                 $55,418
-------------------------------------------------------------------------------------------------------------------------------
Trust preferred securities                       52,845                      --                 (2,865)                  49,980
-------------------------------------------------------------------------------------------------------------------------------
Total                                          $107,726                    $537                $(2,865)                $105,398
-------------------------------------------------------------------------------------------------------------------------------

      The amortized cost and estimated fair value of securities held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------------
($ in thousands)                              Amortized cost      Estimated fair value
--------------------------------------------------------------------------------------
Due after five years through ten years               $11,247                   $11,262
--------------------------------------------------------------------------------------
Due after ten years                                   41,389                    43,313
--------------------------------------------------------------------------------------
Total                                                $52,636                   $54,575
--------------------------------------------------------------------------------------

NOTE 8. LOANS

The composition of the loan portfolio as of December 31, 2002 and 2001 follows -

-------------------------------------------------------------------------------
                                                                   December 31,
-------------------------------------------------------------------------------
($ in thousands)                                          2002             2001
-------------------------------------------------------------------------------
Commercial and industrial loans                     $  134,001       $  128,189
-------------------------------------------------------------------------------
Installment loans to individuals                       659,186          569,942
-------------------------------------------------------------------------------
Real estate loans -
1 - 4 family residential mortgages                     217,643          381,687
-------------------------------------------------------------------------------
Commercial mortgages                                   627,678          574,117
-------------------------------------------------------------------------------
Other residential real estate loans                    103,768          107,043
-------------------------------------------------------------------------------
Construction                                            65,406           93,327
-------------------------------------------------------------------------------
Total                                               $1,807,682       $1,854,305
-------------------------------------------------------------------------------

      The Bank extends credit in the normal course of business to its customers, the majority of whom operate or reside within the State of New Jersey. Although the Bank has a diversified loan portfolio, a portion of its borrowers' ability to repay their loans is dependent on the economic environment of the real estate industry and the general economic conditions in the New Jersey marketplace.

      Not included in the table above is $251,284,000 of 1 - 4 family residential mortgage loans that as of December 31, 2002, the Bank has designated as being held for sale. No loans were designated as being held for sale as of December 31, 2001. These loans are reported in the Consolidated Statements of Condition at the lower of their aggregate cost or estimated fair value.

      In 2002, the Bank either directly sold or securitized and sold (collectively the "sales") $536.2 million of residential mortgage loans, and recorded a gain of $11.7 million on such sales, of which $10.5 million is included in net gains on securities sales and $1.2 million is included in Gains on sales of loans. The Bank did not sell any loans during 2001.

      As of December 31, 2002 and 2001, the Bank's non-accrual loans amounted to $4,339,000 and $5,621,000, respectively. If interest had been accrued on these loans, income before provision for income taxes would have increased
approximately  $384,000,   $481,000,  and  $471,000  in  2002,  2001  and  2000,
respectively. The amount of interest income recognized on these loans was not significant to any period presented. At December 31, 2002, the Bank had no outstanding commitments to lend to borrowers whose loans were on non-accrual.

      In addition, as of December 31, 2002 and 2001, the loan portfolio included $1,112,000 and $881,000, respectively, of loans on which interest or principal was 90 days or more past due and still accruing interest since these loans were both well collateralized and in the process of collection.

      The Bank's recorded investment in impaired loans and the related valuation allowance as of December 31, 2002 and 2001 follows -

-----------------------------------------------------------------------------------------------------------------------------
                                                                December 31, 2002                           December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
($ in thousands)                       Recorded investment    Valuation allowance   Recorded investment   Valuation allowance
-----------------------------------------------------------------------------------------------------------------------------
Valuation allowance required                        $8,535                 $1,164                $5,535                  $983
-----------------------------------------------------------------------------------------------------------------------------
Valuation allowance not required                        --                     --                    --                     -
-----------------------------------------------------------------------------------------------------------------------------
Total impaired loans                                $8,535                 $1,164                $5,535                  $983
-----------------------------------------------------------------------------------------------------------------------------

      This valuation allowance is included in the allowance for loan losses in the Bank's Consolidated Statements of Condition. The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 was $6,338,000, $6,603,000 and $5,877,000, respectively.

      Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. The Bank recognized $86,000 of interest income on impaired loans for the year ended December 31, 2002. No interest income was recognized on impaired loans for the years ended December 31, 2001 and 2000.

      An analysis of loans to directors, executive officers or their associates for the year ended December 31, 2002 follows -

-------------------------------------------------------------------------------
($ in thousands)
-------------------------------------------------------------------------------
Balance at beginning of year                                           $24,446
-------------------------------------------------------------------------------
New loans                                                                4,699
-------------------------------------------------------------------------------
Repayments                                                              (3,074)
-------------------------------------------------------------------------------
Balance at end of year                                                 $26,071
-------------------------------------------------------------------------------

      The above analysis excludes loans made to Wilshire Oil Company of Texas (Wilshire). The Bank has maintained a relationship with Wilshire through its former Chairman who had served as President and Chairman of Wilshire, and later as a consultant to Wilshire. The former Chairman's daughter is currently Chairman and Chief Executive Officer of Wilshire. Loans to Wilshire aggregated approximately $32,305,000 and $34,570,000 at December 31, 2002 and 2001,
respectively. The Bank recorded interest income on these loans amounting to $2,111,000, $2,400,000 and $2,079,000 in 2002, 2001 and 2000, respectively.
These loans to Wilshire bear interest at the prevailing interest rates (prime and above) at the time the loans were made and mature at various dates through 2010. In addition, the Bank had outstanding commitments to extend credit to Wilshire amounting to $391,000 and $50,000 at December 31, 2002 and 2001, respectively.

      As of December 31, 2002, all loans to related parties were current as to principal and interest payments.

NOTE 9. ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

      An analysis of the changes in the allowance for loan losses follows -

--------------------------------------------------------------------------------
(In thousands)                                2002           2001          2000
--------------------------------------------------------------------------------
Balance at beginning of year               $ 9,749        $ 8,517       $ 8,533
--------------------------------------------------------------------------------
Provision (credit) for loan losses           2,200          2,200          (619)
--------------------------------------------------------------------------------
Loans charged off                           (4,060)        (2,436)       (2,501)
--------------------------------------------------------------------------------
Recoveries of loans charged off              2,082          1,468         3,104
--------------------------------------------------------------------------------
Balance at end of year                     $ 9,971        $ 9,749       $ 8,517
--------------------------------------------------------------------------------

NOTE 10. PREMISES AND EQUIPMENT

      The detail of premises and equipment as of December 31, 2002 and 2001 follows -

--------------------------------------------------------------------------------
                                                                    December 31,
--------------------------------------------------------------------------------
($ in thousands)                                         2002               2001
--------------------------------------------------------------------------------
Land                                                   $3,853             $6,839
--------------------------------------------------------------------------------
Buildings                                              23,426             27,840
--------------------------------------------------------------------------------
Furniture, fixtures and equipment                      57,969             50,347
--------------------------------------------------------------------------------
Leasehold improvements                                 22,515             18,607
--------------------------------------------------------------------------------
Projects in process                                     2,111                607
--------------------------------------------------------------------------------
Gross premises and equipment                          109,874            104,240
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization         69,707             62,460
--------------------------------------------------------------------------------
Net premises and equipment                            $40,167            $41,780
--------------------------------------------------------------------------------

      Depreciation and amortization expense amounted to $8,218,000, $7,849,000 and $6,921,000 in 2002, 2001 and 2000, respectively.

      Portions of the Bank's premises are leased to others under operating lease agreements that expire in periods ending in 2007. Rental income of $343,000, $276,000 and $262,000 in 2002, 2001 and 2000, respectively, has been applied against occupancy expense in the accompanying Consolidated Statements of Income.

NOTE 11. OTHER REAL ESTATE OWNED

      An analysis of the changes in other real estate owned during 2002 and 2001 follows -

--------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                  2002                   2001
--------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                   $13,387               $ 15,905
--------------------------------------------------------------------------------------------------------------
New properties                                                                     188                    877
--------------------------------------------------------------------------------------------------------------
Properties sold                                                                 (1,377)                (3,308)
--------------------------------------------------------------------------------------------------------------
Write-downs to estimated fair value less costs to sell                          (1,990)                    --
--------------------------------------------------------------------------------------------------------------
Payments received on properties not sold and other                                (362)                   (87)
--------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         $ 9,846               $ 13,387
--------------------------------------------------------------------------------------------------------------

NOTE 12. DEPOSITS

      The expected maturity distribution of time deposits as of December 31, 2002 and 2001 follows -

--------------------------------------------------------------------------------
($ in thousands)                                            2002            2001
--------------------------------------------------------------------------------
Due in one year or less                               $1,326,778      $1,339,739
--------------------------------------------------------------------------------
Due between one and two years                            216,871         211,294
--------------------------------------------------------------------------------
Due between two and three years                           45,605          82,811
--------------------------------------------------------------------------------
Due between three and four years                          20,386          22,263
--------------------------------------------------------------------------------
Due between four and five years                           28,355          19,311
--------------------------------------------------------------------------------
Due over five years                                           29              38
--------------------------------------------------------------------------------
                                                      $1,638,024      $1,675,456
--------------------------------------------------------------------------------

      As of December 31, 2002 and 2001, there were $789,695,000 and $783,975,000 of time deposits greater than $100,000, respectively. The amount of overdraft deposits classified as commercial loans was $3,525,000 at December 31, 2002, and $10,556,000 at December 31, 2001.

      The total amount of public funds held on deposit as of December 31, 2002 and 2001, was $514,176,000 and $533,523,000, for which $547,557,000 and
$389,498,000 of the Bank's securities available for sale were pledged as collateral, respectively.

NOTE 13. SHORT-TERM BORROWINGS

      As of December 31, 2002 and 2001, short-term borrowings are comprised of the following -

------------------------------------------------------------------------------
($ in thousands)                                          2002            2001
------------------------------------------------------------------------------
Securities sold under agreements to repurchase         $66,563        $134,917
------------------------------------------------------------------------------
Demand notes - U.S. Treasury                             4,720           6,060
------------------------------------------------------------------------------
Total                                                  $71,283        $140,977
------------------------------------------------------------------------------

      Securities sold under agreements to repurchase are short-term borrowings generally maturing within 90 days with underlying securities as collateral that had an amortized cost of $130,821,000 and $159,303,000 and a market value of $132,202,000 and $159,434,000 at December 31, 2002 and 2001, respectively.

      Information regarding securities sold under agreements to repurchase and demand notes - U.S. Treasury follows -

-------------------------------------------------------------------------------------------------------------
 ($ in thousands)                                                                    2002               2001
-------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
Balance at year end                                                               $66,563           $134,917
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate at year end                                           1.34%              2.00%
-------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month-end during the year                       $66,563           $472,088
-------------------------------------------------------------------------------------------------------------
Average amount outstanding during the year                                         39,221            193,694
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate during the year                                       1.73%              4.79%
-------------------------------------------------------------------------------------------------------------
Demand notes - U.S. Treasury:
Balance at year end                                                                $4,720             $6,060
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate at year end                                           0.99%              1.40%
-------------------------------------------------------------------------------------------------------------
Maximum amount outstanding at any month-end during the year                        $5,892             $6,157
-------------------------------------------------------------------------------------------------------------
Average amount outstanding during the year                                          2,869              3,303
-------------------------------------------------------------------------------------------------------------
Weighted average interest rate during the year                                       3.78%              3.46%
-------------------------------------------------------------------------------------------------------------

      At December 31, 2002 and 2001, the Bank did not have any committed credit lines from other financial institutions.

NOTE 14. FEDERAL HOME LOAN BANK ADVANCES

      The Bank may obtain advances from the Federal Home Loan Bank (FHLB) up to 25% of total assets (subject to the availability of qualifying collateral as defined by the FHLB). The Bank must hold FHLB stock equal to at least 5% of the outstanding principal amount of total advances at all times. At December 31, 2002 and 2001, FHLB advances consisted of $350 million scheduled to mature in 2006 and 2007 which is callable in 2003 and 2004 and $250 million scheduled to mature in 2010 and 2011 which is callable in 2003 through 2006. The weighted average interest rate of these advances was 4.87% at December 31, 2002 and December 31, 2001.

      The Bank participates in the Federal Home Loan Bank's Overnight Repricing Advance Program, under which the Bank has a $50 million overnight revolving credit line and a $50 million one month revolving credit line, the maximum amounts available under this program. Both credit lines expire on December 15, 2003 and bear daily interest at the Federal funds rate plus a spread (that is generally 12.5 basis points). At December 31, 2002, the full amounts of both credit lines were available to the Bank.

NOTE 15. INCOME TAXES

      The components of the provision for income taxes are as follows -

--------------------------------------------------------------------------------
(In thousands)                                  2002          2001         2000
--------------------------------------------------------------------------------
Federal:
Current provision                            $13,645       $10,499       $8,032
--------------------------------------------------------------------------------
Deferred provision (benefit)                  (1,137)        2,606       (1,083)
--------------------------------------------------------------------------------
Total Federal                                 12,508        13,105        6,949
--------------------------------------------------------------------------------
State:
--------------------------------------------------------------------------------
Current provision                              1,121           326          514
--------------------------------------------------------------------------------
Deferred provision (benefit)                    (321)          736         (306)
--------------------------------------------------------------------------------
Total State                                      800         1,062          208
--------------------------------------------------------------------------------
Total provision for income taxes             $13,308       $14,167       $7,157
--------------------------------------------------------------------------------

      Included in other comprehensive income are income tax expense attributable to net unrealized gains on securities available for sale in the amounts of $15,265,000, $3,785,000 and $11,125,000 for the years ended December 31, 2002,
2001 and 2000, respectively.

      A reconciliation between the reported provision for income taxes and the amount computed by multiplying income before taxes by the statutory Federal income tax rate follows -

------------------------------------------------------------------------------------------------------------------------
(In thousands, except percentage)                                                        2002          2001        2000
------------------------------------------------------------------------------------------------------------------------
Income tax provision at statutory rate                                                $17,955       $17,039      $9,488
------------------------------------------------------------------------------------------------------------------------
Tax-exempt income, primarily from securities and bank owned life insurance             (5,156)       (3,693)     (2,471)
------------------------------------------------------------------------------------------------------------------------
State income taxes, net of Federal tax benefit                                            520           690         135
------------------------------------------------------------------------------------------------------------------------
Other                                                                                     (11)          131           5
------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                            $13,308       $14,167      $7,157
------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                      25.9%         29.1%       26.4%
------------------------------------------------------------------------------------------------------------------------

      The significant components of the net deferred tax liability as of December 31, 2002 and 2001 follows -

--------------------------------------------------------------------------------
($ in thousands)                                            2002           2001
--------------------------------------------------------------------------------
Deferred tax assets:
Allowance for loan losses                               $  4,073        $ 3,982
--------------------------------------------------------------------------------
Depreciation                                               3,610          2,904
--------------------------------------------------------------------------------
Other real estate owned                                    3,306          3,306
--------------------------------------------------------------------------------
Accrued stock appreciation rights                          1,777          1,269
--------------------------------------------------------------------------------
Deferred compensation                                        673            503
--------------------------------------------------------------------------------
Mortgage servicing rights                                    647            647
--------------------------------------------------------------------------------
Non-accrual loan interest                                    325            325
--------------------------------------------------------------------------------
Net unrealized loss on securities available for sale          --          3,578
--------------------------------------------------------------------------------
Other                                                        424            199
--------------------------------------------------------------------------------
Total deferred tax assets                                 14,835         16,713
--------------------------------------------------------------------------------
Deferred tax liabilities:
Pension plan                                             (21,970)       (21,690)
--------------------------------------------------------------------------------
Net unrealized gain on securities available for sale     (11,687)              -
--------------------------------------------------------------------------------
Discount accretion                                          (934)          (933)
--------------------------------------------------------------------------------
Other                                                        (38)           (76)
--------------------------------------------------------------------------------
Total deferred tax liabilities                           (34,629)       (22,699)
--------------------------------------------------------------------------------
Net deferred tax liability                              $(19,794)      $ (5,986)
--------------------------------------------------------------------------------

      Based upon taxes paid in the carryback period and projected future taxable income, management has determined that it is more likely than not that the total deferred tax assets will be realized.

NOTE 16. RETIREMENT AND INCENTIVE PLANS

      The Bank has two noncontributory retirement plans (the "Plans"), funded through a self-administered trust, covering all employees with one or more years of continuous employment. The Bank contributes such amounts as are necessary on an actuarial basis to provide the Plans with assets sufficient to meet the benefits to be paid to plan participants. The benefits are based on years of service and the employee's five highest consecutive years of earnings during the ten-year period prior to normal retirement date, as defined.

      At December 31, 2002, 64.2% of the Plans' assets at fair value are comprised of investments in the common stock of three companies (including the common stock of the Bank which was 14.1% of the Plans' assets). At December 31, 2002 and 2001, the Plans' assets included 411,408 shares of the Bank's stock valued at $11,450,000 and $10,367,000, respectively.

      The Plans' change in benefit obligation is set forth in the following table -

--------------------------------------------------------------------------------
($ in thousands)                                           2002            2001
--------------------------------------------------------------------------------
Benefit obligation at beginning of year                 $23,883         $19,654
--------------------------------------------------------------------------------
Service cost                                              1,974           1,508
--------------------------------------------------------------------------------
Interest cost                                             1,645           1,519
--------------------------------------------------------------------------------
Benefits paid                                              (424)           (374)
--------------------------------------------------------------------------------
Actuarial loss                                            1,626           1,576
--------------------------------------------------------------------------------
Benefit obligation at end of year                       $28,704         $23,883
--------------------------------------------------------------------------------

      The Plans' change in Plan Assets is set forth below -

------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                           2002                    2001
------------------------------------------------------------------------------------------------------------------------
Fair value of Plan assets at the beginning of the year                                  $77,311                 $58,919
------------------------------------------------------------------------------------------------------------------------
Actual return on Plan assets                                                              4,350                  18,766
------------------------------------------------------------------------------------------------------------------------
Benefits paid                                                                              (424)                   (374)
------------------------------------------------------------------------------------------------------------------------
Fair value of Plan assets at the end of the year                                        $81,237                 $77,311
------------------------------------------------------------------------------------------------------------------------
Funded status                                                                           $52,534                 $53,428
------------------------------------------------------------------------------------------------------------------------
Unrecognized net asset                                                                     (145)                   (198)
------------------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                                              52                      71
------------------------------------------------------------------------------------------------------------------------
Prepaid pension cost                                                                    $52,441                  $53,301
------------------------------------------------------------------------------------------------------------------------

      Net pension expense includes the following components -

----------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                               2002              2001            2000
----------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the periods                           $ 1,974          $  1,508          $1,352
----------------------------------------------------------------------------------------------------------------------
Interest cost on projected benefit obligation                                 1,645             1,519           1,405
----------------------------------------------------------------------------------------------------------------------
Actual (appreciation) depreciation of plan assets                            (4,350)          (18,766)          1,935
----------------------------------------------------------------------------------------------------------------------
Net deferral                                                                  1,644             1,595            (161)
----------------------------------------------------------------------------------------------------------------------
Amortization of net asset at transition                                         (53)              (53)            (53)
----------------------------------------------------------------------------------------------------------------------
Net pension expense (income)                                                $   860          $(14,197)         $4,478
----------------------------------------------------------------------------------------------------------------------

      In determining the projected benefit obligation, the discount rate used was 6.50% and 7.00% at December 31, 2002 and 2001, respectively, while the rate of increase in future compensation levels was approximately 5.00% for Administrative Employees and 4.33% for Collective Bargaining Employees in 2002 and 6.00% and 5.33%, respectively, in 2001. The expected long-term rate of return on assets was 8.00% for 2002 and 2001.

      Based on the Bank's current benefit policies, there are no other material post-retirement benefits other than the retirement plans described above.

      In March 1997, the Bank adopted The Trust Company of New Jersey Incentive Compensation Plan (the "Awards Plan") in order to compensate certain executive officers of the Bank on an individual basis for significant contributions to the Bank and to stimulate the efforts of such persons by giving them a direct financial interest in the performance of the Bank. The Bank charged $300,000 to expense for the Awards Plan in each of 2002, 2001 and 2000, respectively.

      The Bank sponsors a 401(k) plan (the "Plan") that is available to all administrative employees. Participants with one year of service are eligible to receive the employer matching contribution. Subject to certain limitations imposed by federal law, employees may contribute from 1% to 25% of their eligible compensation to the Plan. The Bank may match a portion of the employee contribution through discretionary employer-matching contributions that may vary from year-to-year. The maximum employer matching contribution is 3.5% of eligible compensation. The Plan provides ten alternative investment options, with the Bank's matching contributions being invested in the Employer Stock Fund. The Bank charged expense for matching employer contributions of $622,000, $589,000 and $183,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 17. STOCK OPTION PLANS

      Under the Executive and Incentive Stock Option Plans, the Stock Option Committee (the Committee) may grant options to officers to purchase the Bank's stock. Under the Non-Employee

Executive Stock Option Plans, members of the Bank's Board of Directors who are not employees of the Bank may be granted options to purchase the Bank's stock under terms comparable to those offered to employees under the Incentive Stock Option Plans.

      Option prices are determined by the Committee, provided however, that the option price of shares may not be less than the fair market value of such shares at the date of grant for the Incentive Stock Option Plans and not less than 85% of the fair market value of shares at the date of grant for the Executive Stock Option Plan. The period during which an option may be exercised varies, but no option may be exercised after ten years from the date of grant. Compensation attributable to all options granted under the Executive Stock Option Plan amounted to charges of $415,000 in 2002, $112,000 in 2001 and $59,000 in 2000
and is included in other expenses in the Consolidated Statements of Income and as a credit to additional paid-in capital in the Consolidated Statements of Changes in Stockholders' Equity.

      The Committee may grant options under the Executive Stock Option Plan that provide for a credit against the purchase price equal to any increase in the fair market value of the common stock at the date of exercise over the fair market value on the date of grant. In addition, the Committee may grant stock appreciation rights (SARs) in tandem with options granted under the Executive Stock Option Plan which allow the holder of a stock option to receive an amount equal to the excess of the fair market value of the common stock at the exercise date over the option price, at the Committee's discretion, in cash, common stock or a combination of cash and common stock in lieu of exercising the option. In the event that SARs are exercised, the number of shares available for issuance under the plan is reduced by the number of shares covered by the SARs. For the years 2002, 2001, and 2000, expense (income) related to SARs amounted to $1,243,000, $2,785,000 and $(890,000), respectively. The liability included in the Consolidated Statements of Condition related to SARs amounted to $4,349,000 at December 31, 2002 and $3,106,000 at December 31, 2001.

      A summary of activity for the Executive and Incentive Stock Option Plans for the years ended December 31, 2002, 2001 and 2000 follows -

------------------------------------------------------------------------------------------------------------------------------------
                                                                2002                            2001                            2000
------------------------------------------------------------------------------------------------------------------------------------
                                                    Option price per                Option price per                Option price per
                                           Shares              share       Shares              share       Shares              share
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at beginning                            $ 9.35 -                        $ 5.69 -                        $ 4.89 -
of year                                 1,838,128              25.87    1,545,158              25.87      862,168              25.87
------------------------------------------------------------------------------------------------------------------------------------
                                                             19.90 -                         16.90 -
Options granted                           481,350              27.00      484,400              19.88      780,110       9.78 - 20.56
------------------------------------------------------------------------------------------------------------------------------------
Options exercised                        (108,500)      9.35 - 25.88     (113,481)      7.44 - 20.56      (47,290)      4.89 - 20.56
------------------------------------------------------------------------------------------------------------------------------------
                                                             11.00 -
Options terminated / expired              (83,678)             20.56      (77,949)      5.69 - 25.87      (49,830)      5.75 - 25.88
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at end of year      2,127,300       9.78 - 27.00    1,838,128       9.35 - 25.87    1,545,158       5.69 - 25.87
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of year      1,131,880       9.78 - 25.88      904,488       9.35 - 25.87      567,488       5.69 - 25.87
------------------------------------------------------------------------------------------------------------------------------------

      The following table summarizes additional information about the Executive and Incentive Stock Option Plans at December 31, 2002 -

------------------------------------------------------------------------------------------------------------------------------------
                                                       Options Outstanding                            Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
Range of exercise                        Weighted average remaining       Weighted  average                         Weighted average
prices              Number outstanding   contractual life                 exercise price       Number exercisable   exercise price
------------------------------------------------------------------------------------------------------------------------------------
$ 9 - 12               423,820           6.7 years                        $10.84                  285,960           $10.84
------------------------------------------------------------------------------------------------------------------------------------
 12 - 18               640,320           7.1                               14.07                  398,940            15.48
------------------------------------------------------------------------------------------------------------------------------------
 18 - 22               704,160           7.7                               19.90                  398,120            19.86
------------------------------------------------------------------------------------------------------------------------------------
 22 - 27               359,000           9.6                               23.93                   48,860            23.77
------------------------------------------------------------------------------------------------------------------------------------
  9 - 27             2,127,300           7.6                               17.02                1,131,880            16.21
------------------------------------------------------------------------------------------------------------------------------------

      Under the non-employee directors stock option plan, in each of the years 2002, 2001, and 2000, the Bank granted 35,000 options to various qualifying directors. These options are exercisable at prices ranging from $17.33 - $24.66 and are fully vested after one year. At December 31, 2002, 70,000 options were exercisable under this plan.

NOTE 18. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

      The Bank is a party to an employment agreement with Siggi B. Wilzig, the former Chairman of the Bank, whereby he would serve in a consulting capacity upon his retirement in October 2003, and receive specified payments over a ten-year period. In the event of his death or disability, his estate would continue to receive these specified payments. The Bank, upon Mr. Wilzig's death in January 2003 accelerated the expensing of these payments by recording in the first quarter 2003 a $7.9 million liability representing the present value of these payments.

      The Bank is also a party to employment agreements with members of executive management that expire in 2004 through 2005, which provide for minimum annual salaries and minimum cash bonuses during the term of the agreements and other customary benefits. The employees may resign and the Bank may terminate the agreements with or without cause. If the Bank terminates the agreements without cause, the Bank is required to make lump-sum payments to the employees and to provide other benefits for a specified period of time. The agreements also provide for the payment of lump-sum amounts in the event of a change in control. Management does not believe that these employment agreements will have a material impact on the Bank's financial condition or results of operations.

OWNERSHIP

      On February 13, 2003, the Bank announced that it had determined that its former Chairman, the late Siggi B. Wilzig, owned a larger interest in the Bank than had been reported previously. The additional shares were held in accounts that had not been attributed to Mr. Wilzig, including one account held through the Bank.

      The Bank formed a special committee of independent directors to review the matter and the involvement of the Bank and related persons. Although the review is continuing, the Bank believes that these matters will have no material impact to the Bank's financial statements or its customers.

      The  Bank  has  been   cooperating   with  federal  and  state  regulatory
authorities in investigating this matter and developing remedial measures.

LITIGATION

      The Bank is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. In the opinion of management, none of these proceedings are expected to have a material effect on the consolidated financial position or results of operations of the Bank.

OPERATING LEASES

      The Bank leases several of its branch offices under noncancelable operating leases expiring at various dates through 2022. Under the terms of these leases, the minimum annual rentals are as follows -

--------------------------------------------------------------------------------
($ in thousands)
--------------------------------------------------------------------------------
2003                                                                      $4,796
--------------------------------------------------------------------------------
2004                                                                       4,169
--------------------------------------------------------------------------------
2005                                                                       3,405
--------------------------------------------------------------------------------
2006                                                                       2,704
--------------------------------------------------------------------------------
2007                                                                       1,948
--------------------------------------------------------------------------------
Thereafter                                                                 7,201
--------------------------------------------------------------------------------

      Rental expense for these facilities is included in occupancy expense in the accompanying Consolidated Statements of Income and amounted to $4,992,000, $4,698,000 and $3,393,000, in 2002, 2001 and 2000, respectively.

OTHER MATTERS

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying Consolidated Statements of Condition. The contract or notional amounts of these instruments express the extent of involvement the Bank has in each class of financial instrument.

      The Bank had outstanding commitments to extend credit to borrowers of approximately $280,334,000 and $216,225,000 at December 31, 2002 and 2001,
respectively. The Bank also had available home equity and overdraft lines of credit of approximately $98,845,000 and $74,738,000, at the respective year-ends. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

      The Bank is also contingently liable for outstanding letters of credit totaling $20,835,000 at December 31, 2002. The credit risk and underwriting procedures involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Substantially all of the Bank's outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45. These are irrevocable undertakings by the Bank, as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of the Bank's performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Bank could be required to make equals the face amount of the letters of credit shown above. The Bank's recognized liability for performance standby letters of credit was insignificant at December 31, 2002.

NOTE 19. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Financial instruments include cash, loan agreements, accounts receivable and payable, debt securities, deposit liabilities, loan commitments, standby letters of credit, financial guarantees and other similar agreements. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale.

      Estimated fair values have been determined by the Bank using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used, the estimated fair values and recorded book balances of the Bank's financial instruments at December 31, 2002 and 2001 are as follows -

CASH AND CASH EQUIVALENTS

      Cash and cash  equivalents  include  cash and due from bank  balances  and
Federal  funds  sold.   For  these   instruments,   the  recorded  book  balance
approximates their fair value.

SECURITIES

      For securities in the Bank's portfolio, fair value was determined by reference to quoted market prices. In the few instances where quoted market prices were not available, prices for similar securities were used. Additional detail is contained in Notes 6 and 7 to these Consolidated Financial Statements.

LOANS

      The Bank aggregated loans into pools having similar characteristics when comparing their terms, contractual rates, type of collateral, risk profile and other pertinent loan characteristics. Since no active market exists for these pools, fair values were estimated using the present value of future cash flows expected to be received. Loan rates currently offered by the Bank were used in determining the appropriate discount rates.

DEPOSITS

      The fair value of demand deposits, savings deposits and certain money market accounts approximate their recorded book balances. The fair value of fixed maturity certificates of deposit was estimated using the present value of discounted cash flows based on rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      The fair value for securities sold under agreements to repurchase approximates their respective recorded book balances as these instruments are short-term in nature.

FEDERAL HOME LOAN BANK ADVANCES

      The fair value for Federal Home Loan Bank advances is based on a discounted net present value method using market price indications.

OFF-BALANCE SHEET COMMITMENTS

      The liability associated with off balance sheet commitments to fund loans and credits to borrowers, which were paid for by customers or otherwise legally binding upon the Bank, have been priced on the basis of fees currently charged to enter similar agreements, taking into account remaining terms and the counterparties' credit standing.

      The following estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of loan, deposit and off balance sheet instruments. Further, the estimates employed by management were subjective in nature and were based upon their judgment as to certain economic scenarios. These estimates are also subject to uncertainties. Changes in assumptions or economic conditions and / or market segments or products could materially affect future estimates.

      In addition, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these fair values.

      The estimated fair values and the recorded book balances of the Bank's financial instruments as of December 31, 2002 and 2001 are as follow -

----------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31, 2002                           December 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                                 Estimated fair          Recorded book         Estimated fair        Recorded book
                                                          value                balance                  value              balance
----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
Cash and cash equivalents                            $  185,382             $  185,382             $  334,061           $  334,061
----------------------------------------------------------------------------------------------------------------------------------
Securities                                            1,981,640              1,979,701              1,729,879            1,732,207
----------------------------------------------------------------------------------------------------------------------------------
Loans, net                                            2,103,065              2,031,883              1,837,166            1,809,415
----------------------------------------------------------------------------------------------------------------------------------
Financial liabilities:
Deposits                                              3,468,829              3,437,282              3,100,853            3,087,154
----------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to
repurchase and other borrowings                          71,283                 71,283                140,977              140,977
----------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances                         636,554                600,000                604,398              600,000
----------------------------------------------------------------------------------------------------------------------------------
Off-balance sheet commitments:
Commitments to extend credit                              3,051                  -                      2,388                -
----------------------------------------------------------------------------------------------------------------------------------
Performance standby letters of credit                       415                  -                        251                -
----------------------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Trust Company of New Jersey:

We have audited the accompanying consolidated statements of condition of The Trust Company of New Jersey and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders'
equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Banks' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Trust Company of New Jersey and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Bank has restated the consolidated statement of condition as of December 31, 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the two-year period then ended, which consolidated financial statements were previously audited by other independent auditors who have ceased operations.


/s/ KPMG LLP

Short Hills, New Jersey
March 4, 2003

CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The Bank recorded net downward adjustments to net income totaling $3,000,000 in connection with items identified during the re-audit process, in addition to the $3,072,000 net downward adjustment previously disclosed in the Bank's September 30, 2002 Quarterly Report on Form 10-Q. A more detailed discussion of the adjustments can be found in Management's Discussion and Analysis of Financial Condition and Results of Operations- Results of
Operations: Restatements and in Note 2 to the Consolidated Financial Statements. A comparison of originally reported and restated data for the quarters ended March 31, June 30, September 30, and December 31, 2001 and March 31 and June 30, 2002 in addition to data for the quarters ending September 30 and December 31, 2002 follow -

CONSOLIDATED QUARTERLY FINANCIAL DATA - 2002

----------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)
----------------------------------------------------------------------------------------------------------------------------------
                                               Mar. 31           June 30       Mar. 31        June 30       Sept. 30       Dec. 31
----------------------------------------------------------------------------------------------------------------------------------
                                              [--Originally reported--]    [---------Restated---------]
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                $55,762           $58,530       $55,058        $56,672        $56,675       $57,306
----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                27,927            27,109        27,927         27,109         26,458        25,252
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                             27,835            31,421        27,131         29,563         30,217        32,054
----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                          300               300           300            300            300         1,300
----------------------------------------------------------------------------------------------------------------------------------
Other operating income                          10,328             9,696         9,572          9,409         20,368         7,810
----------------------------------------------------------------------------------------------------------------------------------
Other operating expense                         25,286            21,082        24,628         23,132         35,318        29,548
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      12,577            19,735        11,775         15,540         14,967         9,016
----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                               3,340             6,049         3,032          4,445          4,270         1,561
----------------------------------------------------------------------------------------------------------------------------------
Net Income                                     $ 9,237           $13,686       $ 8,743        $11,095        $10,697       $ 7,455
----------------------------------------------------------------------------------------------------------------------------------
Earnings per share - diluted                     $0.48             $0.72         $0.46          $0.59          $0.57         $0.40
----------------------------------------------------------------------------------------------------------------------------------
Average shares outstanding - diluted        19,078,137        19,058,803    18,748,615     18,855,119     18,670,160    18,701,342
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA - 2001

-----------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)
-----------------------------------------------------------------------------------------------------------------------------------
                                   Mar. 31      June 30     Sept. 30     Dec. 31      Mar. 31      June 30     Sept. 30     Dec. 31
-----------------------------------------------------------------------------------------------------------------------------------
                                   [------------Originally reported-------------]    [------------------Restated-------------------]
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                    $60,975      $60,676      $59,982     $56,056      $60,789      $60,826      $59,379     $55,485
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                    37,570       34,428       32,267      30,515       37,570       34,428       32,267      30,515
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                 23,405       26,248       27,715      25,541       23,219       26,398       27,112      24,970
-----------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses              300          300          300       1,300          300          300          300       1,300
-----------------------------------------------------------------------------------------------------------------------------------
Other operating income               8,032        7,292        9,573       8,583        8,032        7,292        9,573       8,580
-----------------------------------------------------------------------------------------------------------------------------------
Other operating expense             20,791       16,722       21,812      26,245       19,307       15,071       22,704      27,210
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes          10,346       16,518       15,176       6,579       11,644       18,319       13,681       5,040
-----------------------------------------------------------------------------------------------------------------------------------
Income tax expense                   2,937        5,237        4,951         886        3,503        5,999        4,317         348
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                         $ 7,409      $11,281      $10,225     $ 5,693      $ 8,141      $12,320      $ 9,364     $ 4,692
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per share - diluted         $0.40        $0.59        $0.54       $0.31        $0.44        $0.65        $0.50       $0.25
-----------------------------------------------------------------------------------------------------------------------------------
Average shares outstanding
- diluted                       18,693,404   18,952,274   19,149,610  19,031,029   18,414,692   18,851,110   18,879,209  18,813,129
-----------------------------------------------------------------------------------------------------------------------------------

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CONDITION
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  UNAUDITED

                                                                           JUNE 30,      DECEMBER 31,
ASSETS                                                                       2003            2002
                                                                         -----------     -----------
Cash and due from banks                                                  $   123,060     $   135,382
Federal funds sold                                                           155,000          50,000
                                                                         -----------     -----------
        Total cash and cash equivalents                                      278,060         185,382
Securities:
  Available for sale, at market value                                      1,787,746       1,927,065
  Held to maturity (market value $58,157 in 2003 and $54,575 in 2002)         52,532          52,636
                                                                         -----------     -----------
        Total securities                                                   1,840,278       1,979,701
Loans:
  Held for sale                                                               78,796         251,284
  Held in portfolio, net of unearned income                                1,925,734       1,790,570
  Less: Allowance for loan losses                                            (10,178)         (9,971)
                                                                         -----------     -----------
        Loans, net                                                         1,994,352       2,031,883
Premises and equipment                                                        41,050          40,167
Other real estate owned                                                        6,138           9,846
Accrued interest receivable                                                   22,539          24,840
Bank owned life insurance                                                     68,501          67,765
Prepaid pension cost and other assets                                         72,117          71,218
                                                                         -----------     -----------
TOTAL ASSETS                                                             $ 4,323,035     $ 4,410,802
                                                                         ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand                                            $   725,245     $   584,979
  Interest bearing -
        NOW and money market                                                 639,734         700,345
        Savings                                                              586,792         513,934
        Time                                                               1,464,492       1,638,024
                                                                         -----------     -----------
        Total deposits                                                     3,416,263       3,437,282
Securities sold under agreements to repurchase
  and other short-term borrowings                                             41,668          71,283
Federal Home Loan Bank advances                                              550,000         600,000
Deferred taxes and other liabilities                                          39,007          37,967
                                                                         -----------     -----------
        Total liabilities                                                  4,046,938       4,146,532
Common stock, $2.00 par value; authorized 72,000,000 shares;
  Issued and outstanding 18,322,154 in 2003 and 18,312,909 in 2002            36,644          36,626
Additional paid-in capital                                                    28,242          26,762
Retained earnings                                                            183,929         179,179
Accumulated other comprehensive income                                        27,282          21,703
                                                                         -----------     -----------
        Total stockholders' equity                                           276,097         264,270
                                                                         -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 4,323,035     $ 4,410,802
                                                                         ===========     ===========

See accompanying notes to the consolidated financial statements.

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF INCOME
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                                     -----------------------------    -----------------------------
UNAUDITED                                                                              (RESTATED)                       (RESTATED)
                                                                         2003             2002            2003             2002
                                                                     ------------     ------------    ------------     ------------
INTEREST INCOME
Interest and fees on loans                                           $     34,696     $     32,285    $     68,178     $     65,405
Interest on Federal funds sold                                                418              687             662            1,674
Interest and dividends on securities
    Taxable                                                                13,917           20,552          29,971           38,336
    Exempt from Federal Income Taxes                                        3,296            2,854           6,693            5,583
                                                                     ------------     ------------    ------------     ------------
       Total interest income                                               52,327           56,378         105,504          110,998
INTEREST EXPENSE
Interest on deposits                                                       13,150           19,555          28,062           39,981
Interest on borrowed funds                                                  7,454            7,554          14,964           15,055
                                                                     ------------     ------------    ------------     ------------
       Total interest expense                                              20,604           27,109          43,026           55,036
                                                                     ------------     ------------    ------------     ------------
       Net interest income                                                 31,723           29,269          62,478           55,962
       Provision for loan losses                                              800              300           1,600              600
                                                                     ------------     ------------    ------------     ------------
       Net interest income after provision for loan losses                 30,923           28,969          60,878           55,362
NON-INTEREST INCOME
Service charges on deposit accounts and other retail banking fees           4,964            5,264          10,034            9,489
Trust department income                                                       406              391             773              785
Bank owned life insurance                                                     875              762           2,922            2,424
Net gains on securities sales                                                  99              908             196              908
Gains on sales of securitizations and loans                                 3,653            1,513           8,457            4,723
Other income                                                                   90               35             153               37
                                                                     ------------     ------------    ------------     ------------
       Total non-interest income                                           10,087            8,873          22,535           18,366
NON-INTEREST EXPENSE
Salaries and employee benefits                                             13,472           11,984          35,383           24,677
Pension expense (income)                                                   (3,091)          (1,323)           (679)          (2,682)
Occupancy expense, net of rental income                                     3,884            3,207           7,817            6,783
Furniture and equipment expense                                             2,338            1,989           4,572            4,016
Outside data processing services                                            1,556            1,636           2,993            2,806

Other real estate owned expenses, net                                       1,564             (303)          2,073               (6)
Other expense                                                               8,762            5,112          17,463           10,819
                                                                     ------------     ------------    ------------     ------------
       Total non-interest expense                                          28,485           22,302          69,622           46,413
Income before provision for income taxes                                   12,525           15,540          13,791           27,315
Provision for income taxes                                                  3,127            4,445           1,165            7,477
                                                                     ------------     ------------    ------------     ------------
NET INCOME                                                           $      9,398     $     11,095    $     12,626     $     19,838
                                                                     ============     ============    ============     ============
WEIGHTED AVERAGE SHARES OUTSTANDING
       Basic                                                           18,329,276       18,405,350      18,335,958       18,417,370
                                                                     ============     ============    ============     ============
       Diluted                                                         18,766,728       18,855,119      18,851,034       18,676,112
                                                                     ============     ============    ============     ============
EARNINGS PER COMMON SHARE
       Basic                                                         $       0.51     $       0.60    $       0.69     $       1.08
                                                                     ============     ============    ============     ============
       Diluted                                                       $       0.50     $       0.59    $       0.66     $       1.06
                                                                     ============     ============    ============     ============

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
UNAUDITED

                                                                      COMMON STOCK               ADDITIONAL
                                                               -------------------------          PAID-IN          RETAINED
                                                                 SHARES          AMOUNT           CAPITAL          EARNINGS
                                                               ----------      ----------        ----------        ---------
($ in thousands, except per share amounts)
BALANCE, DECEMBER 31, 2002                                     18,312,909      $   36,626        $   26,762        $ 179,179
Comprehensive Income:
Net income - Quarter ended March 31, 2003                                                                             12,626
Unrealized holding gain on securities available for sale,
net of tax of $3,072
Reclassification adjustment for gains on securities
available for sale, net of tax of $(69)

   Total comprehensive income

Deferred compensation and taxes related to nonqualified                                                 335
stock option plans
Exercise of stock options                                          87,037             174             1,145
Purchase and retirement of common stock                           (77,792)           (156)                            (2,002)
Cash dividends, $0.32 per common share                                                                                (5,874)

                                                               ----------      ----------        ----------        ---------
BALANCE, JUNE 30, 2003                                         18,322,154      $   36,644        $   28,242        $ 183,929
                                                               ==========      ==========        ==========        =========

BALANCE, DECEMBER 31, 2001, ORIGINALLY REPORTED                18,438,313      $   36,877        $   26,249        $ 159,529
Cumulative restatements to prior periods                                               --            (1,000)          (1,705)
                                                               ----------      ----------        ----------        ---------
BALANCE, DECEMBER 31, 2001 (RESTATED)                          18,438,313          36,877            25,249          157,824
Comprehensive Income:
Net income - Quarter ended March 31, 2002                                                                             19,838
Unrealized holding gain on securities available for sale,
net of tax of $7,547
Reclassification adjustment for gains on securities
available for sale, net of tax of $(318)

   Total comprehensive income

Deferred compensation and taxes related to nonqualified
stock option plans                                                                                      277

Exercise of stock options                                          32,069              64               370
Purchase and retirement of common stock                           (76,500)           (153)                            (1,687)
Cash dividends, $0.30 per common share                                                                                (5,526)

                                                               ----------      ----------        ----------        ---------
BALANCE, JUNE 30, 2002 (RESTATED)                              18,393,882      $   36,788        $   25,896        $ 170,449
                                                               ==========      ==========        ==========        =========

                                                                  ACCUMULATED
                                                                     OTHER             TOTAL
                                                                 COMPREHENSIVE     STOCKHOLDERS'
                                                               INCOME (LOSS) NET      EQUITY
                                                                  ----------        ---------
($ in thousands, except per share amounts)
BALANCE, DECEMBER 31, 2002                                        $   21,703        $ 264,270
Comprehensive Income:
Net income - Quarter ended March 31, 2003                                              12,626
Unrealized holding gain on securities available for sale,
net of tax of $3,072                                                   5,706            5,706
Reclassification adjustment for gains on securities
available for sale, net of tax of $(69)                                 (127)            (127)
                                                                                    ---------
   Total comprehensive income                                                          18,205
                                                                                    ---------
Deferred compensation and taxes related to nonqualified                                   335
stock option plans
Exercise of stock options                                                               1,319
Purchase and retirement of common stock                                                (2,158)
Cash dividends, $0.32 per common share                                                 (5,874)

                                                                  ----------        ---------
BALANCE, JUNE 30, 2003                                            $   27,282        $ 276,097
                                                                  ==========        =========

BALANCE, DECEMBER 31, 2001, ORIGINALLY REPORTED                   ($   6,645)       $ 216,010
Cumulative restatements to prior periods                                  --           (2,705)
                                                                  ----------        ---------
BALANCE, DECEMBER 31, 2001 (RESTATED)                                 (6,645)         213,305
Comprehensive Income:
Net income - Quarter ended March 31, 2002                                              19,838
Unrealized holding gain on securities available for sale,
net of tax of $7,547                                                  14,016           14,016
Reclassification adjustment for gains on securities
available for sale, net of tax of $(318)                                (590)            (590)
                                                                                    ---------
   Total comprehensive income                                                          33,264
                                                                                    ---------
Deferred compensation and taxes related to nonqualified
stock option plans                                                                        277

Exercise of stock options                                                                 434
Purchase and retirement of common stock                                                (1,840)
Cash dividends, $0.30 per common share                                                 (5,526)

                                                                  ----------        ---------
BALANCE, JUNE 30, 2002 (RESTATED)                                 $    6,781        $ 239,914
                                                                  ==========        =========

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

THE TRUST COMPANY OF NEW JERSEY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                                                UNAUDITED
                                                                                                      -----------------------------
                                                                                                         SIX MONTHS ENDED JUNE 30,
                                                                                                      -----------------------------
                                                                                                                        (RESTATED)
                                                                                                                        ----------
                                                                                                          2003              2002
                                                                                                      -----------       -----------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net Income                                                                                            $    12,626       $    19,838
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                                   1,600               600
Pension expense (income)                                                                                     (679)           (2,682)
Depreciation, amortization and other provisions                                                             8,023             3,725
Amortization of debt security premium/discount -
Available for sale                                                                                          6,458             2,466
Held to maturity                                                                                              104                97
Net realized gains on sales of securities available for sale                                                 (196)             (908)
Gains on sales of securitizations and loans                                                                (8,457)           (4,723)
Origination of loans held for sale                                                                       (192,037)               --
Proceeds from securitizations and sales of loans                                                          372,982                --
(Decrease) increase in deferred taxes and other liabilities                                                (1,833)           (7,243)
(Increase) decrease in other assets                                                                         1,853             6,232
                                                                                                      -----------       -----------
Net cash provided by operating activities                                                                 200,444            17,402
                                                                                                      -----------       -----------
CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:
Proceeds from sales of securities available for sale                                                           --           378,412
Proceeds from maturities or calls of securities -
Available for sale                                                                                        343,122           555,455
Held to maturity                                                                                               --            39,918
Purchases of securities -
Available for sale                                                                                       (479,830)       (1,088,178)
Held to maturity                                                                                               --            (9,979)
Principal reductions on mortgage backed securities                                                        278,347            78,905
Net (increase) in loans                                                                                  (136,557)         (280,780)
Proceeds from sales of securitizations and loans                                                               --           239,805
Purchase of premises and equipment, net                                                                    (5,501)           (6,204)
                                                                                                      -----------       -----------
Net cash (used in) provided by investing activities                                                          (419)          (92,646)
                                                                                                      -----------       -----------
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:
Net (decrease) increase in deposits                                                                       (21,019)         22 5,419
Net (decrease) in securities sold under agreements to repurchase and other short-term borrowings          (29,615)         (101,340)
Redemption of Federal Home Loan Bank borrowings                                                           (50,000)               --
Cash dividends paid                                                                                        (5,874)           (5,526)
Purchase and retirement of common stock                                                                    (2,158)           (1,840)
Exercise of stock options                                                                                   1,319               434
                                                                                                      -----------       -----------
Net cash (used in) financing activities                                                                  (107,347)          117,147
                                                                                                      -----------       -----------
Increase in cash and cash equivalents                                                                      92,678            41,903
                                                                                                      -----------       -----------
Cash and cash equivalents at the beginning of the period                                                  185,382           334,061
                                                                                                      -----------       -----------
Cash and cash equivalents at the end of the period                                                    $   278,060       $   375,964
                                                                                                      ===========       ===========

SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2003
                                   (UNAUDITED)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BASIS OF PRESENTATION

      The accompanying Consolidated Financial Statements include the accounts of The Trust Company of New Jersey and its wholly owned subsidiaries, TC Financial Corporation (formerly known as TCNJ Financial Services, Inc.) (sales of annuities, mutual funds and life insurance products), TCB Investment Corp. (an investment company), TC Preferred Funding, Inc. (a real estate investment trust) and O.R.A.C., Inc. (foreclosed real estate) (collectively, the "Bank"). All significant intercompany balances and transactions have been eliminated.

      The Bank has prepared the accompanying Consolidated Financial Statements without audit. In the opinion of the Bank, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

      The Bank has prepared the accompanying Consolidated Financial Statements pursuant to the rules and regulations of the Securities and Exchange Commission applicable to interim reporting. Accordingly, certain information and note disclosures normally included in annual financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted.

      These consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Bank's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Federal Deposit Insurance Corporation.

      The results of operations for the three-month and six-month periods ended June 30, 2003 are not necessarily indicative of the operating results to be attained for the year ending December 31, 2003 or for any other period.

      STOCK-BASED COMPENSATION

      The Bank accounts for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employers" and related interpretations. Accordingly, no compensation expense has been recognized for stock options issued with an exercise price equal to the stock's market value at the date of grant. The Bank has recorded compensation expense related to any issuances of options at exercise prices less than the market value of the Bank's stock at the date of grant.

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," permits the use of the intrinsic value method but requires disclosure of pro forma net income and earnings per share as if the stock-based compensation had been accounted for using the fair value method. Had the compensation costs for the Bank's stock option plans been determined based on the fair value method, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below -

                                                                                            Quarters ended June 30,
                                                                                            -----------------------
                                                                                                          (Restated)
                                                                                                          ----------
                                                                                               2003          2002
                                                                                               ----          ----
($ in thousands, except per share amounts)
Net income -                                                                               $    9,398    $   11,095
Stock-based employee compensation expense included in reported net income
under the intrinsic value method, net of related tax effects                                       54            41
Total stock-based employee compensation expense determined under the
fair value based method,  including all stock option grants, net of related tax effects          (511)         (450)
                                                                                           ----------    ----------
Pro forma net income                                                                       $    8,941    $   10,686
                                                                                           ----------    ----------
Basic earnings per share -
As reported                                                                                $     0.51    $     0.60
Pro forma                                                                                  $     0.49    $     0.58
Diluted earnings per share -
As reported                                                                                $     0.50    $     0.59
Pro forma                                                                                  $     0.48    $     0.57
Weighted average fair value of options granted during the period                           $     8.72    $     6.86

                                                                                           Six Months ended June 30,
                                                                                           -------------------------
                                                                                                         (Restated)
                                                                                                         ----------
                                                                                              2003          2002
                                                                                              ----          ----
($ in thousands, except per share amounts)
Net income -                                                                               $   12,626    $   19,838
Stock-based employee compensation expense included in reported net income
under the intrinsic value method, net of related tax effects                                      121           164
Total stock-based employee compensation expense determined under the fair
value based method,  including all stock option grants, net of related tax effects             (1,007)         (851)
                                                                                           ----------    ----------
Pro forma net income                                                                       $   11,740    $   19,151
                                                                                           ----------    ----------
Basic earnings per share -
As reported                                                                                $     0.69    $     1.08
Pro forma                                                                                  $     0.64    $     1.04
Diluted earnings per share -
As reported                                                                                $     0.66    $     1.06
Pro forma                                                                                  $     0.62    $     1.03
Weighted average fair value of options granted during the period                           $     8.66    $     6.86

      The fair value of stock options granted by the Bank was estimated through the use of the Black-Scholes option pricing model applying the following assumptions -

                                                Quarters Ended                                Six Months Ended
                                                --------------                                ----------------
                                        6/30/03                6/30/02                6/30/03                 6/30/02
                                        -------                -------                -------                 -------
Risk-free interest rate                    2.80%                  4.37%                  2.82%                    4.37%
Expected option life                   6.5 years              6.5 years              6.5 years                6.5 years
Expected volatility                       33.08%                 28.07%                 32.31%                   28.07%
Expected dividend yield                    2.17%                  2.55%                  2.18%                    2.55%

(2)   STATEMENT OF CASH FLOWS

The following supplemental disclosures are made to the consolidated statements of cash flows -

                                                       Six Months ended June 30,
                                                       -------------------------
                                                                    (Restated)
                                                                    ----------
($ in thousands)                                          2003         2002
                                                          ----         ----
Cash paid during the period for -
Interest                                                $44,203      $56,328
Income taxes                                              4,552        4,610
Noncash investing activities -
Transfer of loans to other real estate owned                 --           53

(3)   EARNINGS PER COMMON SHARE

      Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.

      Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period, as adjusted for the assumed exercise of potentially dilutive common stock options utilizing the Treasury Stock method.

Calculation of Basic and Diluted Earnings Per Share:

                                                         Quarters ended June 30,         Six Months ended June 30,
                                                         -----------------------         -------------------------
                                                                        (Restated)                       (Restated)
                                                                        ----------                       ----------
($ in thousands, except per share data)                   2003             2002            2003             2002
                                                      ------------     ------------    ------------     ------------
Net Income - Basic EPS                                $      9,398     $     11,095    $     12,626     $     19,838
Adjustment for employee benefit plans                          (21)             433             (98)             267
                                                      ------------     ------------    ------------     ------------
Net Income - Diluted EPS                              $      9,377     $     11,528    $     12,528     $     20,105
                                                      ------------     ------------    ------------     ------------
Weighted average common shares outstanding              18,329,276       18,405,350      18,335,958       18,417,370
Plus:  Dilutive stock options                              437,452          449,769         515,076          258,742
                                                      ------------     ------------    ------------     ------------
Diluted weighted average common shares outstanding      18,766,728       18,855,119      18,851,034       18,676,112
                                                      ------------     ------------    ------------     ------------
Earnings per common share:
Basic                                                 $       0.51     $       0.60    $       0.69     $       1.08
Diluted                                               $       0.50     $       0.59    $       0.66     $       1.06

(4)   RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

The Bank restated its consolidated financial statements for the quarter and six month periods ended June 30, 2002 by recording net downward adjustments to net income of $2,591,000 and $3,085,000, respectively. In addition, net downward adjustments to net income for periods prior to 2002 had the effect of reducing retained earnings by $1,705,000. The adjustments also had the effect of re-allocating certain income and expense amounts and certain statement of condition amounts from category to category, and reducing the number of shares outstanding for earnings per share calculations. These adjustments were identified in the Annual Report on Form 10-K for the year ended December 31, 2002.

      The principal components of the adjustments were as follows:

Indirect Automobile Loan Origination Costs - To correct bookkeeping errors by appropriately amortizing direct costs associated with the origination of indirect automobile loans as reductions of interest income. The effect of these corrections on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 were decreases of $864,000 and $1,584,000, respectively, in net income and a $503,000 decrease in retained earnings for periods prior to year 2002.

Stock Appreciation Rights - To appropriately calculate the expense related to outstanding and vested stock appreciation rights. The effect of these adjustments on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 were decreases of $476,000 and $294,000, respectively, in net income and a $2,000,000 decrease in retained earnings for periods prior to year 2002.

Retirement Plan Assumptions - To correct the discount rate and inflation rate assumptions utilized in the calculation of the projected benefit obligation to more closely conform to guidelines under GAAP. The effect of the retirement plan adjustments on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 was a decrease in net income of $526,000 for the quarter and an increase to net income of $293,000 in net income for the six months, and a $1,407,000 increase in retained earnings for periods prior to year 2002.

Residential Mortgage Loans - To appropriately charge to expense previously deferred loan origination costs upon the securitization and sale of mortgage loans. In addition, the amortization of deferred costs has been reclassified from Salaries and Wages to Interest and Fees on Loans. The effect of these adjustments on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 were decreases of $381,000 and a $630,000, respectively, in net income and a $139,000 decrease in retained earnings for periods prior to year 2002.

Premises and Equipment Depreciation Expense - To appropriately depreciate assets purchased principally for new branch locations beginning at the time such locations opened for business. These assets were primarily purchased in years 2000 and 2001. The effect of this adjustment on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 were decreases of $232,000 and $446,000, respectively, to net income and a $805,000 decrease in retained earnings for periods prior to year 2002.

Bonus Expense Accruals - To re-allocate expense accruals related to various bonus programs into the periods in which they were incurred. The effect of this adjustment on the Bank's consolidated statement of income for the quarter and six months ended June 30, 2002 were decreases of $112,000 and $424,000, respectively, to net income and a $335,000 increase in retained earnings for periods prior to year 2002.

Deferred Income Taxes - To correct the deferred tax benefit recorded for periods prior to year 2002 related to nonqualified stock options. This adjustment resulted in a $1.0 million reduction in Additional Paid-In Capital and an increase of $1.0 million to Deferred Taxes and Other Liabilities.

      The table below presents a summary of the impact of restating the Bank's consolidated statements of income, and cash flows for the quarter and six months ended June 30, 2002, as well as certain reclassifications to conform with the current period's presentation.

Statements of Income                                    Quarter ended June 30, 2002     Six months ended June 30, 2002
                                                       ----------------------------     ------------------------------
                                                       As previously                      As previously
($ in thousands, except per share amounts)               reported        As restated        reported      As restated
                                                       -------------     -----------      -------------   -----------
Interest and fees on loans                             $     34,437     $     32,285     $     68,699    $     65,405
Total interest income                                        58,530           56,378          114,292         110,998
Net interest income                                          31,421           29,269           59,256          55,962
Net interest income after provision for loan losses          31,121           28,969           58,656          55,362
Bank owned life insurance                                        --              762               --           2,424
Net gains on securities sales                                 2,708              908            6,674             908
Gains on securitizations and sales of loans                      --            1,513               --           4,723
Other income                                                  1,333               35            3,076              37
Total non-interest income                                     9,696            8,873           20,024          18,366
Salaries and wages                                            9,923               --           20,746              --
Salaries and employee benefits                                   --           11,984               --          24,677
Pension and other employee benefits                            (413)              --            1,646              --
Pension expense (income)                                         --           (1,323)              --          (2,682)
Occupancy expense, net of rental income                       2,990            3,207            6,369           6,783
Furniture and equipment expense                               1,813            1,989            3,676           4,016
Outside data processing services                                 --            1,636               --           2,806
Other real estate owned expenses, net                            --             (303)              --              (6)
Other expenses                                                6,769            5,112           13,931          10,819
Total non-interest expense                                   21,082           22,302           46,368          46,413
Income before provision for income taxes                     19,735           15,540           33,312          27,315
Provision for income taxes                                    6,049            4,445            9,389           7,477
Net income                                                   13,686           11,095           22,923          19,838

Earnings per common share:
Basic                                                  $       0.74     $       0.60     $       1.24    $       1.08
Diluted                                                        0.72             0.59             1.20            1.06

Weighted average shares outstanding:
Basic                                                    18,405,350       18,405,350       18,417,370      18,417,370
Diluted                                                  19,058,803       18,855,119       19,113,866      18,676,112

Statements of Cash Flows                                                Six months ended June 30, 2002
                                                                        ------------------------------
                                                                        As previously
(In thousands)                                                             reported      As restated
                                                                        -------------    -----------
Cash (Used In) Provided By Operating Activities:
Net Income                                                               $    22,923     $    19,838
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Pension expense (income)                                                      (2,256)         (2,682)
Net realized gains on securities sales                                        (6,674)           (908)
Depreciation, amortization and other provisions                                3,476           3,725
Gains on sales of other real estate                                             (492)             --
Amortization of debt security premium/discount-
Available for Sale                                                                --           2,466
Held to Maturity                                                                  --              97
Gains on sales of loans and securitizations                                       --          (4,723)
(Increase) decrease in accrued interest receivable                            (2,424)             --
Increase (decrease) in deferred taxes and other liabilities                     (909)         (7,243)
(Increase) decrease in other assets                                            2,232           6,232
(Increase) decrease in unearned income                                        (9,342)             --
Net cash (used in) provided by operating activities                            7,134          17,402

Cash (Used In) Investing Activities:
Proceeds from sales of securities available for sale                         384,178         378,412
Purchases of securities -
Available for sale                                                        (1,085,712)     (1,088,178)
Held to maturity                                                              (9,882)         (9,979)
Proceeds from loan sales and securitizations                                      --         239,805
Net (increase) in loans                                                      (51,078)       (280,780)
Purchases of premises and equipment, net                                      (6,956)         (6,204)
Net cash (used in) provided by investing activities                          (93,766)        (92,646)

Cash Provided By (Used in) Financing Activities:
Net increase in deposits                                                     236,639         225,419
Net decrease in securities sold under agreements to repurchase and other borrowings
                                                                            (101,172)       (101,340)
Net cash provided by (used in) financing activities                          128,535         117,147

(5)   NEW ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. Statement 150 requires instruments within its scope to be classified as a liability (or, in some cases, as an asset). Statement 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 (i.e. July 1, 2003 for calendar year entities). For financial instruments created before June 1, 2003 and still existing at the beginning of the interim period of adoption, transition generally should be applied by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attributes of the Statement. The adoption of Statement 150 did not have a significant effect on the Bank's consolidated financial statements.

      Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued on April 30, 2003. The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement is not expected to have a significant effect on the Bank's consolidated financial statements.

                                                                      APPENDIX A


                              AMENDED AND RESTATED
                               AGREEMENT AND PLAN
                           OF ACQUISITION AND EXCHANGE

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF ACQUISITION AND EXCHANGE dated as of the 5th day of August, 2003 (this "RESTATED AGREEMENT"), is made by and between The Trust Company of New Jersey, located at 35 Journal Square, Jersey City, New Jersey 07306, the participating bank (the "BANK"), and Trustcompany Bancorp, located at 35 Journal Square, Jersey City, New Jersey 07306, the acquiring corporation (the "HOLDING COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the Bank is a state bank duly organized under The Banking Act of 1948, as amended, being Chapter 9A of Title 17 of the New Jersey Statutes Annotated, and has its principal office and place of business in Jersey City, Hudson County, New Jersey; and

         WHEREAS, on June 30, 2003, the Bank had outstanding capital stock of $36,644,308 divided into 18,322,154 shares of common stock, par value $2.00 per share ("BANK COMMON STOCK"), surplus of $28,242,227 and undivided profits of $183,928,636; and

         WHEREAS, the Holding Company is a corporation duly organized under the laws of the State of New Jersey, having its principal place of business in Jersey City, Hudson County, New Jersey, and as of the effective date of the exchange the Holding Company will have authorized 72,000,000 shares of common stock, par value $2.00 per share ("HOLDING COMPANY COMMON STOCK"); and

         WHEREAS, the Bank and the Holding Company entered into an Agreement and Plan of Acquisition and Exchange dated as of the 25th day of September, 2002 (the "ORIGINAL AGREEMENT") pursuant to which the Holding Company would issue shares of its authorized and theretofore unissued common stock which the shareholders of the Bank were entitled to receive as provided for therein; and

         WHEREAS, the Original Agreement is being hereby amended and restated to update and clarify certain technical matters set forth herein; and

         WHEREAS, a majority of the entire Board of Directors of the Bank and a majority of the entire Board of Directors of the Holding Company, respectively, have approved this Restated Agreement as the definitive Agreement and Plan of Acquisition and Exchange superseding all prior agreements in their entirety and authorized its execution; and

         WHEREAS, from and after the time the exchange becomes effective and as and when required by the provisions of this Restated Agreement, the Holding Company will issue shares of its authorized and heretofore unissued common stock which the shareholders of the Bank shall be entitled to receive as hereinafter provided, and the Bank shall have formed the Holding Company as its own bank holding company;

         NOW, THEREFORE, in consideration of these premises, the Bank and the Holding Company hereby enter into this Restated Agreement and subscribe to the terms and conditions of the exchange of all the issued and outstanding shares of stock of the Bank for shares of stock of the Holding Company to be issued, and the mode of carrying it into effect as follows:

                 ARTICLE I. EFFECT OF ACQUISITION AND EXCHANGE

         SECTION 1.01. GOVERNING STATUTES. At the time when the acquisition and exchange transactions contemplated by this Restated Agreement (the "ACQUISITION AND EXCHANGE") shall become effective in accordance with Article V (the "EFFECTIVE DATE"), all the issued and outstanding shares of Bank Common Stock shall be converted into and exchanged for shares of Holding Company Common Stock, pursuant to the provisions of and with the effect provided in N.J.S.A. 17:9A-355 through 359, as amended. As a result of the Acquisition and Exchange, the Holding Company shall become the sole shareholder of the Bank. The Holding Company is a new corporation formed for the purpose of acquiring the Bank. The Holding Company owns no stock of any other bank.

               ARTICLE II. TERMS OF THE ACQUISITION AND EXCHANGE

         SECTION 2.01. NAME AND OFFICES OF THE BANK. Upon the Effective Date, the name of the Bank shall remain THE TRUST COMPANY OF NEW JERSEY and the head office and established and authorized branches of the Bank shall remain as such.

         SECTION 2.02. DIRECTORS. Upon the Effective Date, all of the members of the Board of Directors of the Bank shall continue to be Directors of the Bank. Such Directors shall serve until the next annual meeting of the shareholders. A vote by the shareholders of the Bank in favor of this Restated Agreement shall be deemed to be a vote in favor of the election of the Directors of the Bank to serve as the Directors of the Holding Company. The Directors of the Holding Company shall be as set forth in the Holding Company's Amended and Restated Certificate of Incorporation, a copy of which is annexed hereto as ANNEX I.

         SECTION 2.03. OFFICERS. Upon the Effective Date, the officers of the Bank shall consist of all the persons who are officers of the Bank immediately prior to the Effective Date.

         SECTION 2.04. CERTIFICATES OF INCORPORATION. Upon the Effective Date, the Certificate of Incorporation of the Bank and all amendments thereto, and the Amended and Restated Certificate of Incorporation of the Holding Company, a copy of which is attached hereto as ANNEX I, shall be as they exist immediately prior to the Effective Date, except that Article I, Corporate Name, of the Bank's Restated Certificate of Incorporation shall be amended to read "The name of the bank is TRUSTCOMPANY BANK", and all references to The Trust Company of New Jersey shall be amended to be references to Trustcompany Bank, until the same shall be altered, amended, or repealed in accordance with law.

         SECTION 2.05. BYLAWS. Upon the Effective Date, the Bylaws of the Bank and all amendments thereto, and the Bylaws of the Holding Company, shall be as they exist immediately prior to the Effective Date until the same shall be altered, amended, or repealed as therein provided.

         SECTION 2.06. CAPITAL OF THE BANK. The amount and number of shares of the authorized capital stock of the Bank, and the par value thereof, outstanding immediately before the Effective Date shall remain the same after the Effective Date, with the effect that the amount and number of shares of the capital stock of the Bank outstanding upon completion of the Acquisition and Exchange shall be equal to the amount and number of shares of the capital stock of the Bank outstanding immediately before the Acquisition and Exchange. No preferred stock of the Holding Company or the Bank is to be issued in connection with the Acquisition and Exchange. The Surplus Account and the Undivided Profits Account of the Bank as they exist immediately before the Effective Date shall remain the same after the Effective Date.

         SECTION 2.07. EXCHANGE OF SHARES. Except for shareholders of the Bank who dissent from this Restated Agreement pursuant to N.J.S.A. 17:9A-360 (as set forth in Section 2.11 of this Restated Agreement) (the "DISSENTING SHAREHOLDERS"), upon and by reason of the Acquisition and Exchange becoming effective, no cash shall be allocated to the shareholders of the Bank or to any other person, firm or corporation, and stock shall be allocated as follows:

                  (a) to the Holding Company, there shall be allocated all the capital stock of the Bank; and

                  (b) to shareholders of the Bank of record at the time the Acquisition and Exchange becomes effective, there shall be allocated such amount and such number of shares of Holding Company Common Stock, as shall be equal to
(x) the number of shares of Bank Common Stock outstanding immediately before the Acquisition and Exchange minus (y) the number of shares of Bank Common Stock held of record by the Dissenting Shareholders immediately prior to the Acquisition and Exchange becoming effective, such allocation to be made on the basis of one share of Holding Company Common Stock for each one share of Bank Common Stock held of record on the Effective Date.

         SECTION 2.08. EFFECT OF ACQUISITION AND EXCHANGE. After the Acquisition and Exchange, each shareholder of Bank Common Stock shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding stock of the Bank, except for shares the payment of the value of which is required to be made under N.J.S.A. 17:9A-360 ("DISSENTING SHARES"), shall thereupon vest in the Holding Company as the acquiring person automatically, without any physical transfer or deposit of shares. All dissenting shares shall be considered authorized but no longer outstanding shares of the Bank, but upon payment by the Holding Company of the value thereof pursuant to N.J.S.A. 17:9A-360, such dissenting shares shall vest in the Holding Company as the acquiring person automatically. The outstanding certificates representing dissenting shares of Bank Common Stock shall immediately be transferred to the Holding Company and be properly endorsed to reflect the ownership thereof by the Holding Company and shall be considered authorized and outstanding shares of the Bank.

         SECTION 2.09. EFFECT ON STOCK OPTION PLANS. Upon the Effective Date, the Holding Company shall adopt and assume the Bank's 1993 Incentive Stock Option Plan and 1993 Executive Stock Option Plan, if such plans are in effect as of the Effective Date, and the Bank's 2000 Non-employee Director Stock Option Plan, 2002 Stock Option Plan, and 2002 Executive Stock Option Plan (collectively, the "OPTION PLANS"), including (i) all of the Bank's obligations with respect to any outstanding options and stock appreciation rights granted pursuant to the Option Plans; (ii) the ability to issue options and issue stock appreciation rights in respect of shares of common stock reserved for issuance under the Option Plans (e.g., the Holding Company shall have the ability to issue options to purchase shares of Holding Company Common Stock under each Option Plan, up to the number of shares of reserved Bank Common Stock remaining under each Option Plan at the time of the Acquisition and Exchange, upon the other terms and conditions set forth in each Option Plan); and (iii) the administration of the Option Plans. Upon the Effective Date, (i) all outstanding options to purchase Bank Common Stock granted pursuant to the Option Plans prior to the Acquisition and Exchange (the "BANK OPTIONS") will become options to purchase the same number of shares of Holding Company Common Stock with the same terms, conditions and exercise price as the corresponding Bank Options; and (ii) all stock appreciation rights with respect to shares of Bank Common Stock granted pursuant to the 1993 Executive Option Plan and the 2002 Executive Option Plan prior to the Acquisition and Exchange (the "BANK SARs") will become stock appreciation rights with respect to the same number of shares of Holding Company Common Stock with the same terms, conditions and exercise price as the corresponding Bank SARs.

         SECTION 2.10. EXCHANGE OF CERTIFICATES. Effective as of the Effective Date, each share of the capital stock of the Bank shall, IPSO FACTO and without any action on the part of the holder thereof or any physical transfer, become and be converted into one share of Holding Company Common Stock, and outstanding certificates representing shares of Bank Common Stock shall thereafter represent shares of Holding Company Common Stock. In connection with the exchange of the issued and outstanding shares of Bank Common Stock for shares of Holding Company Common Stock, it shall not be necessary for holders of Bank Common Stock, other than Dissenting Shareholders, to exchange their existing certificates for certificates representing Holding Company Common Stock. After the Effective Date, as outstanding certificates of Bank Common Stock are presented for transfer or upon the request of any holder of certificates of Bank Common Stock, new certificates of the Holding Company shall be issued by the registrar and transfer agent for Bank Common Stock. Any stock certificate presented for transfer to a name other than that in which the surrendered certificate is registered must be properly endorsed and otherwise in proper form for transfer and accompanied by evidence of payment of any applicable stock transfer or other taxes.

         SECTION 2.11. DISSENTING SHAREHOLDERS. Any shareholder of the Bank who dissents from this Restated Agreement shall have the rights of a "dissenting stockholder" as set forth in N.J.S.A. 17:9A-360 and must follow the procedure established in N.J.S.A. 17:9A-360 as herein set forth.

         N.J.S.A.  17:9A-360  "Notice  of  Dissent;   `dissenting  stockholders'
defined" states the following:

         1. Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to [N.J.S.A. 17:9A-359].

         2. Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provided in [N.J.S.A. 17:9A-359], such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection
(1) of this section [N.J.S.A. 17:9A-360], except any who voted for or consented in writing to such plan of acquisition.

         3. Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice, may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a "dissenting stockholder." Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.

         4. Not later than 20 days after demanding payment for his shares pursuant to this section [N.J.S.A. 17:9A-360], the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.

         5. A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.

                      ARTICLE III. CONDITIONS AND CONSENTS

         SECTION 3.01. SHAREHOLDER APPROVAL. This Restated Agreement shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law, specifically N.J.S.A. 17:9A-359, and the Certificate of Incorporation and Bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Acquisition and Exchange at the times provided herein.

         SECTION 3.02. CONDITIONS. Effectuation of the Acquisition and Exchange is conditioned upon:

                  (a) procurement of all consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Acquisition and Exchange, specifically the approval of the Commissioner of Banking for the State of New Jersey and any necessary approval or non-objection of the Federal Reserve Board and the expiration of any applicable waiting or notice periods;

                  (b) approval of this Restated Agreement by the vote of the shareholders of the Bank as required by law; and

                  (c) prior to the vote of the shareholders of the Bank, shareholders of the Bank owning no more than a total of 100,000 shares of Bank Common Stock shall have filed written notice of dissent.

                            ARTICLE IV. TERMINATION

         SECTION 4.01. EVENTS OF TERMINATION. This Restated Agreement may be terminated at any time before the Effective Date upon the occurrence of any of the following:

                  (a) any action, suit, proceeding or claim has been instituted, made, pursued, or threatened relating to the proposed Acquisition and Exchange which shall make consummation of the Acquisition and Exchange inadvisable or impracticable in the sole discretion of the Board of Directors of the Bank;

                  (b)  any  action,   consent  or  approval,   governmental   or
otherwise, which is or may be necessary to consummate the Acquisition and Exchange, shall not have been obtained by January 31, 2004;

                  (c) the transaction contemplated by this Restated Agreement shall not have been consummated by March 15, 2004; or

                  (d) for any other reason consummation of the Acquisition and Exchange is inadvisable in the opinion of the Board of Directors of the Bank.

         SECTION 4.02. MANNER OF TERMINATION. Upon the occurrence of any events set forth in Section 4.01, this Restated Agreement may be terminated by the unilateral action of the Board of Directors of either the Bank or the Holding Company prior to the Effective Date, by giving written notice of the basis of termination to the Holding Company or the Bank, at its principal office address and directed to the attention of the respective President thereof. Such termination shall be effective upon receipt.

         SECTION 4.03. EFFECT OF TERMINATION. Upon termination by written notice as provided in this Article IV, this Restated Agreement shall be void and of no further effect, and there shall be no liability by reason of this Restated Agreement or the termination thereof on the part of either the Bank, the Holding Company or the directors, officers, employees, agents or shareholders of either of them.

              ARTICLE V. EFFECTIVENESS OF ACQUISITION AND EXCHANGE

         SECTION 5.01. EFFECTIVENESS OF ACQUISITION AND EXCHANGE. Subject to the terms and upon satisfaction of the requirements of law and the conditions specified in this Restated Agreement, including among other conditions, the affirmative approval by the shareholders of the Bank as required by law, and receipt of the requisite approvals or non-objections of the Commissioner of Banking of the State of New Jersey and the Federal Reserve Board and the expiration of any required waiting or notice periods, the Acquisition and Exchange shall become effective upon the filing in the office of the Commissioner of Banking of the State of New Jersey of a certificate by either the president or vice-president of both the Bank and the Holding Company certifying as to such approval.

                           ARTICLE VI. MISCELLANEOUS

         SECTION 6.01. EXPENSES. If the Acquisition and Exchange becomes effective, the Bank and the Holding Company shall each pay their own expenses, if any, incurred in the proposed transaction. If the Acquisition and Exchange does not become effective, the Bank shall pay all expenses associated with the transaction proposed herein.

         SECTION 6.02. BINDING NATURE; ASSIGNMENT. The parties agree that this Restated Agreement shall be binding upon them and their respective estates, heirs, executors, administrators, personal representatives, successors and assigns. Except as otherwise provided herein, this Restated Agreement may not be assigned without the written consent of the parties hereto, and any attempted assignment shall be null and void.

         SECTION 6.03. NO THIRD-PARTY RIGHTS. This Restated Agreement shall be for the sole benefit of the parties to this Restated Agreement and their respective successors, assigns and legal representatives and is not intended, nor will be construed, to give any person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         SECTION 6.04. AMENDMENT, MODIFICATION AND WAIVER. This Restated Agreement may not be changed orally. This Restated Agreement may only be changed by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

         SECTION 6.05. GOVERNING LAW. This Restated Agreement shall be governed by and construed in accordance with the internal laws of the state of New Jersey applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof.

         SECTION 6.06. CONSTRUCTION. As used in this Restated Agreement, unless the context otherwise requires (i) references to "Articles" and "Sections" are to articles and sections of this Restated Agreement, (ii) "hereof", "hereunder", and similar terms refer to this Restated Agreement in its entirety and not to any particular part of this Restated Agreement, (iii) references to any gender include references to all genders, (iv) the singular form of nouns and pronouns shall include the plural, and vice-versa, (v) "including" means including without limitation, and (vi) headings of the various articles or sections are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Restated Agreement.

         SECTION 6.07. SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Restated Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provision of this Restated Agreement shall not affect the validity or enforceability of any other provision hereof.


                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Amended and Restated Agreement and Plan of Acquisition and Exchange to be executed and attested in counterparts by their duly authorized officers and directors, and their corporate seals to be hereunto affixed as of the day and year first above written.


ATTEST:                              THE TRUST COMPANY OF NEW JERSEY


/s/ Sharon V. Weiner                 By: /s/ Alan J. Wilzig
--------------------------------         ---------------------------------------
Sharon V. Weiner, Secretary              Name:  Alan J. Wilzig
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer


ATTEST:                              TRUSTCOMPANY BANCORP


/s/ Sharon V. Weiner                 By: /s/ Alan J. Wilzig
--------------------------------         ---------------------------------------
Sharon V. Weiner, Secretary              Name:  Alan J. Wilzig
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer

                                     ANNEX I

      AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HOLDING COMPANY


See Appendix C to the proxy statement-prospectus.

                                                                      APPENDIX B


                         DISSENTER AND APPRAISAL RIGHTS

SS.17:9A-360. NOTICE OF DISSENT; "DISSENTING STOCKHOLDER" DEFINED

(1) Any stockholder of a participating bank electing to dissent from the plan of acquisition may do so by filing with the participating bank of which he is a stockholder, a written notice of such dissent, stating that he intends to demand payment for his shares if the plan of acquisition becomes effective. Such dissent shall be filed before the taking of the vote of the stockholders on the plan of acquisition pursuant to section 5.

(2) Within 10 days after the date on which the plan of acquisition is approved by stockholders of a participating bank as provided in section 5 hereof, such bank shall give notice of such approval by certified mail to each stockholder who has filed written notice of dissent pursuant to subsection (1) of this section, except any who voted for or consented in writing to such plan of acquisition.

(3) Within 20 days after the mailing of such notice, any stockholder to whom the participating bank was required to give such notice, may make written demand on the participating bank for the payment of the fair value of his shares. A stockholder who makes a demand pursuant to this subsection (3) is hereafter in this act referred to as a "dissenting stockholder." Upon making such demand, the dissenting stockholder shall cease to have any rights of a stockholder except the right to be paid the fair value of his shares and any other rights of a dissenting stockholder under this act.

(4) Not later than 20 days after demanding payment for his shares pursuant to this section, the stockholder shall submit the certificate or certificates representing such shares to the participating bank of which he is a stockholder for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which such notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights other than those which the original dissenting stockholder had after making a demand for payment of the fair value thereof.

(5) A stockholder may not dissent as to less than all of the shares owned beneficially by him. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner.

SS. 17:9A-361. VALUATION DATE OF FAIR VALUE

For the purposes of this act, the fair value of the shares of a participating bank shall be determined as of the day before the day on which the vote of stockholders of such bank was taken as provided in section 5. In determining fair value, there shall be excluded any appreciation or depreciation in value resulting from the consummation of the plan of acquisition.

SS.17:9A-362. TERMINATION OF RIGHT OF STOCKHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES

(1) The right of a dissenting stockholder to be paid the fair value of his shares shall cease if

(a) He has failed to present his certificates for notation as provided by subsection (4) of section 6, unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

(b) His demand for payment is withdrawn with the written consent of the participating bank;

(c) The fair value of the shares is not agreed upon as provided in this act, and no action for the determination of fair value by the Superior Court is commenced within the time provided in this act;

(d) The Superior Court determines that the stockholder is not entitled to payment for his shares;

(e) The plan of acquisition of shares is abandoned, rescinded, or otherwise terminated in respect to the participating bank of which he is a stockholder; or

(f)  A  court  having  jurisdiction   permanently  enjoins  or  sets  aside  the
acquisition of shares.

(2) In any case provided for in subsection (1) of this section the rights of the dissenting stockholder as a stockholder shall be reinstated as of the date of the making of a demand for payment pursuant to section 6 without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening pre-emptive rights and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the participating bank, the fair value thereof in cash as of the time of such expiration or completion.

SS. 17:9A-363. RIGHTS OF DISSENTING STOCKHOLDER

(1) A dissenting stockholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the participating bank.

(2) The enforcement by a dissenting stockholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection (2) of section 8 and except that this subsection shall not exclude the right of such dissenting stockholder to bring or maintain an appropriate action to obtain relief on the ground that consummation of the plan of acquisition will be or is ultra vires, unlawful or fraudulent as to such dissenting stockholder.

SS. 17:9A-364. DETERMINATION OF FAIR VALUE BY AGREEMENT

(1) Within 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares, or within 10 days after the plan of acquisition becomes effective, whichever is later, the participating bank shall mail to each dissenting stockholder the balance sheet and the surplus statement of the participating bank as of the latest available date, which shall not be earlier than 12 months prior to the making of the offer of payment hereinafter referred to in this subsection, and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the participating bank was not in existence for such 12-month period, for the portion thereof during which it was in existence. The participating bank may accompany such mailing with a written offer to pay each dissenting stockholder for his shares at a specified price deemed by such bank to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or, if divided into series, of the same series.

(2) If, not later than 30 days after the expiration of the 10-day period limited by subsection (1) of this section, the fair value of the shares is agreed upon between any dissenting stockholder and the participating bank, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

SS.17:9A-365. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE

(1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection (2) of section 10, the dissenting stockholder may serve upon the participating bank a written demand that it commence an action in the Superior Court for the determination of such fair value. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the participating bank not later than 30 days after receipt by such bank of such demand, but nothing herein shall prevent such bank from commencing such action at any earlier time.

(2) If a participating bank fails to commence the action as provided in subsection (1) of this section a dissenting stockholder may do so in the name of such bank, not later than 60 days after the expiration of the time limited by subsection (1) of this section in which such bank may commence such an action.

SS.17:9A-366. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF APPRAISER

In any action to determine the fair value of shares pursuant to this act:

(a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

(b) All dissenting stockholders, wherever residing, except those who have agreed with the participating bank upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

(c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

(d) The court shall render judgment against the participating bank and in favor of each stockholder who is a party to the action for the amount of the fair value of his shares.

SS. 17:9A-367. JUDGMENT IN ACTION TO DETERMINE FAIR VALUE

(1) A judgment for the payment of the fair value of shares shall be payable upon
surrender  to  the  participating   bank  of  the  certificate  or  certificates
representing such shares.

(2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the day of the meeting of stockholders of the participating bank at which the plan of acquisition was approved to the day of payment. If the court finds that the refusal of any dissenting stockholder to accept any offer of payment made by the participating bank under section 10 was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

SS. 17:9A-368. COSTS AND EXPENSES OF ACTION

The costs and expenses of bringing an action pursuant to section 11 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the participating bank under section 10 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting stockholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting stockholder.

SS. 17:9A-369. DISPOSITION OF SHARES

Upon  payment  for shares  pursuant  to  subsection  (2) of section  10, or upon payment of a judgment pursuant to subsection (1) of section 13, the participating bank making such payment shall acquire all the right, title and interest in and to such shares, notwithstanding any other provision of law. Shares so acquired by the participating bank shall be disposed of as a stock dividend as provided by section 212 of the Banking Act of 1948, P.L.1948, chapter 67.

                                                                      APPENDIX C


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              TRUSTCOMPANY BANCORP

                          PURSUANT TO N.J.S. 14A:9-5(4)

                           DATED AS OF AUGUST 5, 2003


         The undersigned corporation certifies that it has adopted the following amended and restated certificate of incorporation:


                                    ARTICLE I

                                 CORPORATE NAME

         The name of the corporation is Trustcompany Bancorp.


                                   ARTICLE II

                                     PURPOSE

         The purpose for which this corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.


                                   ARTICLE III

                                  CAPITAL STOCK

         The corporation is authorized to issue eighty million (80,000,000) shares, divided into seventy-two million (72,000,000) shares of common stock, par value $2.00 per share, and eight million (8,000,000) shares of preferred stock, par value $2.00 per share.


         The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

         (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

         (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

         (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

         (d) whether the shares of such series shall be subject to redemption either by the corporation or the holders thereof, and, if so, the times, prices and other conditions of such redemption;

         (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

         (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

         (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

         (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

         (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

         (j) any other powers, preferences and relative, participating, optional and other specific rights, and any qualifications, limitations and restrictions, thereof.

         The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                                   ARTICLE IV

                           REGISTERED OFFICE AND AGENT

         The address of the corporation's current registered office is 35 Journal Square, Jersey City, New Jersey 07306; the name of the corporation's current registered agent at that address is Sharon Weiner, Esq.


                                    ARTICLE V

                      CLASSIFICATION OF BOARD OF DIRECTORS

         The directors of the corporation shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire number of the Board, with the terms of office of one class expiring each successive year. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors have been elected and qualified. At each annual meeting of shareholders, the directors of only one class shall be elected, except directors elected to fill vacancies.


                                   ARTICLE VI

                           CURRENT BOARD OF DIRECTORS

         The current board of directors consists of eight people whose names and addresses are as follows:


                 NAME                                  ADDRESS
                 ----                                  -------

           Donald R. Brenner                      1011 Hudson Avenue
                                             Ridgefield, New Jersey 07657

           Lawrence R. Codey             c/o The Trust Company of New Jersey
                                                  35 Journal Square
                                            Jersey City, New Jersey 07306

            Alan J. Wilzig               c/o The Trust Company of New Jersey
                                                  35 Journal Square
                                            Jersey City, New Jersey 07306

           Richard W. Kanter                   Miller Construction Co.
                                             921 Bergen Avenue Suite 904
                                            Jersey City, New Jersey 07306

         Dr. Martin J. Kaplitt               277 Northern Blvd. Suite 318
                                              Great Neck, New York 11021

             Mark Kutsher                       Kutsher's Country Club
                                                     Kutsher Road
                                              Monticello, New York 12701

           Dr. Jerome Quint              c/o The Trust Company of New Jersey
                                                  35 Journal Square
                                            Jersey City, New Jersey 07306

             Marion Wiesel               c/o The Trust Company of New Jersey
                                                  35 Journal Square
                                            Jersey City, New Jersey 07306


                                   ARTICLE VII

                     ACTION BY SHAREHOLDERS WITHOUT MEETING

         Except as otherwise provided for or fixed pursuant to the provisions of
Article III of this Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock and except as otherwise required by Section 14A:5-6(1) of the BCA, no action that is required or permitted to be taken by the shareholders of the corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law. Notwithstanding anything herein contained to the contrary, any payments or advances under this
Article VIII are subject to and conditioned upon the corporation's compliance with any applicable federal laws, and regulatory regulations promulgated thereunder, with respect to such payments or advances.


                                   ARTICLE IX

                   PERSONAL LIABILITY OF DIRECTORS OR OFFICERS

         A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article IX and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness.


                                    ARTICLE X

                                   AMENDMENTS

         In addition to any affirmative vote required by applicable law, any alteration, amendment, repeal or rescission of Article V, Article VII, Article IX or this Article X of this Amended and Restated Certificate of Incorporation must be approved by either the entire board of directors or by the affirmative vote of the holders of seventy-five percent (75%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

         IN WITNESS WHEREOF, the undersigned corporation has caused this amended and restated certificate to be executed on its behalf by its duly authorized officer as of the date first written above.



                                               TRUSTCOMPANY BANCORP


                                               By: /s/ Alan J. Wilzig
                                                   ----------------------------
                                                   Alan J. Wilzig, President

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

      Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

      The Registrant's Certificate of Incorporation contains the following provision regarding indemnification:

            "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

      The Registrant's Certificate of Incorporation contains the following provision regarding certain limitations on the liability of directors and officers:

            "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article IX and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness."

      The Registrant is in the process of obtaining directors' and officers' liability insurance providing coverage of up to $25 million.

      In addition, Alan J. Wilzig, President, Chief Executive Officer and a director of the Registrant, has an employment agreement with the Registrant and Registrant's subsidiary that provides indemnification in certain situations, subject to the Registrant or such subsidiary having taken certain actions and the executive having met certain specified standards of conduct.

      See also the undertakings set forth in response to item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

      (a) LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED).

Exhibit no.                             Description
-----------                             -----------



2.1 Amended and Restated Agreement and Plan of Acquisition and Exchange by and between The Trust Company of New Jersey and
               Trustcompany Bancorp (included as Appendix A to the Proxy Statement-Prospectus)
3.1            Amended and Restated Certificate of Incorporation of Trustcompany
               Bancorp    (included    as    Appendix    C    to    the    Proxy
               Statement-Prospectus)
3.2            By-laws of Trustcompany Bancorp*
3.3            Restated Certificate of Incorporation of The Trust Company of New
               Jersey*
3.4            Amended and Restated By-laws of The Trust Company of New Jersey*
4.1            Draft Stock Certificate of Trustcompany Bancorp*
5.1            Opinion of Lowenstein Sandler PC re: legality
8.1            Opinion of Lowenstein Sandler PC re: tax matters (revised)
10.1           1993 Incentive Stock Option Plan, as amended*
10.2           1993 Executive Stock Option Plan, as amended*
10.3           2002 Stock Option Plan*
10.4           2002 Executive Stock Option Plan*
10.5           2000 Non-employee Director Stock Option Plan*
10.6 Employment Agreement by and between The Trust Company of New Jersey and Siggi B. Wilzig (as amended)*
10.7 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and Alan J. Wilzig*
10.8 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and William S. Burns**
16.1           Letter from Arthur Andersen LLP
21.1           Subsidiaries of the Registrant*
23.1           Consent of  Lowenstein  Sandler PC  (included in Exhibits 5.1 and
               8.1 to this Registration Statement)
23.2           Consent of KPMG LLP
24.1 Power of Attorney (appeared on the signature page of the Registration Statement as initially filed on October 1, 2002)*
99.1           Form of Proxy


----------
* Previously filed.
** To be filed.

      (b) FINANCIAL STATEMENT SCHEDULES.

      All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes as follows:

            (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2) That every  prospectus  (i) that is filed  pursuant to paragraph
            (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

            (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on October 14, 2003.



                                         TRUSTCOMPANY BANCORP



                                         By: /s/ Alan J. Wilzig
                                             -----------------------------------
                                         Alan J. Wilzig
                                         Chairman, President and Chief Executive
                                         Officer


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated on October 14, 2003.



         NAME                                          CAPACITY
         ----                                          --------


/s/ Alan J. Wilzig                      Chairman, President and Chief Executive
----------------------------------      Officer (Principal Executive Officer)
Alan J. Wilzig                          and Director


/s/ William S. Burns                    Executive Vice President and Chief
----------------------------------      Financial Officer (Principal Financial
                                        Officer and Principal Accounting
                                        Officer)


/s/ Donald R. Brenner*                  Director
----------------------------------
Donald R. Brenner


/s/ Lawrence R. Codey*                  Director
----------------------------------
Lawrence R. Codey


/s/ Richard W. Kanter*                  Director
----------------------------------
Richard W. Kanter


/s/ Dr. Martin J. Kaplitt*              Director
----------------------------------
Dr. Martin J. Kaplitt

/s/ Mark Kutsher*                       Director
----------------------------------
Mark Kutsher


/s/ Dr. Jerome Quint*                   Director
----------------------------------
Dr. Jerome Quint


/s/ Marion Wiesel*                      Director
----------------------------------
Marion Wiesel


*By /s/ Alan J. Wilzig
    ------------------------------
    Alan J. Wilzig, attorney-in-fact pursuant to power of attorney dated September 25, 2002.

                                  EXHIBIT INDEX

Exhibit no.                Description
-----------                -----------


    2.1 Amended and Restated Agreement and Plan of Acquisition and Exchange by and between The Trust Company of New Jersey and
               Trustcompany Bancorp (included as Appendix A to the Proxy Statement-Prospectus)
    3.1        Amended and Restated Certificate of Incorporation of Trustcompany
               Bancorp    (included    as    Appendix    C    to    the    Proxy
               Statement-Prospectus)
    3.2        By-laws of Trustcompany Bancorp*
    3.3        Restated Certificate of Incorporation of The Trust Company of New
               Jersey*
    3.4        Amended and Restated By-laws of The Trust Company of New Jersey*
    4.1        Draft Stock Certificate of Trustcompany Bancorp*
    5.1        Opinion of Lowenstein Sandler PC re: legality
    8.1        Opinion of Lowenstein Sandler PC re: tax matters (revised)
    10.1       1993 Incentive Stock Option Plan, as amended*
    10.2       1993 Executive Stock Option Plan, as amended*
    10.3       2002 Stock Option Plan*
    10.4       2002 Executive Stock Option Plan*
    10.5       2000 Non-employee Director Stock Option Plan*
    10.6 Employment Agreement by and between The Trust Company of New Jersey and Siggi B. Wilzig (as amended)*
    10.7 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and Alan J. Wilzig*
    10.8 Employment Agreement by and among Trustcompany Bancorp, The Trust Company of New Jersey and William S. Burns**
    16.1       Letter from Arthur Andersen LLP
    21.1       Subsidiaries of the Registrant*
    23.1       Consent of  Lowenstein  Sandler PC  (included in Exhibits 5.1 and
               8.1 to this Registration Statement)
    23.2       Consent of KPMG LLP
    24.1 Power of Attorney (appeared on the signature page of the Registration Statement as initially filed on October 1, 2002)*
    99.1       Form of Proxy

----------
* Previously filed.
**  To be filed.